Exhibit 10.6

FIRST AMENDED AND RESTATED

CREDIT AGREEMENT

Dated as of June 28, 2007

among

GKK CAPITAL LP

as Borrower,

KEYBANK NATIONAL ASSOCIATION,

as a Bank,

THE OTHER BANKS WHICH MAY BECOME PARTIES TO THIS AGREEMENT,

KEYBANK NATIONAL ASSOCIATION,

as Agent

and

KEYBANC CAPITAL MARKETS,

as Sole Lead Manager and Arranger

i

v

EXHIBITS AND SCHEDULES

EXHIBIT A	-	FORM OF NOTE
EXHIBIT B	-	FORM OF REQUEST FOR LOAN
EXHIBIT C	-	FORM OF COMPLIANCE CERTIFICATE
EXHIBIT D	-	FORM OF JOINDER AGREEMENT
EXHIBIT E	-	FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT
EXHIBIT F		FORM OF SWING LOAN NOTE
EXHIBIT G		FORM OF LETTER OF CREDIT REQUEST
EXHIBIT H		FORM OF LETTER OF CREDIT APPLICATION
SCHEDULE 1	-	BANKS AND COMMITMENTS
SCHEDULE 6.7	-	LITIGATION
SCHEDULE 6.15	-	AFFILIATE TRANSACTIONS
SCHEDULE 6.19	-	SIGNIFICANT SUBSIDIARIES
SCHEDULE 7.17	-	INITIAL UNENCUMBERED BORROWING BASE ASSETS

FIRST AMENDED AND RESTATED CREDIT AGREEMENT

This FIRST AMENDED AND RESTATED CREDIT AGREEMENT is made as of the 28th day of June, 2007, by and among GKK CAPITAL LP, a Delaware limited partnership (the “Borrower”), KEYBANK NATIONAL ASSOCIATION, and the other lending institutions which are a party hereto, and the other lending institutions which may become parties hereto pursuant to §18 (the “Banks”), and KEYBANK NATIONAL ASSOCIATION, a national banking association, as Administrative Agent for the Banks (in such capacity, the “Agent”).

RECITALS

WHEREAS, Borrower, Agent, KeyBank and the other Banks a party thereto entered into that certain Credit Agreement dated as of May 24, 2006 (the “Original Credit Agreement”); and

WHEREAS, Borrower has requested that Agent and the Banks extend the “Maturity Date” and increase the “Total Commitment” (as defined in the Original Credit Agreement) and modify certain other provisions of the Original Credit Agreement; and

WHEREAS, Borrower, the Banks and Agent desire to amend and restate the Original Credit Agreement;

NOW, THEREFORE, in consideration of the recitals herein and the mutual covenants and agreements contained herein, the parties hereto hereby amend and restate the Original Credit Agreement in its entirety and covenant and agree as follows:

§1.                               DEFINITIONS AND RULES OF INTERPRETATION.

§1.1                        Definitions.  The following terms shall have the meanings set forth in this §1 or elsewhere in the provisions of this Agreement referred to below:

Affected Bank.  See §4.15.

Affiliate.  As to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person.  A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, by contract or otherwise.  Without limitation, any director, executive officer or beneficial owner of ten percent (10%) or more of the equity of a Person shall, for the purposes of this Agreement, be deemed to control the other Person.  In no event shall any Bank be deemed an Affiliate of the Borrower.

Agent.  KeyBank, acting as Administrative Agent for the Banks, its successors and assigns.

Agent’s Head Office.  The Agent’s head office located at 127 Public Square, Cleveland, Ohio 44114-1306, or at such other location as the Agent may designate from time to time by notice to the Borrower and the Banks.

Agent’s Special Counsel.  McKenna Long & Aldridge LLP or such other counsel as may be approved by the Agent.

Agreement.  This First Amended and Restated Credit Agreement, including the Schedules and Exhibits hereto.

Agreement Regarding Fees.  The Fee Letter dated June 5, 2007 between KeyBank, Lead Arranger and Borrower.

Appraisal.  An MAI appraisal of the value of a parcel of Real Estate reasonably acceptable to Agent, determined on an “as-is” market value basis dated not more than twelve months prior to the inclusion of the Eligible Asset to which such Appraisal relates as an Unencumbered Borrowing Base Asset (or the Appraisal obtained pursuant to §7.17(c)), performed by an independent appraiser who is not an employee of the Borrower, the Guarantors or any of their Subsidiaries, the form and substance of such appraisal and the identity of the appraiser to be in compliance with the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended, the rules and regulations adopted pursuant thereto and all other regulatory laws and policies (both regulatory and internal) applicable to the Banks and otherwise acceptable to the Agent.

Appraised Value.  The “as is” market value of a parcel of Real Estate determined by the Appraisal of such parcel delivered to Agent pursuant to §7.17 or obtained by Agent pursuant to §7.17(c); subject, however, to such changes or adjustments to the value determined thereby as may be required by the appraisal department of the Agent in its good faith business judgment.

Approved Fund.  Any Fund that is administered or managed by (a) a Bank, (b) a Bank Affiliate, or (c) an entity or a Bank Affiliate of an entity that administers or manages a Bank.

Available Increase Amount.  See §2.10.

Balance Sheet Date.  March 31, 2007.

Bank Affiliate.  Another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with a Bank, as applicable.  For purposes of this definition, “Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.

Banks.  KeyBank, the other Banks a party hereto and any other Person who becomes an assignee of any rights of a Bank pursuant to §18; and collectively, the Banks and the Swing Loan Bank.  The Issuing Lender shall be a Bank, as applicable.

Base Rate.  The greater of (a) the variable per annum rate of interest announced from time to time by Agent at Agent’s Head Office as its “prime rate” or (b) one-half of one percent (0.5%) above the Federal Funds Effective Rate.  The Base Rate is a reference rate and does not necessarily represent the lowest or best rate being charged to any customer.  Any change in the rate of interest payable hereunder resulting from a change in the Base Rate shall become effective as of the opening of business on the day on which such change in the Base Rate becomes effective, without notice or demand of any kind.

Base Rate Loans.  Those Loans bearing interest calculated by reference to the Base Rate.

Borrower.  As defined in the preamble hereto.

Borrowing Base.  The Borrowing Base shall be the amount which is the lesser of (a) the sum of the aggregate Unencumbered Borrowing Base Asset Values of the Unencumbered Borrowing Base Assets and (b) the Interest Coverage Amount.

Borrowing Base Certificate.  See §7.4(d).

Business Day.  Any day on which banking institutions located in Cleveland, Ohio are open for the transaction of banking business and, in the case of LIBOR Rate Loans, which also is a LIBOR Business Day.

Capital Replacement Reserve.  With respect to any Real Estate, an amount per annum equal to $0.10 per rentable square foot of the improvements thereon.

Capitalization Rate.  Seven percent (7%) as to any Real Estate that is a Credit Tenant Property, and nine percent (9%) for any other Real Estate.

Capitalized Lease.  A lease under which the discounted future rental payment obligations of the lessee or the obligor are required to be capitalized on the balance sheet of such Person in accordance with GAAP.

CDO Indenture.  The Indenture relating to any Eligible CDO Retained Asset.

CDO Subsidiary.  See §7.17(d).

CERCLA.  See §6.18.

Certifying Officer.  The president, chief executive officer or chief financial officer of GKK.

Change of Control.  A Change of Control shall exist upon the occurrence of any of the following:

(a)                                  any Person (other than SL Green Realty Corp.) (including a Person’s Affiliates and associates) or group (as that term is understood under Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations thereunder) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of a percentage (based on voting power, in the event different classes of stock shall have different voting powers) of the voting stock of GKK equal to at least thirty percent (30%);

(b)                                 as of any date a majority of the Board of Directors or Trustees (the “Board”) of GKK consists of individuals who were not either (i) directors or trustees of GKK as of the corresponding date of the previous year, (ii) selected or nominated to become directors or trustees by the Board of GKK of which a majority consisted of individuals described in clause (b)(i) above, or (iii) selected or nominated to become directors or trustees by the Board of GKK of which a majority consisted of individuals described in clause (b)(i) above and individuals described in clause (b)(ii), above (excluding, in the case of both clause (ii) and (iii) above, any individual whose initial nomination for, or assumption of office as, a member of the Board occurs as a result of a solicitation of proxies or consents for the election or removal of one or more directors or trustees by any Person or group other than a solicitation for the election of one or more directors or trustees by or on behalf of the Board); or

(c)                                  GKK fails to own, directly, one hundred percent (100%) of the voting interests in Borrower and at least seventy percent (70%) of the economic and beneficial interests in Borrower; or

(d)                                 GKK shall fail to be the sole general partner of Borrower, shall fail to own such general partnership interest in Borrower free of any lien, encumbrance or other adverse claim, or shall fail to control the management and policies of Borrower; or

(e)                                  Borrower fails to own directly or indirectly, free of any lien, encumbrance or other adverse claim, at least one hundred percent (100%) of the economic, voting and beneficial interest of each Subsidiary Guarantor (other than preferred shares issued in Gramercy Investment Trust to obtain REIT Status) or CDO Subsidiary; or

(f)                                    Borrower shall no longer be managed and advised by (i) Manager, which shall be directly or indirectly majority owned and controlled by SL Green Operating Partnership, L.P., or (ii) another Person (which may include internal management) reasonably acceptable to the Majority Banks.

Class B Limited Partners.  Holders of Class B limited partner interests in the Borrower.

Closing Date.  The first date on which all of the conditions set forth in §10 and §11 have been satisfied or waived.

CMBS.  Securities issued pursuant to a securitization of commercial mortgage loans.

Code.  The Internal Revenue Code of 1986, as amended.

Collateral Property.  Collectively, the Real Estate (including all improvements, buildings, fixtures, building equipment and personal property thereon and all additions, alterations and replacements made at any time with respect to the foregoing) and all other collateral directly or indirectly securing repayment of a First Mortgage Loan, Second Mortgage Loan or Participation Interest therein (or with respect to a Mezzanine Loan, the equity interests and other collateral pledged to secure repayment of such loan and the real property which is directly or indirectly owned by the Person or Persons pledging the equity interests to secure repayment of a Mezzanine Loan) at any time and, individually, any one such parcel of real property or other collateral.

Commitment.  With respect to each Bank, the amount set forth on Schedule 1 hereto as the amount of such Bank’s Commitment to make or maintain Revolving Credit Loans to the Borrower, to participate in Letters of Credit for the account of the Borrower and to participate in Swing Loans to the Borrower, as the same may be changed from time to time in accordance with the terms of this Agreement.

Commitment Percentage.  With respect to each Bank, the percentage set forth on Schedule 1 hereto as such Bank’s percentage of the aggregate Commitments of all of the Banks, as the same may be changed from time to time in accordance with the terms of this Agreement; provided that if the Commitments of the Banks have been terminated as provided in this Agreement, then the Commitment of each Bank shall be determined based on the Commitment Percentage of such Bank immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof.

Compliance Certificate.  See §7.4(d).

Consolidated or combined.  With reference to any term defined herein, that term as applied to the accounts of a Person and its Subsidiaries, consolidated or combined in accordance with GAAP.

Consolidated EBITDA.  With respect to any period of GKK, an amount equal to the EBITDA of GKK and its Subsidiaries on a consolidated basis.

Consolidated Interest Expense.  For any period, without duplication, (a) total Interest Expense of GKK and its Subsidiaries determined on a consolidated basis in accordance with GAAP for such period, plus (b) such Persons’ pro rata share of Interest Expense of its Unconsolidated Affiliates (excluding One Madison Fee LLC and, to the extent approved by the Agent in its sole and absolute discretion, other Credit Tenant Properties) for such period.

Consolidated Tangible Net Worth.  As of any date of determination, the amount by which Consolidated Total Assets exceeds Consolidated Total Liabilities, and less the sum of:

(a)                                  the total book value of all assets of a Person and its Subsidiaries properly classified as of such date of determination as intangible assets under GAAP, including such items as goodwill, the purchase price of acquired assets in excess of the fair market value thereof, trademarks, trade names, service marks, brand names, copyrights, patents and licenses, and rights with respect to the foregoing; plus

(b)                                 all amounts representing any write-up in the book value of any assets of such Person or its Subsidiaries as of such date of determination resulting from a revaluation thereof subsequent to the Balance Sheet Date; plus

(c)                                  all amounts representing minority interests as of such date of determination which are applicable to third parties.

Consolidated Total Assets.  As of any date of determination, all assets of GKK and its Subsidiaries determined on a consolidated basis in accordance with GAAP.  All real estate assets shall be valued on a gross book value basis (that is, an undepreciated cost basis).  Without duplication, Consolidated Total Assets shall include such Person’s pro-rata share of the assets of its Unconsolidated Affiliates.  Excluded CDO Assets shall be excluded from the calculation of Consolidated Total Assets.  Assets attributable to One Madison Fee LLC and, to the extent approved by the Agent in its sole and absolute discretion, other Credit Tenant Properties shall also be excluded from this calculation.

Consolidated Total Liabilities.  As of any date of determination, all liabilities of GKK and its Subsidiaries determined on a consolidated basis in accordance with GAAP, plus all Indebtedness of GKK and its Subsidiaries, whether or not so classified.  Without duplication, Consolidated Total Liabilities shall include such Persons’ pro-rata share of the foregoing of its Unconsolidated Affiliates.  Liabilities associated with One Madison Fee LLC and, to the extent approved by the Agent in its sole and absolute discretion, other Credit Tenant Properties shall be excluded from this calculation.

Consolidated Total Senior Liabilities.  As of any date of determination, Consolidated Total Liabilities of GKK and its Subsidiaries (other than Borrower) plus all Senior Debt of Borrower; provided that Consolidated Total Senior Liabilities shall not include Excluded CDO Indebtedness.

Contribution Agreement.  The First Amended and Restated Contribution Agreement dated of even date herewith between the Borrower, GKK and the Subsidiary Guarantors a party thereto as of the date hereof, and each other Subsidiary Guarantor which may hereafter become a party thereto.

Conversion Request.  A notice given by the Borrower to the Agent of its election to convert or continue a Loan in accordance with §4.1.

Coverage Test.  Any (a) “interest coverage test” (as defined in a CDO Indenture), (b) “par value test” (as defined in a CDO Indenture), or (c) other coverage test under a CDO Indenture which in effect requires the payment, prepayment or redemption of securities ranking senior in priority to other securities to cause compliance with such coverage test before payments are made on junior ranking securities or equity interests.

Credit Tenant Property.  Real Estate as to which not less than ninety percent (90%) of the gross rental revenue therefrom is from leases to a tenant (a) which is in possession, (b) as to which no monetary default or other material default exists under its lease, and (c) which has a rating of its senior unsecured non credit enhanced debt of not less than BBB by S&P or Baa by Moody’s.

Debt Offering.  The issuance and sale by the Borrower or GKK of any debt securities of the Borrower or GKK.

Debt Service.  For any period, the sum of all Interest Expense and mandatory principal payments due and payable during such period (including any mandatory payments due under any Capitalized Leases), excluding any balloon payments due upon maturity of any Indebtedness.

Default.  See §12.1.

Delinquent Bank.  See §14.5(c).

Derivatives Contract. Any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement.  Not in limitation of the foregoing, the term “Derivatives Contract” includes any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, including any such obligations or liabilities under any such master agreement.

Derivatives Termination Value.  In respect of any one or more Derivatives Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Derivatives Contracts, (a) for any date on or after the date such Derivatives Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a) the amount(s) determined as the mark-to-market value(s) for such Derivatives Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Derivatives Contracts (which may include the Agent or any Bank).

Distribution.  With respect to any Person, the declaration or payment of any cash, cash flow, dividend or distribution on or in respect of any shares of any class of capital stock, partnership interest, membership interest or other beneficial interest of such Person; the purchase, redemption, exchange or other retirement of any shares of any class of capital stock, partnership interest, membership interest or other beneficial interest of such Person, directly or indirectly through a Subsidiary of such Person or otherwise; the return of capital by such Person to its shareholders, partners, members or other owners as such; or any other distribution on or in respect of any shares of any class of capital stock or other beneficial interest of such Person.

Dollars or $.  Dollars in lawful currency of the United States of America.

Domestic Lending Office.  Initially, the office of each Bank designated as such in Schedule 1 hereto; thereafter, such other office of such Bank, if any, located within the United States that will be making or maintaining Base Rate Loans.

Drawdown Date.  The date on which any Loan is made or is to be made, and the date on which any Loan is converted or combined in accordance with §4.1.

EBITDA.  With respect to any Person for any period, an amount equal to the sum of the following amounts of such Person:  (a) the Net Income (or Deficit) for such period, plus (b) depreciation and amortization, interest expense, and any extraordinary or non-recurring losses deducted in calculating such Net Income, plus (c) income taxes deducted in calculating such Net Income, plus (d) incentive distributions paid to the Class B Limited Partners (but only to the extent such payments represent Distributions to the Class B Limited Partners), minus (e) any extraordinary or nonrecurring gains included in calculating such Net Income, all as determined in accordance with GAAP.  EBITDA shall include a Person’s pro-rata share of the foregoing of its Unconsolidated Affiliates.  EBITDA attributable to One Madison Fee LLC, and to the extent approved by the Agent in its sole and absolute discretion, and other Credit Tenant Properties shall be excluded from the calculation of EBITDA.

Eligible Asset.  Any Eligible CDO Retained Asset, Senior Mortgage Interest, Subordinate Interest or Eligible Equity Interest.

Eligible CDO.  Any special purpose, bankruptcy remote entity that issues classes of securities representing rights to receive payments from assets held by such entity, the assets of which are (a) real estate securities or real estate-related debt obligations or (b) such other assets consistent with GKK’s current business practices.

Eligible CDO Equity Interest.  With respect to any Eligible CDO that is a Subsidiary of the Borrower or a Subsidiary Guarantor, any and all shares, interests, participations or other equivalents (however designated) of capital stock of, and any and all equivalent ownership interests in, any Eligible CDO owned by the Borrower, any Subsidiary Guarantor or any CDO Subsidiary, including partnership interests and limited liability company membership interests.

Eligible CDO Retained Asset.  Any Eligible CDO Equity Interest and/or any Eligible CDO Securities with respect to any Eligible CDO that is a Subsidiary of the Borrower or a Subsidiary Guarantor.

Eligible CDO Retained Asset Value.  With respect to any Eligible CDO Retained Assets, an amount equal to the lesser of (a) the carrying cost basis of the Borrower or a Subsidiary Guaranty, as applicable, in such Eligible CDO Retained Assets determined in accordance with GAAP and (b) the Net Outstanding Portfolio Balance under the CDO Indenture to which such Eligible CDO Retained Assets relate minus the outstanding principal amount of all notes or debt securities (including any capitalized interest thereon) and the unreturned investment of any equity securities senior to the Eligible CDO Retained Assets.

Eligible CDO Securities.  With respect to any Eligible CDO, any and all performing securities issued by such Eligible CDO and held by the Borrower, any Subsidiary Guarantor or any CDO Subsidiary.

Eligible Equity Interest.  A limited liability, partnership, common stock or other form of ownership approved by the Required Banks in a special purpose, bankruptcy remote Person which owns, directly or through one or more special purpose, bankruptcy remote Persons, Eligible Real Estate.  An Eligible Equity Interest shall not include a Preferred Equity Investment.  Such Eligible Real Estate and any equity interests in the Person owning such Eligible Real Estate (other than the Eligible Equity Interest) senior to the Eligible Equity Interest may be subject to a mortgage loan or a mezzanine loan, provided that each such loan is performing in accordance with its payment terms, and no event of default or other event which would permit the acceleration of such loan shall have occurred under the applicable documents.  Any direct or indirect equity interest in the Person owning such Eligible Real Estate held by a Person other than Borrower or a Subsidiary Guarantor shall be pari passu with the equity investment of Borrower or such Subsidiary Guarantor.  Notwithstanding anything in this Agreement to the contrary, an ownership interest may not qualify as an Eligible Equity Interest if (a) the sum of the aggregate Indebtedness encumbering the Eligible Real Estate to which such proposed ownership interest relates or any direct or indirect Equity Interest therein plus the unreturned investment of any Senior Equity Interests exceeds (b) ninety percent (90%) of the Real Estate Collateral Value for a Credit Tenant Property, or eighty percent (80%) of the Real Estate Collateral Value for any other Eligible Real Estate.

Eligible Real Estate.  Real Estate shall constitute Eligible Real Estate if:

(a)                                  such Real Estate is wholly-owned in fee (or a ground lease acceptable to the Agent in its reasonable discretion);

(b)                                 such Real Estate is located within the contiguous 48 states of the continental United States or the District of Columbia or Hawaii;

(c)                                  such Real Estate is improved by an income-producing multifamily, office, retail or industrial property or other property approved by the Required Banks;

(d)                                 no interest of the Borrower or any Guarantor therein is subject to any Lien (other than the Liens securing mortgage and mezzanine loans permitted in the definition of Eligible Equity Interest); and

(e)                                  such Real Estate is free of all structural defects or major architectural deficiencies, title defects, environmental conditions or other adverse matters except for defects, deficiencies, conditions or other matters individually or collectively which are not material to the profitable operation of such Real Estate.

Employee Benefit Plan.  Any employee benefit plan within the meaning of §3.3 of ERISA maintained or contributed to by the Borrower, GKK or any ERISA Affiliate, other than a Multiemployer Plan.

Environmental Laws.  The Resource Conservation and Recovery Act (“RCRA”), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended (“CERCLA”), the Superfund Amendments and Reauthorization Act of 1986 (“SARA”), the Federal Clean Water Act, the Federal Clean Air Act, the Toxic Substances Control Act, or any state or local statute, regulation, ordinance, order or decree relating to the environment.

Equity Interest Value.  With respect to any Eligible Equity Interest, an amount equal to 0.30 times the product of (a) the sum of (i) the Real Estate Collateral Value for the applicable Eligible Real Estate minus (ii) any Indebtedness encumbering such Eligible Real Estate or any Senior Equity Interest therein, minus (iii) the unreturned investment of any Senior Equity Interests, multiplied by (b) the Borrower’s or Subsidiary Guarantor’s, as applicable, ownership interest (expressed as a percentage) in such Eligible Real Property.

Equity Interests.  With respect to any Person, any share of capital stock of (or other ownership or profit interests in) such Person, whether preferred, common or otherwise, any warrant, option or other right for the purchase or other acquisition from such Person of any share of capital stock of (or other ownership or profit interests in) such Person, any security convertible into or exchangeable for any share of capital stock of (or other ownership or profit interests in) such Person or warrant, right or option for the purchase or other acquisition from such Person of such shares (or such other interests), and any other ownership or profit interest in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such share, warrant, option, right or other interest is authorized or otherwise existing on any date of determination.

Equity Offering.  The issuance and sale by the Borrower or GKK of any Equity Interest of the Borrower or GKK.

ERISA.  The Employee Retirement Income Security Act of 1974 and the rules and regulations promulgated thereunder, as amended and in effect from time to time.

ERISA Affiliate.  Any Person which is treated as a single employer with the Borrower or GKK under §414(b), (c), (m) or (o) of the Code.

ERISA Reportable Event.  A reportable event with respect to a Guaranteed Pension Plan within the meaning of §4043 of ERISA and the regulations promulgated thereunder as to which the requirement of notice has not been waived.

Event of Default.  See §12.1.

Exchange Act.  The Securities and Exchange Act of 1934, and regulations promulgated thereunder.

Excluded CDO Assets.  Any commercial mortgage-backed securities or similar securities (whether directly or through an Eligible CDO), subject to the definition of Excluded CDO Indebtedness.

Excluded CDO Indebtedness.  Any Indebtedness relating to a securitization of commercial mortgage-backed securities, provided that the assets to which such Indebtedness relates are Excluded CDO Assets.

Excluded Taxes.  Excluded Taxes means, with respect to the Agent or any Bank, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Bank, in which its applicable lending office is located, and (b) any branch profits taxes imposed by the United States of America.

Federal Funds Effective Rate.  For any day, the rate per annum announced by the Federal Reserve Bank of Cleveland on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate”, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three (3) Federal funds brokers of recognized standing selected by the Agent.

First Mortgage.  The first mortgage, deed of trust, deed to secure debt or other similar instrument securing a First Mortgage Note, which creates a valid first priority lien or security title on the fee or leasehold interest in real property securing the First Mortgage Note and the assignment of rents and leases related thereto.

First Mortgage Loan.  A performing first priority mortgage loan on one or more multifamily, office, retail or industrial properties or other property approved by the Required Banks, which is originated or purchased by the Borrower or any Subsidiary Guarantor, and which First Mortgage Loan includes, without limitation, the indebtedness evidenced by a First Mortgage Note and secured by a related First Mortgage.  The Real Estate to which such First Mortgage Loan relates shall be located within the contiguous 48 states of the continental United States or the District of Columbia or Hawaii and shall be free of all structural defects or major architectural deficiencies, title defects, environmental conditions or other adverse matters except for defects, deficiencies, conditions or other matters individually or collectively which are not material to the profitable operation of such Real Estate.

First Mortgage Note.  The original executed promissory note or other evidence of the indebtedness of an Obligor with respect to a First Mortgage Loan.

Fixed Charges.  With respect to GKK and its Subsidiaries for any fiscal period, an amount equal to the sum of the Debt Service of GKK and its Subsidiaries, plus the Preferred Distributions of GKK and its Subsidiaries.  Fixed Charges shall include such Persons’ pro-rata share of Fixed Charges of its Unconsolidated Affiliates.  The Fixed Charges associated with One Madison Fee LLC and, to the extent approved by the Agent in its sole and absolute discretion, other Credit Tenant Properties shall be excluded from this calculation.

Fund.  Any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

Funds from Operations.  With respect to any Person for any period, an amount equal to the Net Income (or Loss) of such Person for such period, computed in accordance with GAAP, plus real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.  Adjustments for unconsolidated partnerships and joint ventures will be recalculated to reflect funds from operations on the same basis.

GAAP.  Principles that are (a) consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, as in effect from time to time and (b) consistently applied with past financial statements of the Person adopting the same principles; provided that a certified public accountant would, insofar as the use of such accounting principles is pertinent, be in a position to deliver an unqualified opinion (other than a qualification regarding changes in generally accepted accounting principles) as to financial statements in which such principles have been properly applied.

GKK.  Gramercy Capital Corp., a Maryland corporation.

Guaranteed Pension Plan.  Any employee pension benefit plan within the meaning of §3(2) of ERISA maintained or contributed to by the Borrower, GKK or any ERISA Affiliate the benefits of which are guaranteed on termination in full or in part by the PBGC pursuant to Title IV of ERISA, other than a Multiemployer Plan.

Guarantors.  Collectively, GKK and the Subsidiary Guarantors.

Guaranty.  The First Amended and Restated Unconditional Guaranty of Payment and Performance dated of even date herewith made by the Guarantors in favor of the Agent and the Banks, as the same may be modified or amended, such Guaranty to be in form and substance satisfactory to the Agent.

Hazardous Substances.  Any hazardous waste, as defined by 42 U.S.C. §9601(5), any hazardous substances as defined by 42 U.S.C. §9601(14), any pollutant or contaminant as defined by 42 U.S.C. §9601(33) or any toxic substances, oil or hazardous materials or other chemicals or substances regulated by any Environmental Laws.

Income from Unencumbered Borrowing Base Assets.  For any period, an amount equal to the sum of the following from Unencumbered Borrowing Base Assets:  (a) Distributions paid to Borrower or a Subsidiary Guarantor from Net Operating Income from Eligible Real Estate with respect to Eligible Equity Interests and Preferred Equity Investments included in Subordinate Interests not representing a return of capital or a payment upon liquidation, dissolution, redemption or transfer, plus (b) interest (excluding default interest) received by Borrower or a Subsidiary Guarantor from Senior Mortgage Interests, Subordinate Interests (other than Preferred Equity Investments) and Eligible CDO Securities, plus (c) Distributions received by Borrower or a Subsidiary Guarantor from Eligible CDO Equity Interests that do not represent a return of capital or a payment upon liquidation, dissolution, redemption or transfer.

Increase Amount.  See §2.10.

Increase Notice.  See §2.10.

Indebtedness.  With respect to a Person, at the time of computation thereof, all of the following (without duplication): (a) all obligations of such Person in respect of money borrowed (other than trade debt incurred in the ordinary course of business which is not more than one hundred eighty (180) days past due); (b) all obligations of such Person, whether or not for money borrowed (i) represented by notes payable, or drafts accepted, in each case representing extensions of credit, (ii) evidenced by bonds, debentures, notes or similar instruments, or (iii) constituting purchase money indebtedness, conditional sales contracts, title retention debt instruments or other similar instruments, upon which interest charges are customarily paid or that are issued or assumed as full or partial payment for property or services rendered; (c) all obligations of such Person as a lessee or obligor under a Capitalized Lease; (d) all reimbursement obligations of such Person under any letters of credit or acceptances (whether or not the same have been presented for payment); (e) all Off-Balance Sheet Obligations of such Person; (f) all obligations of such Person in respect of any purchase obligation, repurchase obligation, takeout commitment or forward equity commitment, in each case evidenced by a binding agreement, (g) net obligations under any Derivatives Contract not entered into as a hedge against existing Indebtedness, in an amount equal to the Derivatives Termination Value thereof; (h) all Indebtedness of other Persons which such Person has guaranteed or is otherwise recourse to such Person (except for Non-Recourse Exclusions) until a claim is made with respect thereto, and then shall be included only to the extent of the amount of such claim), including liability of a general partner in respect of liabilities of a partnership in which it is a general partner which would constitute “Indebtedness” hereunder, any obligation to supply funds to or in any manner to invest directly or indirectly in a Person, to maintain working capital or equity capital of a Person or otherwise to maintain net worth, solvency or other financial condition of a Person, to purchase indebtedness, or to assure the owner of indebtedness against loss, including, without limitation, through an agreement to purchase property, securities, goods, supplies or services for the purpose of enabling the debtor to make payment of the indebtedness held by such owner or otherwise; (i) all Indebtedness of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness or other payment obligation; (j) all obligations of such Person to purchase, redeem, retire, defease or otherwise make an payment in respect of any mandatorily redeemable stock issued by such Person or any other Person, valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; (k) obligations under repurchase agreements; and (l) such Person’s pro-rata share of the Indebtedness of any Unconsolidated Affiliate of such Person.

Instruction Letter.  The instruction letter substantially in the form attached as an exhibit to the Pledge Agreement directing the trustee or payment agent with respect to an Eligible CDO that is a Subsidiary of the Borrower or a Subsidiary Guarantor (including a CDO Subsidiary) which issued an Eligible CDO Retained Asset included in the calculation of the Unencumbered Borrowing Base Assets to make all payments with respect thereto in accordance with the terms of such instruction letter.  Such instruction letter shall be executed by the Borrower or the Subsidiary Guarantor which owns such Eligible Asset (or if the Eligible Asset is owned by a CDO Subsidiary, then also by such CDO Subsidiary) and acknowledged by such trustee or paying agent, which shall otherwise be in form and substance satisfactory to Agent.

Interest Coverage Amount.  The maximum principal amount of the Loans which would not cause the ratio of (a) Income from Unencumbered Borrowing Base Assets for the preceding calendar quarter to (b) Interest Expense for the preceding calendar quarter solely with respect to such maximum amount of Loans, when bearing interest at the then effective blended interest rate for the Loans as of the end of the preceding calendar quarter, to be less than 6 to 1.

Interest Expense.  For any period, without duplication, (a) total interest expense incurred (both expensed and capitalized) of GKK and its Subsidiaries, including the portion of rents payable under a Capitalized Lease allocable to interest expense in accordance with GAAP (but excluding capitalized interest funded under a construction loan interest reserve account), determined on a consolidated basis in accordance with GAAP, excluding the amortization of deferred financing costs and unused fees to the extent included in interest expense in accordance with GAAP, for such period, plus (b) such Persons’ pro rata share of Interest Expense of its Unconsolidated Affiliates (excluding One Madison Fee LLC and, to the extent approved by the Agent in its sole and absolute discretion, other Credit Tenant Properties).

Interest Payment Date.  As to each Base Rate Loan, the first day of each calendar month during the term of such Loan, and as to any LIBOR Rate Loan, the last day of each Interest Period applicable to such Loan (determined in accordance with the definition of “Interest Period”); provided, however, that if any Interest Period for a LIBOR Rate Loan exceeds three (3) months, the respective dates that fall every three (3) months after the commencement of such Interest Period shall also be Interest Payment Dates.

Interest Period.  With respect to each LIBOR Rate Loan (a) initially, the period commencing on the Drawdown Date of such Loan and ending one, two, three or six months thereafter and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Loan and ending on the last day of one of the periods set forth above, as selected by the Borrower in a Conversion Request; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(i)                                     if any Interest Period with respect to a LIBOR Rate Loan would otherwise end on a day that is not a LIBOR Business Day, that Interest Period shall end and the next Interest Period shall commence on the next preceding or succeeding LIBOR Business Day as determined conclusively by the Agent in accordance with the then current bank practice in the London Interbank Market;

(ii)                                  if the Borrower shall fail to give notice as provided in §4.1, the Borrower shall be deemed to have requested an Interest Period of one month for the affected LIBOR Rate Loan; and

(iii)                               no Interest Period relating to any LIBOR Rate Loan shall extend beyond the Maturity Date.

Investment.  With respect to any Person, all shares of capital stock, evidences of Indebtedness and other securities issued by any other Person and owned by such Person, all loans, advances, or extensions of credit to, or contributions to the capital of, any other Person, all purchases of the securities or business or integral part of the business of any other Person and commitments and options to make such purchases, all interests in real property, and all other investments; provided, however, that the term “Investment” shall not include (i) equipment, inventory and other tangible personal property acquired in the ordinary course of business, or (ii) current trade and customer accounts receivable for services rendered in the ordinary course of business and payable in accordance with customary trade terms.  In determining the aggregate amount of Investments outstanding at any particular time:  (a) there shall be included as an Investment all interest accrued with respect to Indebtedness constituting an Investment unless and until such interest is paid; (b) there shall be deducted in respect of each Investment any amount received as a return of capital; (c) there shall not be deducted in respect of any Investment any amounts received as earnings on such Investment, whether as dividends, interest or otherwise, except that accrued interest included as provided in the foregoing clause (a) may be deducted when paid; and (d) there shall not be deducted in respect of any Investment any decrease in the value thereof.

IRS.  The Internal Revenue Service or any agency successor thereto.

Issuing Lender.  KeyBank, in its capacity as the Bank issuing the Letters of Credit and any successor thereto.

Joinder Agreement.  The Joinder Agreement with respect to the Guaranty and the Contribution Agreement to be executed and delivered pursuant to §5.2 by any Subsidiary Guarantor, such Joinder Agreement to be substantially in the form of Exhibit D hereto.

Junior Subordinated Indentures.  Collectively, that certain Junior Subordinated Indenture dated as of May 20, 2005 between Borrower and JPMorgan Chase Bank, National Association, as Trustee (relating to Gramercy Capital Trust I), that certain Junior Subordinated Indenture dated as of August 9, 2005 between Borrower and JPMorgan Chase Bank, National Association, as Trustee (relating to Gramercy Capital Trust II), that certain Junior Subordinated Indenture dated as of January 27, 2006 between Borrower and JPMorgan Chase Bank, National Association, as Trustee (relating to Gramercy Capital Trust III), and any additional Junior Subordinated Indentures entered into by Borrower, the terms, conditions, covenants, remedies and other provisions of which are substantially similar in all material respects to the foregoing Junior Subordinated Indentures.

KeyBank.  KeyBank National Association, a national banking association, and its successors by merger.

Lead Arranger.  KeyBanc Capital Markets.

Letter of Credit.  Any standby letter of credit issued at the request of the Borrower and for the account of the Borrower in accordance with §2.12.

Letter of Credit Liabilities.  At any time and in respect of any Letter of Credit, the sum of (a) the amount of such Letter of Credit available to be drawn plus (b) the aggregate unpaid principal amount of all drawings made under such Letter of Credit which have not been repaid (including repayment by a Revolving Credit Loan).  For purposes of this Agreement, a Bank (other than the Bank acting as the Issuing Lender) shall be deemed to hold a Letter of Credit Liability in an amount equal to its participation interest in the related Letter of Credit under §2.12, and the Bank acting as the Issuing Lender shall be deemed to hold a Letter of Credit Liability in an amount equal to its retained interest in the related Letter of Credit after giving effect to the acquisition by the Banks other than the Bank acting as the Issuing Lender of their participation interests under such Section.

Letter of Credit Request.  See §2.12(a).

LIBOR Business Day.  Any day on which commercial banks are open for international business (including dealings in Dollar deposits) in London.

LIBOR Lending Office.  Initially, the office of each Bank designated as such in Schedule 1 hereto; thereafter, such other office of such Bank, if any, that shall be making or maintaining LIBOR Rate Loans.

LIBOR Rate.  For any LIBOR Rate Loan for any Interest Period, the average rate (rounded to the nearest 1/100th) as shown in Dow Jones Markets (formerly Telerate) (Page 3750) at which deposits in U.S. dollars are offered by first class banks in the London Interbank Market at approximately 11:00 a.m. (London time) on the day that is two (2) LIBOR Business Days prior to the first day of such Interest Period with a maturity approximately equal to such Interest Period and in an amount approximately equal to the amount to which such Interest Period relates, adjusted for reserves and taxes if required by future regulations.  If Dow Jones Markets no longer reports such rate or Agent determines in good faith that the rate so reported no longer accurately reflects the rate available to Agent in the London Interbank Market, Agent may select a replacement index after consultation with the Borrower.  For any period during which a Reserve Percentage shall apply, the LIBOR Rate with respect to LIBOR Rate Loans shall be equal to the amount determined above divided by an amount equal to 1 minus the Reserve Percentage.

LIBOR Rate Loans.  Loans bearing interest calculated by reference to a LIBOR Rate.

Lien.  See §8.2.

Loan Documents.  This Agreement, the Notes, the Letter of Credit Requests, the Guaranty, the Security Documents, and all other documents, instruments or agreements now or  hereafter executed or delivered by or on behalf of the Borrower or the Guarantors in connection with the Loans.

Loan Request.  See §2.6.

Loans.  An individual loan or the aggregate loans (including a Revolving Credit Loan (or Loans) and a Swing Loan (or Loans)), as the case may be, made by the Banks hereunder.  Amounts drawn under a Letter of Credit shall also be considered Revolving Credit Loans as provided in §2.12(f).

Majority Banks.  As of any date, any Bank or collection of Banks whose aggregate Commitment Percentage is more than fifty percent (50%); provided that if there are only two (2) Banks, then the Majority Banks shall be the Banks whose aggregate Commitment Percentage is one hundred percent (100%); provided further, that, in determining said percentage at any given time, all then existing Delinquent Banks will be disregarded and excluded and the Commitment Percentages of the Banks shall be redetermined for voting purposes only, to exclude the Commitment Percentages of such Delinquent Banks.

Management Agreement.  That certain Amended and Restated Management Agreement by and among the Borrower and Manager, dated as of April 19, 2006, as amended in accordance with the terms of this Agreement, or any other similar agreement approved by Agent (such approval not to be unreasonably withheld or delayed) entered into with a substitute manager approved by the Required Banks pursuant to §8.9.

Manager.  GKK Manager LLC, a Delaware limited liability company, or any successor manager approved pursuant to §8.9.

Material Adverse Effect.  A material adverse change in, or a material adverse effect upon, any of (a) the assets, operations, business, condition (financial or otherwise), or prospects of the Borrower taken as a whole, (b) the ability of the Borrower or a Guarantor to perform its material obligations under this Agreement or the other Loan Documents, (c) the validity, enforceability or priority of the Loan Documents, or (d) any rights or remedies of the Agent and the Banks under any of the Loan Documents.

Maturity Date.  June 28, 2010, as such date may be extended as provided in §3.6, or such earlier date on which the Loans shall become due and payable pursuant to the terms hereof.

Mezzanine Loan.  A performing loan which is originated or acquired by the Borrower or a Subsidiary Guarantor that is secured by a first priority pledge of the equity interests in a special purpose, bankruptcy remote person, which owns, directly or through one or more special purpose, bankruptcy remote entities, one or more income producing multifamily, office, retail or industrial properties or other property approved by the Required Banks, which properties are subject to a loan to the property owner secured by a first lien thereon.

Moody’s.  Moody’s Investors Service, Inc. and any successor thereto.

Multiemployer Plan.  Any multiemployer plan within the meaning of §3(37) of ERISA maintained or contributed to by the Borrower, GKK or any ERISA Affiliate.

Net Income (or Deficit).  With respect to any Person (or any asset of any Person) for any fiscal period, the net income (or deficit) of such Person (or attributable to such asset), before minority interests, after deduction of all expenses, taxes and other proper charges, determined in accordance with GAAP.

Net Offering Proceeds.  The gross cash proceeds received by GKK, the Borrower or any of their respective Subsidiaries as a result of an Equity Offering less the customary and reasonable costs, expenses and discounts paid by GKK, Borrower or such Subsidiary in connection therewith and less proceeds from such Equity Offering that are applied within thirty (30) days of issuance to retire an existing preferred Equity Interest.

Net Operating Income.  For any Real Estate and for a given period, an amount equal to the sum of (a) the actual recurring property rental revenue for such Real Estate for such period received in the ordinary course of business (including base rent, straight line rent, expense reimbursement and other recurring rental income, but excluding pre-paid rents and revenues and security deposits except to the extent applied in satisfaction of tenants’ obligations for rent) minus (b) all expenses paid or accrued and related to the ownership, operation or maintenance of such Real Estate for such period, including, but not limited to, taxes, assessments and the like, insurance, utilities, payroll costs, maintenance, repair and landscaping expenses, marketing expenses, and general and administrative expenses (including an appropriate allocation for legal, accounting, advertising, marketing and other expenses incurred in connection with such Real Estate, but specifically excluding general overhead expenses of the owner of such Real Estate and any property management fees), minus (c) the Capital Replacement Reserve for such Real Estate as of the end of such period, minus (d) the greater of (i) actual property management expenses of such Real Estate or (ii) an amount equal to one percent (1.0%) of the gross revenues from such Real Estate.

Net Outstanding Portfolio Balance.  Such term shall, as to the initial Eligible CDO Retained Assets described on Schedule 7.17 that are issued pursuant to that certain Indenture dated as of July 14, 2005 among Gramercy Real Estate CDO 2005-1, Ltd., as Issuer, Gramercy Real Estate CDO 2005-1 LLC, as Co-Issuer, GKK Liquidity LLC, as Liquidity Agent, and Wells Fargo Bank, National Association, as trustee (the “2005 CDO Indenture”) and that certain Indenture dated as of August 24, 2006 among Gramercy Real Estate CDO 2006-1, Ltd., as Issuer, Gramercy Real Estate CDO 2006-1 LLC, as Co-Issuer, GKK Liquidity LLC, as Advancing Agent, and Wells Fargo Bank, National Association, as trustee (the “2006 CDO Indenture; the 2005 CDO Indenture and the 2006 CDO Indenture, collectively, the “Existing CDO Indentures”), have the meaning set forth in the Existing CDO Indentures.  As to any other Eligible CDO Retained Assets, such term shall have the meaning set forth in the applicable CDO Indenture provided that Agent determines that such balance is calculated consistently with the definition of such term set forth in the Existing CDO Indentures.  If such term is not defined in any subsequent CDO Indenture or Agent determines that such definition is inconsistent with the definition set forth in the Existing CDO Indentures, such term shall as to such Eligible CDO Retained Assets have the meaning agreed to by Borrower and Agent, which the parties agree shall be consistent with the definition of such term described in the Existing CDO Indentures.

Non-Consenting Bank.  See §18.9.

Non-Recourse Exclusions.  With respect to any Non-Recourse Indebtedness of any Person, any usual and customary exclusions from the non recourse limitations governing such Indebtedness, including, without limitation, exclusions for claims that (i) are based on fraud, intentional misrepresentation, misapplication of funds, gross negligence or willful misconduct, (ii) result from intentional mismanagement of or waste at the property securing such Non-Recourse Indebtedness, (iii) arise from the presence of Hazardous Substances on the property securing such Non-Recourse Indebtedness; or (iv) are the result of any unpaid real estate taxes and assessments (whether contained in a loan agreement, promissory note, indemnity agreement or other document).

Non-Recourse Indebtedness.  Indebtedness of the Borrower, the Guarantors and their respective Subsidiaries and Unconsolidated Affiliates which is secured by one or more parcels of real estate or interests therein and which is not a general obligation of any such Persons, the holder of such Indebtedness having recourse solely to the parcels of real estate, or interests therein, securing such Indebtedness, the leases thereon and the rents, profits and equity thereof (except for recourse against the general credit of the Borrower, the Guarantors or their respective Subsidiaries or Unconsolidated Affiliates for any Non-Recourse Exclusions), provided that in calculating the amount of Non-Recourse Indebtedness at any time, the amount of any Non Recourse Exclusions which are the subject of an actual claim shall not be included in the Non-Recourse Indebtedness but shall instead constitute Recourse Indebtedness.

Notes.  Collectively, the Revolving Credit Notes and the Swing Loan Note.

Notice.  See §19.

Obligations.  All indebtedness, obligations and liabilities of the Borrower and the Guarantors to any of the Banks and the Agent, individually or collectively, under this Agreement or any of the other Loan Documents or in respect of any of the Loans, the Notes or the Letters of Credit, or other instruments at any time evidencing any of the foregoing, whether existing on the date of this Agreement or arising or incurred hereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise.

Obligor.  Collectively, the maker or obligor under a First Mortgage Loan or Second Mortgage Loan, any issuer, trustee or servicer of a CMBS or an Eligible CDO and the maker or obligor under a loan that has been securitized by such CMBS or Eligible CDO, any maker or obligor under a Mezzanine Loan and any entity through which such maker or obligor directly or indirectly owns the underlying Collateral Property (including the property owner), and any Person issuing a Participation Certificate and the maker or obligor of the loan which is the subject of such Participation Interest.

OFAC.  Office of Foreign Asset Control of the Department of the Treasury of the United States of America.

Off-Balance Sheet Obligations.  Liabilities and obligations of the Borrower, the Guarantors, any of their respective Subsidiaries or any other Person in respect of “off-balance sheet arrangements” (as defined in the SEC Off-Balance Sheet Rules) which GKK would be required to disclose in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of GKK’s report on Form 10-Q or Form 10-K (or their equivalents) which GKK is required to file with the SEC (or any Governmental Authority substituted therefore).  As used in this definition, the term “SEC Off-Balance Sheet Rules” means the Disclosure in Management’s Discussion and Analysis About Off-Balance Sheet Arrangements, Securities Act Release No. 33-8182, 68 Fed. Reg. 5982 (Feb. 5, 2003) (codified at 17 CFR pts. 228, 229 and 249).

Original Credit Agreement.  As defined in the Recitals.

Outstanding.  With respect to the Loans, the aggregate unpaid principal thereof as of any date of determination.  With respect to Letters of Credit, the aggregate undrawn face amount of issued Letters of Credit.

Participation Certificate.  The certificates, instruments or other documents which evidence a Participation Interest.

Participation Interest.  The right of a Person to receive the payment of principal and interest from an Obligor, by virtue of an undivided fractional participation interest in a First Mortgage Loan, Second Mortgage Loan or Mezzanine Loan, which participation interest is evidenced by a customary participating and servicing agreement, and which is performing in accordance with its terms.

Patriot Act.  The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as the same may be amended from time to time, and corresponding provisions of future laws.

PBGC.  The Pension Benefit Guaranty Corporation created by §4002 of ERISA and any successor entity or entities having similar responsibilities.

Permitted Liens.  Liens permitted by §8.2.

Person.  An individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or governmental authority.

Pledge Agreement.  The First Amended and Restated Cash Collateral Account and Control Agreement dated as of the date of this Agreement in form and substance satisfactory to the Agent, as the same may be modified or amended in accordance with its terms.

Pledged Collateral.  The deposit account into which all residual cash flow of the Eligible CDO Retained Assets issued by an Eligible CDO included in the Borrowing Base and owned by the Borrower, a Subsidiary Guarantor or a CDO Subsidiary will be paid, and the other “Collateral” as defined in the Pledge Agreement, all as more particularly described in the Pledge Agreement.

Preferred Distributions.  For any period, the amount of any and all Distributions paid, declared but not yet paid or otherwise due and payable to the holders of any form of preferred stock or partnership interest (whether perpetual, convertible or otherwise) or other ownership or beneficial interest in GKK, Borrower or any Subsidiary thereof that entitles the holders thereof to preferential payment or distribution priority with respect to dividends, distributions, assets or other payments over the holders of any other stock, partnership interest or other ownership or beneficial interest in such Person.

Preferred Equity Investment.  A performing equity investment which is made or acquired by the Borrower or a Subsidiary Guarantor that is evidenced by a senior preferred equity interest in a special purpose, bankruptcy remote Person which owns, directly or indirectly, through one or more special purpose bankruptcy remote entities, one or more income producing multifamily, office, retail or industrial properties or other property approved by the Required Banks, which equity investment provides for regular payments of dividends or other distribution and which is generally senior with respect to the payment of dividends and other distributions, redemption rights and rights upon liquidation to such Person’s common equity.  The Real Estate to which such Preferred Equity Investment relates shall be located within the contiguous 48 states of the continental United States or the District of Columbia or Hawaii and shall be free of all structural defects or major architectural deficiencies, title defects, environmental conditions or other adverse matters except for defects, deficiencies, conditions or other matters individually or collectively which are not material to the profitable operation of such Real Estate.

Prohibited Transaction.  Any transaction described in section 406 of ERISA which is not exempt by reason of section 408 of ERISA or the transitional rules set forth in section 414(c) of ERISA and any transaction described in section 4975(c)(12) of the Code which is not exempt by reason of section 4975(c)(2) or section 4975(d) of the Code, or the transitional rules of section 2003(c) of ERISA.

Real Estate.  All real properties (a) owned by the Borrower or the Guarantors, (b) any Wholly Owned Subsidiary or Unconsolidated Affiliate of the Borrower, or (c) which is the subject of a loan or investment made pursuant to an Eligible Asset.

Real Estate Collateral Value.  With respect to any Real Estate, (a) the Appraised Value of such Real Estate, or (b) if Borrower initially does not have an Appraisal of such Real Estate acceptable to Agent, an amount equal to (1) (A) (x) the Net Operating Income attributable to such Real Estate for the period of the two (2) consecutive calendar quarters just ended prior to the date of determination times (y) two (2) (which is the annualization factor) minus (B) the Capital Replacement Reserve for such Real Estate, divided by (C) the applicable Capitalization Rate (the “Capital Income Value”) or (2) in the event that Agent elects to obtain an Appraisal of such Real Estate as provided in §7.17(c), the Real Estate Collateral Value for such Real Estate under this clause (b) shall be the lesser of (x) the Capital Income Value of such Real Estate and (y) the Appraised Value of such Real Estate.

Record.  The grid attached to any Note, or the continuation of such grid, or any other similar record, including computer records, maintained by Agent with respect to any Loan referred to in such Note.

Recourse Indebtedness.  Any Indebtedness (whether secured or unsecured) that is recourse to any of Borrower or the Guarantors.  Recourse Indebtedness shall not include indebtedness with respect to Non-Recourse Exclusions except as provided in the definition of Non-Recourse Indebtedness.

Register.  See §18.2.

REIT Status.  With respect to GKK, its status as a real estate investment trust as defined in §856(a) of the Code.

Reportable Event.  Any of the events set forth in section 4043(c) of ERISA or the regulations thereunder, a withdrawal from a Plan described in section 4063 of ERISA, a cessation of operations described in section 4068(f) of ERISA, an amendment to a Plan necessitating the posting of security under section 401(a)(29) of the Code, or a failure to make when due a payment required by section 412(m) of the Code and section 302(e) of ERISA.

Required Banks.  As of any date, any Bank or collection of Banks whose aggregate Commitment Percentage is more than sixty six and 66/100 percent (66.66%); provided that if there are only two (2) Banks, then the Required Banks shall be the Banks whose aggregate Commitment Percentage is one hundred percent (100%); provided further, that, in determining said percentage at any given time, all then existing Delinquent Banks will be disregarded and excluded and the Commitment Percentages of the Banks shall be redetermined for voting purposes only, to exclude the Commitment Percentages of such Delinquent Banks.

Reserve Percentage.  For any day with respect to a LIBOR Rate Loan, the maximum rate (expressed as a decimal) at which any lender subject thereto would be required to maintain reserves (including, without limitation, all base, supplemental, marginal and other reserves) under Regulation D of the Board of Governors of the Federal Reserve System (or any successor or similar regulations relating to such reserve requirements) against “Eurocurrency Liabilities” (as that term is used in Regulation D or any successor or similar regulation), if such liabilities were outstanding.  The Reserve Percentage shall be adjusted automatically on and as of the effective date of any change in the Reserve Percentage.

Revolving Credit Loan or Loans.  An individual Revolving Credit Loan or the aggregate Revolving Credit Loans, as the case may be, in the maximum principal amount of $175,000,000.00 (subject to increase as provided in §2.10) to be made by the Banks hereunder as more particularly described in §2.1.  Amounts drawn under a Letter of Credit shall also be considered Revolving Credit Loans as provided in §2.12(f).

Revolving Credit Notes.  See §2.4.

SEC.  The federal Securities and Exchange Commission.

Second Mortgage.  The second mortgage, deed of trust, deed to secure debt or other similar instrument securing a Second Mortgage Note, which creates a valid second priority lien or security title on the fee or leasehold interest in real property securing the Second Mortgage Note and the assignment of rents and leases related thereto and which is subordinate only to the Lien of a First Mortgage.

Second Mortgage Loan.  A performing second priority mortgage loan on one or more multifamily, office, retail or industrial properties or other property approved by the Required Banks, which is originated or purchased by the Borrower or any Subsidiary Guarantor, and which Second Mortgage Loan includes, without limitation, the indebtedness evidenced by a Second Mortgage Note and secured by a related Second Mortgage.

Second Mortgage Note.  The original executed promissory note or other evidence of the indebtedness of an Obligor with respect to a Second Mortgage Loan.

Security Documents.  Collectively, the Pledge Agreement and any further collateral assignments and related UCC financing statements to the Agent for the benefit of the Banks executed and/or delivered or filed in connection therewith.

Senior Debt.  The principal of and any premium on all Debt of the Borrower, whether incurred on or prior to the date of the applicable Junior Subordinated Indenture or thereafter incurred, unless it is provided in the instrument creating or evidencing the same or pursuant to which the same is outstanding, that such obligations are not superior in right of payment to the debt securities authenticated and delivered under the applicable Junior Subordinated Indenture; provided, that Senior Debt shall not be deemed to include any other debt securities (and guarantees, if any, in respect of such debt securities) issued to any trust other than the trust to which such Junior Subordinated Indenture relates (or a trustee of any such trust), partnership or other entity affiliated with the Borrower that is a financing vehicle of the Borrower (a “financing entity”) in connection with the issuance by such financing entity of equity securities or other securities pursuant to an instrument that ranks pari passu with or junior in right of payment to the applicable Junior Subordinated Indenture.  For purposes of this definition, “Debt” means, with respect to any Person, whether recourse is to all or a portion of the assets of such Person, whether currently existing or hereafter incurred and whether or not contingent and without duplication, (i) every obligation of such Person for money borrowed; (ii) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses; (iii) every reimbursement obligation of such Person with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of such Person; (iv) every obligation of such Person issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or other accrued liabilities arising in the ordinary course of business); (v) every capital lease obligation of such Person; (vi) all indebtedness of such Person, whether incurred on or prior to the date of the applicable Junior Subordinated Indenture or thereafter incurred, for claims in respect of derivative products, including interest rate, foreign exchange rate and commodity forward contracts, options and swaps and similar arrangements, in an amount equal to the Derivatives Termination Value thereof; (vii) every obligation of the type referred to in clauses (i) through (vi) of another Person and all dividends of another Person the payment of which, in either case, such Person has guaranteed or is responsible or liable for, directly or indirectly, as obligor or otherwise; and (viii) any renewals, extensions, refundings, amendments or modifications of any obligation of the type referred to in clauses (i) through (vii).  For the avoidance of doubt, Indebtedness of the Borrower in respect of debt securities authenticated and delivered under the Junior Subordinated Indentures shall not constitute Senior Debt.

Senior Equity Interest.  As to any Eligible Equity Interest or Preferred Equity Investment, any other Equity Interest which is entitled in whole or in part to payment of distributions or return of capital prior to such Eligible Equity Interest or Preferred Equity Investment.

Senior Leverage Ratio.  The ratio, expressed as a percentage, of the Consolidated Total Senior Liabilities of GKK and its Subsidiaries to Consolidated Total Assets of GKK and its Subsidiaries.

Senior Mortgage Interest.  A First Mortgage Loan or a Participation Interest in a First Mortgage Loan, provided such Participation Interest constitutes the most senior interest in such First Mortgage Loan.  A Senior Mortgage Interest may be subject to a Participation Interest, provided that such Senior Mortgage Interest is the first in priority with respect to payment of principal and interest as to any interest in such First Mortgage Loan.

Senior Mortgage Interest Value.  With respect to any Senior Mortgage Interest, an amount equal to the lesser of (a) the Real Estate Collateral Value relating to such Senior Mortgage Interest multiplied by 0.75, and (b) ninety percent (90%) of the carrying basis of the Borrower or Subsidiary Guarantor, as applicable, in such First Mortgage Interest determined in accordance with GAAP.  In the event that such

Senior Mortgage Interest does not constitute the entire First Mortgage Loan (for example, it is subject to a Participation Interest), the amount determined in clause (a) shall be further multiplied by the Borrower’s or such Subsidiary Guarantor’s pro rata share (expressed as a percentage) of the entire First Mortgage Loan (based on the ratio of the Senior Mortgage Interest held by Borrower or a Subsidiary Guarantor to the overall principal balance of the entire First Mortgage).

S&P.  Standard & Poor’s Ratings Services and any successor thereto.

State.  A state of the United States of America.

Subordinate Interest.  A Second Mortgage Loan, a Mezzanine Loan, a Preferred Equity Investment or a Participation Interest in a First Mortgage Loan (which Participation Interest is not the most senior interest in such First Mortgage Loan), a Second Mortgage Loan or a Mezzanine Loan, in each case owned by Borrower or a Subsidiary Guarantor.  The Real Estate to which such Subordinate Interest relates shall be located within the contiguous 48 states of the continental United States or the District of Columbia or Hawaii and shall be free of all structural defects or major architectural deficiencies, title defects, environmental conditions or other adverse matters except for defects, deficiencies, conditions or other matters individually or collectively which are not material to the profitable operation of such Real Estate.  Notwithstanding anything herein to the contrary, no Subordinate Interest shall be eligible for inclusion in the Borrowing Base if (a) the sum of the aggregate Indebtedness encumbering the real estate relating thereto or any direct or indirect Equity Interest therein plus the unreturned investment with respect to any Senior Equity Interest relating thereto exceeds (b) eighty-five percent (85%) of the Real Estate Collateral Value for the underlying property.

Subordinate Interest Value.  With respect to any Subordinate Interest, an amount equal to (a) the carrying basis of the Borrower or Subsidiary Guarantor, as applicable, in the Subordinate Interest determined in accordance with GAAP multiplied by (b) 0.60.

Subordination Event.  The occurrence of (a) any event or circumstance relating to any Eligible Asset included in the calculation of the Borrowing Base which results in the modification of the payment “waterfall” provided for in the documentation underlying or relating to such Eligible Asset that would otherwise be in effect absent such event or circumstance, which modification results in such Eligible Asset receiving reduced or modified payments, having payments withheld or reserved or otherwise being locked out from receiving any cash flow, or (b) the violation of or failure to satisfy any Coverage Test relating to (i) an Eligible CDO Retained Asset, or (ii) a class or classes of securities of which such Eligible CDO Retained Asset is a part issued pursuant to a CDO Indenture included within or subject to such Coverage Test, or (iii) any class or classes of securities issued pursuant to a CDO Indenture ranking senior in priority to such Eligible CDO Retained Asset.

Subsidiary.  Any corporation, association, partnership, trust, or other business entity of which the designated parent shall at any time own directly or indirectly through a Subsidiary or Subsidiaries at least a majority (by number of votes or controlling interests) of the outstanding Voting Interests, and (b) with respect to GKK and Borrower, any other entity the accounts of which are consolidated with the accounts of GKK or Borrower.

Subsidiary Guarantor.  GKK Madison Investment LLC, Gramercy Investment Trust and any Subsidiary of Borrower that shall become a Guarantor pursuant to §5.2.

Swing Loan.  See §2.11(a).

Swing Loan Bank.  KeyBank, in its capacity as Swing Loan Bank and any successor thereof.

Swing Loan Commitment.  The sum of $25,000,000.00, as the same may be changed from time to time in accordance with the terms of this Agreement.

Swing Loan Note.  See §2.11(b).

Test Period.  See §9.3.

Titled Agents.  The Lead Arranger and any other Bank or Affiliate of a Bank designated by Agent as a “documentation agent”, “syndication agent” or similar title in connection with an assignment of a Commitment by the Bank acting as the Agent.

Total Commitment.  The sum of the Commitments of the Banks, as in effect from time to time.  As of the date of this Agreement, the Total Commitment is One Hundred Seventy-Five Million and No/100 Dollars ($175,000,000.00).  The Total Commitment may increase in accordance with §2.10.

Type.  As to any Loan, its nature as a Base Rate Loan or a LIBOR Rate Loan.

UCC.  The Uniform Commercial Code as in effect in any jurisdiction.

Unconsolidated Affiliate.  As to any Person, any other Person in which it owns an interest which is not a Subsidiary.

Unencumbered Borrowing Base Asset.  Unencumbered Borrowing Base Asset shall mean any Eligible Asset which satisfies the conditions set forth in §7.17(a).  The initial Unencumbered Borrowing Base Assets are described on Schedule 7.17 hereto.

Unencumbered Borrowing Base Asset Value.  The Unencumbered Borrowing Base Asset Value of any Unencumbered Borrowing Base Asset shall be an amount equal to the sum of:

(a)           the Eligible CDO Retained Asset Value multiplied by 0.45; plus

(b)           the Senior Mortgage Interest Value; plus

(c)           the Subordinate Interest Value; plus

(d)           the Equity Interest Value;

provided that the Unencumbered Borrowing Base Asset Value of any Unencumbered Borrowing Base Asset shall be deemed to be zero (a) in the event a Subordination Event has occurred and is continuing with respect thereto or (b) in the event of any event of default or other event which would permit the acceleration of indebtedness or effect a modification of a payment waterfall (however so defined under the related underlying documentation) with respect to such Unencumbered Borrowing Base Asset has occurred and is continuing, including without limitation a default (i) under any applicable CDO Indenture, (ii) as to any Eligible CDO Retained Asset or (iii) as to any security issued pursuant to the applicable CDO Indenture ranking senior in priority to such Eligible CDO Retained Asset.

Voting Interests.  Stock or similar ownership interests, of any class or classes (however designated), the holders of which are at the time entitled, as such holders, (a) to vote for the election of a majority of the directors (or persons performing similar functions) of the corporation, association, partnership, trust or other business entity involved, or (b) to control, manage, or conduct the business of the corporation, partnership, association, trust or other business entity involved.

Wholly Owned Subsidiary.  Any Subsidiary of a Person in respect of which all of the equity securities or other ownership interests (other than, in the case of a corporation, directors’ qualifying shares) are at the time directly or indirectly owned by such Person.

§1.2        Rules of Interpretation.

(a)           A reference to any document or agreement shall include such document or agreement as amended, modified or supplemented from time to time in accordance with its terms and the terms of this Agreement.

(b)           The singular includes the plural and the plural includes the singular.

(c)           A reference to any law includes any amendment or modification to such law.

(d)           A reference to any Person includes its permitted successors and permitted assigns.

(e)           Accounting terms not otherwise defined herein have the meanings assigned to them by GAAP applied on a consistent basis by the accounting entity to which they refer.

(f)            The words “include”, “includes” and “including” are not limiting.

(g)           The words “approval” and “approved”, as the context so determines, means an approval in writing given to the party seeking approval after full and fair disclosure to the party giving approval of all material facts necessary in order to determine whether approval should be granted.

(h)           All terms not specifically defined herein or by GAAP, which terms are defined in the UCC as in effect in the State of New York, have the meanings assigned to them therein.

(i)            Reference to a particular “§”, refers to that section of this Agreement unless otherwise indicated.

(j)            The words “herein”, “hereof”, “hereunder” and words of like import shall refer to this Agreement as a whole and not to any particular section or subdivision of this Agreement.

(k)           In the event of any change in GAAP after the date hereof or any other change in accounting procedures which would affect the computation of any financial covenant, ratio or other requirement set forth in any Loan Document, then upon the request of Borrower or Agent, the Borrower, the Guarantors, the Agent and the Banks shall negotiate promptly, diligently and in good faith in order to amend the provisions of the Loan Documents such that such financial covenant, ratio or other requirement shall continue to provide substantially the same financial tests or restrictions of the Borrower or Guarantors as in effect prior to such accounting change, as determined by the Majority Banks in their good faith judgment.  Until such time as such amendment shall have been executed and delivered by the Borrower, the Guarantors, the Agent and the Majority Banks, such financial covenants, ratio and other requirements, and all financial statements and other documents required to be delivered under the Loan Documents, shall be calculated and reported as if such change had not occurred.

§2.          THE CREDIT FACILITY.

§2.1        Commitment to Lend.  Subject to the terms and conditions set forth in this Agreement, each of the Banks severally agrees to lend to the Borrower, and the Borrower may borrow (and repay and reborrow) from time to time between the Closing Date and the Maturity Date, upon notice by the Borrower to the Agent given in accordance with §2.6, such sums as are requested by the Borrower for the purposes set forth in §2.9 up to a maximum aggregate principal amount outstanding (after giving effect to all amounts requested) at any one time equal to such Bank’s Commitment as Revolving Credit Loans; provided, that, in all events no Default or Event of Default shall have occurred and be continuing or will arise as a result thereof; and provided, further, that the sum of the Outstanding Revolving Credit Loans and Outstanding Swing Loans (after giving effect to all amounts requested) and the aggregate Letter of Credit Liabilities shall not at any time exceed the Total Commitment or the Borrowing Base.  The Revolving Credit Loans shall be made pro rata in accordance with each Bank’s Commitment Percentage.  Each request for a Revolving Credit Loan hereunder shall constitute a representation and warranty by the Borrower that all of the conditions set forth in §10 and §11, in the case of the initial Revolving Credit Loan, and §11, in the case of all other Revolving Credit Loans, have been satisfied on the date of such request.  The Agent may assume that the conditions in §10 and §11 have been satisfied unless it receives prior written notice from a Bank that such conditions have not been satisfied.  No Bank shall have any obligation to make Revolving Credit Loans to the Borrower in the maximum aggregate principal amount outstanding of more than the principal face amount of its Revolving Credit Note.

§2.2        Facility Fee.  The Borrower agrees to pay to the Agent for the accounts of the Banks in accordance with their respective Commitment Percentages a facility fee calculated at the rate per annum set forth below on the daily amount by which the Total Commitment (as the same may be increased pursuant to §2.10 or reduced pursuant to §2.3) exceeds the Outstanding Revolving Credit Loans and the face amount of Outstanding Letters of Credit during each calendar quarter or portion thereof commencing on the date hereof and ending on the Maturity Date.  The facility fee shall be calculated for each day based on the ratio (expressed as a percentage) of (a) the daily amount of the Outstanding Revolving Credit Loans and the face amount of Outstanding Letters of Credit during such calendar quarter to (b) the Total Commitment, and shall be payable based upon the ratios set forth below:

Ratio of Loans to Total Commitment	Facility Fee

Less than 50%	0.30%

Greater than or equal to 50%	0.15%

The facility fee shall be payable quarterly in arrears on the first day of each calendar quarter for the immediately preceding calendar quarter or portion thereof, or on any earlier date on which the Commitments shall be reduced or shall terminate as provided in §2.3, with a final payment on the Maturity Date.  Any payment due under this §2.2 shall be prorated for any partial quarter.

§2.3        Reduction of Commitment.  The Borrower shall have the right at any time and from time to time upon five Business Days’ prior written notice to the Agent to reduce by $5,000,000 or an integral multiple of $500,000 in excess thereof or to terminate entirely the unborrowed portion of the Commitments, whereupon the Commitments of the Banks shall be reduced pro rata in accordance with their respective Commitment Percentages of the amount specified in such notice or, as the case may be, terminated, any such reduction to be without penalty (unless such reduction requires repayment of a LIBOR Rate Loan); provided that in no event shall the Total Commitment be reduced below an amount equal to the Outstanding Loans and the aggregate Letter of Credit Liabilities nor may the Total Commitment be terminated if there are outstanding Letter of Credit Liabilities.  Promptly after receiving any notice of the Borrower delivered pursuant to this §2.3, the Agent will notify the Banks of the substance thereof.  Upon the effective date of any such reduction or termination, the Borrower shall pay to the Agent for the respective accounts of the Banks the full amount of any facility fee under §2.2 then accrued on the amount of the reduction.  No reduction or termination of the Commitment may be reinstated.  Notwithstanding the foregoing, unless the Commitments are terminated in full, in no event shall the aggregate Commitments be reduced to less than $50,000,000.00.

§2.4        Notes.  The Revolving Credit Loans shall be evidenced by separate promissory notes of the Borrower in substantially the form of Exhibit A hereto (collectively, the “Revolving Credit Notes”), dated of even date as this Agreement and completed with appropriate insertions.  One Revolving Credit Note shall be payable to the order of each Bank in the principal amount equal to such Bank’s Commitment or, if less, the outstanding amount of all Revolving Credit Loans made by such Bank, plus interest accrued thereon as set forth below.  The Borrower irrevocably authorizes Agent to make or cause to be made, at or about the time of the Drawdown Date of any Revolving Credit Loan or at the time of receipt of any payment of principal thereof, an appropriate notation on Agent’s Record reflecting the making of such Revolving Credit Loan or (as the case may be) the receipt of such payment.  The outstanding amount of the Revolving Credit Loans set forth on Agent’s Record shall be prima facie evidence of the principal amount thereof owing and unpaid to each Bank, but the failure to record, or any error in so recording, any such amount on Agent’s Record shall not limit or otherwise affect the obligations of the Borrower hereunder or under any Revolving Credit Note to make payments of principal of or interest on any Revolving Credit Note when due.  By delivery of the Revolving Credit Notes, there shall not be deemed to have occurred, and there has not otherwise occurred, any payment, satisfaction or novation of the Indebtedness evidenced by the “Notes” described in the Original Credit Agreement, which Indebtedness is instead allocated among the Banks as of the date hereof and evidenced by the Revolving Credit Notes and their respective Commitment Percentages, and the Banks shall as of the date hereof make such adjustments to the outstanding Revolving Credit Loans of such Banks so that such outstanding Revolving Credit Loans are consistent with their respective Commitment Percentages.

§2.5        Interest on Loans.

(a)           Each Base Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the date on which such Base Rate Loan is repaid or is converted to a LIBOR Rate Loan at the per annum rate equal to the sum of the Base Rate plus three-tenths of one percent (0.30%).

(b)           Each LIBOR Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the last day of the Interest Period with respect thereto at the rate per annum equal to the sum of the LIBOR Rate determined for such Interest Period plus one and 65/100ths percent (1.65%).

(c)           The Borrower promises to pay interest on each Loan to it in arrears on each Interest Payment Date with respect thereto, or on any earlier date on which the Commitments shall terminate.

(d)           Base Rate Loans and LIBOR Rate Loans may be converted to Loans of the other Type as provided in §4.1.

§2.6        Requests for Revolving Credit Loans.  The Borrower shall give to the Agent written notice in the form of Exhibit B hereto (or telephonic notice confirmed in writing in the form of Exhibit B hereto) of each Revolving Credit Loan requested hereunder (a “Loan Request”) no later than 1:00 p.m. (Atlanta time) two (2) Business Days prior to the proposed Drawdown Date if such Revolving Credit Loan is to be a LIBOR Rate Loan or no later than 1:00 p.m. (Atlanta time) one (1) Business Day prior to the proposed Drawdown Date if such Revolving Credit Loan is to be a Base Rate Loan.  Each such Loan Request shall include a calculation of the Borrowing Base.  Each such notice shall specify with respect to the requested Revolving Credit Loan the proposed principal amount, Drawdown Date, Interest Period (if applicable) and Type.  Promptly upon receipt of any such notice, the Agent shall notify each of the Banks thereof.  Each such Loan Request shall be irrevocable and binding on the Borrower and shall obligate the Borrower to accept the Revolving Credit Loan requested from the Banks on the proposed Drawdown Date.  Each Loan Request shall be (a) for a Base Rate Loan in the minimum aggregate amount of $1,000,000 or an integral multiple of $100,000 in excess thereof, or (b) for a LIBOR Rate Loan in a minimum aggregate amount of $1,000,000 or an integral multiple of $100,000 in excess thereof; provided, however, that there shall be no more than ten (10) LIBOR Rate Loans outstanding at any one time.

§2.7        Funds for Loans.

(a)           Not later than 1:00 p.m. (Atlanta time) on the proposed Drawdown Date of any Revolving Credit Loans, each of the Banks will make available to the Agent, at the Agent’s Head Office, in immediately available funds, the amount of such Bank’s Commitment Percentage of the amount of the requested Revolving Credit Loans which may be disbursed pursuant to §2.1.  Upon receipt from each Bank of such amount, and upon receipt of the documents required by §10 and §11 and the satisfaction of the other conditions set forth therein, to the extent applicable, the Agent will make available to the Borrower the aggregate amount of such Revolving Credit Loans made available to the Agent by the Banks by crediting such amount to the account of the Borrower maintained at the Agent’s Head Office.  The failure or refusal of any Bank to make available to the Agent at the aforesaid time and place on any Drawdown Date the amount of its Commitment Percentage of the requested Revolving Credit Loans shall not relieve any other Bank from its several obligation hereunder to make available to the Agent the amount of such other Bank’s Commitment Percentage of any requested Revolving Credit Loans, including any additional Revolving Credit Loans that may be requested subject to the terms and conditions hereof to provide funds to replace those not advanced by the Bank so failing or refusing.

(b)           Unless the Agent shall have been notified by any Bank prior to the applicable Drawdown Date that such Bank will not make available to the Agent such Bank’s pro rata share of a proposed Loan, the Agent may in its discretion assume that such Bank has made such share of the proposed Loan available to Agent in accordance with the provisions of this Agreement and the Agent may, if it chooses, in reliance upon such assumption make such Loan available to Borrower, and such Bank shall be liable to the Agent for the amount of such advance.  If such Bank does not pay such corresponding amount upon the Agent’s demand therefor, the Agent will promptly notify the Borrower, and the Borrower shall promptly pay such corresponding amount to the Agent.  The Agent shall also be entitled to recover from the Bank or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Agent to the Borrower to the date such corresponding amount is recovered by the Agent at a per annum rate equal to (i) from the Borrower at the applicable rate for such Loan or (ii) from a Bank at the Federal Funds Effective Rate.

§2.8        Advances Do Not Constitute a Waiver.  No Loan made by the Banks shall constitute a waiver of any of the conditions to the Banks’ obligation to make further Loans nor, in the event the Borrower fails to satisfy any such condition, shall any such Loan have the effect of precluding the Banks from thereafter declaring such failure to satisfy a condition to be an Event of Default.

§2.9        Use of Proceeds.  Subject to the terms, covenants and conditions set forth herein, the Borrower will use the proceeds of the Loans and the Letters of Credit to refinance existing or future Indebtedness, to fund real estate related investments, and for general corporate purposes.

§2.10      Increase of Commitment.

(a)           Provided that no Default or Event of Default shall have occurred and be continuing on the date of the Increase Notice and on the date the Total Commitment is increased, the Borrower shall have the option, by giving written notice to the Agent (the “Increase Notice”), subject to the terms and conditions set forth in this Agreement, to increase from time to time the Total Commitment by an amount up to $50,000,000.00 (the “Available Increase Amount”), which assuming no previous reduction in the Commitments, would result in a maximum Total Commitment of $225,000,000.00.  The amount of the requested increase (the “Increase Amount”) shall be set forth in the Increase Notice; provided, however, the Increase Amount shall not be less than $10,000,000.00).  The execution and delivery of the Increase Notice by Borrower shall constitute a representation and warranty by the Borrower that all the conditions set forth in this §2.10 shall have been satisfied on the date of such Increase Notice.

(b)           The obligation of the Agent and the Banks to increase the Total Commitment pursuant to this §2.10 shall be conditioned upon satisfaction of the following conditions precedent which must be satisfied prior to the effectiveness of any increase of the Total Commitment:

(i)            The Borrower shall pay (i) to the Agent and Arranger such fees as set forth in the Agreement Regarding Fees, and (ii) to the Banks acquiring the Increase Amount such fees as they may require in connection therewith, which fees shall, when paid, be fully earned and non-refundable under any circumstances; and

(ii)           On the date such Increase Notice is given and on the date such increase becomes effective, both immediately before and after the Commitment is increased, there shall exist no Default or Event of Default; and

(iii)          The representations and warranties made by or on behalf of the Borrower and the Guarantors in the Loan Documents or in any other document or instrument delivered pursuant to or in connection therewith shall have been true and correct in all material respects when made and shall also be true and correct in all material respects on the date of such Increase Notice and on the date the Total Commitment is increased, both immediately before and after the Total Commitment is increased (except to the extent of changes resulting from transactions contemplated or permitted by this Agreement and the other Loan Documents and changes occurring in the ordinary course of business that singly or in the aggregate are not materially adverse, and except to the extent that such representations and warranties relate expressly to an earlier date);

(iv)          The Borrower shall (and shall cause Guarantors to) also execute and deliver to Agent and the Banks such additional documents, instruments, certifications and opinions as the Agent may require in its reasonable discretion, including, without limitation, replacement Notes, a Compliance Certificate demonstrating compliance with all covenants set forth in the Loan Documents after giving effect to the increase and any amendments to the Loan Documents, as Agent may request; and

(v)           One or more Banks or potential assignees shall have agreed to acquire the Increase Amount, provided, however, no Bank (including, specifically, but without limitation, KeyBank) shall be obligated to acquire such increase without the express written consent of such Bank, which consent may be withheld in such Bank’s sole and absolute discretion.  Upon the request of Borrower, KeyBank shall endeavor to solicit Banks to acquire the Increase Amount.  Borrower shall cooperate and actively assist with KeyBank in connection with any such solicitation and shall reimburse KeyBank for any reasonable out-of-pocket fees or expenses incurred in connection with such solicitation.

(c)           Upon satisfaction of the terms and conditions set forth above, (i) the Increase Amount shall become a part of the Commitment and Total Commitment and be available to be disbursed subject to the terms of this Agreement, and, subject to the payment of any breakage costs pursuant to §4.8, the Banks shall make such adjustments to the outstanding Revolving Credit Loans and Commitment Percentages of such Banks, so that, after giving effect to such increase, the outstanding Revolving Credit Loans and Commitment Percentages are consistent with their respective Commitments; and (ii) the Agent may unilaterally revise Schedule 1 to reflect the increased Commitment.  The participation interests of the Banks in Swing Loans and Letters of Credit shall be similarly adjusted.

§2.11      Swing Loan Commitment.

(a)           Subject to the terms and conditions set forth in this Agreement, Swing Loan Bank agrees to lend to the Borrower (the “Swing Loans”), and the Borrower may borrow (and repay and reborrow) from time to time between the Closing Date and the date which is five (5) Business Days prior to the Maturity Date upon notice by the Borrower to the Swing Loan Bank given in accordance with this §2.11, such sums as are requested by the Borrower for the purposes set forth in §2.9 in an aggregate principal amount at any one time outstanding not exceeding the Swing Loan Commitment; provided that in all events (i) no Default or Event of Default shall have occurred and be continuing; (ii) no Bank shall be a Delinquent Bank (provided Swing Loan Bank may, in its sole discretion, be entitled to waive this condition); (iii) the outstanding principal amount of the Revolving Credit Loans and Swing Loans (after giving effect to all amounts requested) plus Letter of Credit Liabilities shall not at any time exceed the Total Commitment; and (iv) the outstanding principal amount of the Revolving Credit Loans, Swing Loans (after giving effect to all amounts requested), plus Letter of Credit Liabilities shall not at any time exceed the lesser of (A) the Total Commitment or (B) the Borrowing Base.  Swing Loans shall constitute “Revolving Credit Loans” for all purposes hereunder.  The funding of a Swing Loan hereunder shall constitute a representation and warranty by the Borrower that all of the conditions set forth in §10 and §11 have been satisfied on the date of such funding.  The Swing Loan Bank may assume that the conditions in §10 and §11 have been satisfied unless Swing Loan Bank has received written notice from a Bank that such conditions have not been satisfied.  Each Swing Loan shall be due and payable within five (5) Business Days of the date such Swing Loan was provided and Borrower hereby agree (to the extent not repaid as contemplated by §2.11(d) below) to repay each Swing Loan on or before the date that is five (5) Business Days from the date such Swing Loan was provided.

(b)           The Swing Loans shall be evidenced by a separate promissory note of the Borrower in substantially the form of Exhibit F hereto (the “Swing Loan Note”), dated the date of this Agreement and completed with appropriate insertions.  The Swing Loan Note shall be payable to the order of the Swing Loan Bank in the principal face amount equal to the Swing Loan Commitment and shall be payable as set forth below.  The Borrower irrevocably authorizes the Swing Loan Bank to make or cause to be made, at or about the time of the Drawdown Date of any Swing Loan or at the time of receipt of any payment of principal thereof, an appropriate notation on the Swing Loan Bank’s Record reflecting the making of such Swing Loan or (as the case may be) the receipt of such payment.  The outstanding amount of the Swing Loans set forth on the Swing Loan Bank’s Record shall be prima facie evidence of the principal amount thereof owing and unpaid to the Swing Loan Bank, but the failure to record, or any error in so recording, any such amount on the Swing Loan Bank’s Record shall not limit or otherwise affect the obligations of the Borrower hereunder or under the Swing Loan Note to make payments of principal of or interest on any Swing Loan Note when due.

(c)           Borrower shall request a Swing Loan by delivering to the Swing Loan Bank a Loan Request executed by an Authorized Officer no later than 11:00 a.m. (Atlanta time) on the requested Drawdown Date specifying the amount of the requested Swing Loan (which shall be in the minimum amount of $1,000,000.00) and providing the wire instructions for the delivery of the Swing Loan proceeds.  The Loan Request shall also contain the statements and certifications required by §2.6.  Notwithstanding anything herein to the contrary, a Swing Loan shall be a Base Rate Loan and shall bear interest at the per annum rate of the Base Rate plus three-tenths of one percent (0.3%).  The proceeds of the Swing Loan will be disbursed by wire by the Swing Loan Bank to the Borrower no later than 1:00 p.m. (Atlanta time) on the requested Drawdown Date.

(d)           The Swing Loan Bank shall, within two (2) Business Days after the Drawdown Date with respect to such Swing Loan, request each Bank, including the Swing Loan Bank, to make a Base Rate Loan pursuant to §2.1 in an amount equal to such Bank’s Commitment Percentage of the amount of the Swing Loan outstanding on the date such notice is given.  Borrower hereby irrevocably authorizes and directs the Swing Loan Bank to so act on its behalf, and agrees that any amount advanced to the Agent for the benefit of the Swing Loan Bank pursuant to this §2.11(d) shall be considered a Base Rate Loan pursuant to §2.1.  Unless any of the events described in paragraph (f), (g) or (h) of §12.1 shall have occurred (in which event the procedures of §2.11(e) shall apply), each Bank shall make the proceeds of its Base Rate Loan available to the Swing Loan Bank for the account of the Swing Loan Bank at the Agent’s Head Office prior to 12:00 noon (Atlanta time) in funds immediately available no later than the third (3rd) Business Day after the date such notice is given just as if the Banks were funding directly to the Borrower, so that thereafter such Obligations shall be evidenced by the Revolving Credit Notes.  The proceeds of such Base Rate Loans shall be immediately applied to repay the Swing Loans.

(e)           If for any reason a Swing Loan cannot be refinanced by a Base Rate Loan pursuant to §2.11(d), each Bank will, on the date such Revolving Credit Loan pursuant to §2.11(d) was to have been made, purchase an undivided participation interest in the Swing Loan in an amount equal to its Commitment Percentage of such Swing Loan.  Each Bank will immediately transfer to the Swing Loan Bank in immediately available funds the amount of its participation and upon receipt thereof the Swing Loan Bank will deliver to such Bank a Swing Loan participation certificate dated the date of receipt of such funds and in such amount.

(f)            Whenever at any time after the Swing Loan Bank has received from any Bank such Bank’s participation interest in a Swing Loan, the Swing Loan Bank receives any payment on account thereof, the Swing Loan Bank will distribute to such Bank its participation interest in such amount (appropriately adjusted in the case of interest payments to reflect the period of time during which such Bank’s participating interest was outstanding and funded); provided, however, that in the event that such payment received by the Swing Loan Bank is required to be returned, such Bank will return to the Swing Loan Bank any portion thereof previously distributed by the Swing Loan Bank to it.

(g)           Each Bank’s obligation to fund a Base Rate Loan as provided in §2.11(d) or to purchase participation interests pursuant to §2.11(e) shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any setoff, counterclaim, recoupment, defense or other right which such Bank or the Borrower may have against the Swing Loan Bank, the Borrower or anyone else for any reason whatsoever; (ii) the occurrence or continuance of a Default or an Event of Default; (iii) any adverse change in the condition (financial or otherwise) of the Borrower, Guarantors or any of their respective Subsidiaries; (iv) any breach of this Agreement or any of the other Loan Documents by the Borrower, Guarantors or any Bank; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.  Any portions of a Swing Loan not so purchased or converted may be treated by the Agent and Swing Loan Bank as against such Bank as a Revolving Credit Loan which was not funded by the non-purchasing Bank as contemplated by §2.7 and §12.5, and shall have such rights and remedies against such Bank as are set forth in §§2.7, 12.5 and 14.5.  Each Swing Loan, once so sold or converted, shall cease to be a Swing Loan for the purposes of this Agreement, but shall be a Revolving Credit Loan made by each Bank under its Commitment.

§2.12      Letters of Credit.

(a)           Subject to the terms and conditions set forth in this Agreement, at any time and from time to time from the Closing Date through the day that is thirty (30) days prior to the Maturity Date, the Issuing Lender shall issue such Letters of Credit as the Borrower may request upon the delivery of a written request in the form of Exhibit G hereto (a “Letter of Credit Request”) to the Issuing Lender, provided that (i) no Default or Event of Default shall have occurred and be continuing, (ii) upon issuance of such Letter of Credit, the Letter of Credit Liabilities shall not exceed Twenty-Five Million Dollars ($25,000,000.00), (iii) in no event shall the sum of (A) the Revolving Credit Loans Outstanding, (B) the Swing Loans Outstanding and (C) the amount of Letter of Credit Liabilities (after giving effect to all Letters of Credit requested) exceed the Total Commitment, (iv) in no event shall the outstanding principal amount of the Revolving Credit Loans, Swing Loans and Letters of Credit Liabilities (after giving effect to any requested Letters of Credit) exceed the Total Commitment or the Borrowing Base, (v) the conditions set forth in §§10 and 11 shall have been satisfied, (vi) no Bank is a Delinquent Bank (provided Issuing Lender may, in its sole discretion, be entitled to waive this condition), and (vii) in no event shall any amount drawn under a Letter of Credit be available for reinstatement or a subsequent drawing under such Letter of Credit.  The Issuing Lender may assume that the conditions in §10 and §11 have been satisfied unless it receives written notice from a Bank that such conditions have not been satisfied.  Each Letter of Credit Request shall be executed by a Certifying Officer.  The Issuing Lender shall be entitled to conclusively rely on such Person’s authority to request a Letter of Credit on behalf of Borrower.  The Issuing Lender shall have no duty to verify the authenticity of any signature appearing on a Letter of Credit Request.  The Borrower assumes all risks with respect to the use of the Letters of Credit.  Unless the Issuing Lender and the Majority Banks otherwise consent, the term of any Letter of Credit shall not exceed a period of time commencing on the issuance of the Letter of Credit and ending one year after the date of issuance thereof, subject to extension pursuant to an “evergreen” clause acceptable to Agent and Issuing Lender (but in any event the term shall not extend beyond the Maturity Date).  The amount available to be drawn under any Letter of Credit shall reduce on a dollar-for-dollar basis the amount available to be drawn under the Total Commitment as a Revolving Credit Loan.

(b)           Each Letter of Credit Request shall be submitted to the Issuing Lender at least five (5) Business Days (or such shorter period as the Issuing Lender may approve) prior to the date upon which the requested Letter of Credit is to be issued.  Each such Letter of Credit Request shall contain (i) a statement as to the purpose for which such Letter of Credit shall be used (which purpose shall be in accordance with the terms of this Agreement), and (ii) a certification by the Certifying Officer that the Borrower and Guarantors are and will be in compliance with all covenants under the Loan Documents after giving effect to the issuance of such Letter of Credit.  The Borrower shall further deliver to the Issuing Lender such additional applications (which application as of the date hereof is in the form of Exhibit H attached hereto) and documents as the Issuing Lender may require, in conformity with the then standard practices of its letter of credit department, in connection with the issuance of such Letter of Credit; provided that in the event of any conflict, the terms of this Agreement shall control.

(c)           The Issuing Lender shall, subject to the conditions set forth in this Agreement, issue the Letter of Credit on or before five (5) Business Days following receipt of the documents last due pursuant to §2.12(b).  Each Letter of Credit shall be in form and substance reasonably satisfactory to the Issuing Lender in its reasonable discretion.

(d)           Upon the issuance of a Letter of Credit, each Bank shall be deemed to have purchased a participation therein from Issuing Lender in an amount equal to its respective Commitment Percentage of the amount of such Letter of Credit.  No Bank’s obligation to participate in a Letter of Credit shall be affected by any other Bank’s failure to perform as required herein with respect to such Letter of Credit or any other Letter of Credit.

(e)           Upon the issuance of each Letter of Credit, the Borrower shall pay to the Issuing Lender (i) for its own account, a Letter of Credit fronting fee calculated at the rate set forth in the Agreement Regarding Fees, and (ii) for the accounts of the Banks (including the Issuing Lender) in accordance with their respective percentage shares of participation in such Letter of Credit, a Letter of Credit fee calculated at the rate per annum equal to one and 65/100ths percent (1.65%) on the amount available to be drawn under such Letter of Credit.  Such fees shall be payable in quarterly installments in arrears with respect to each Letter of Credit on the first day of each calendar quarter following the date of issuance and continuing on each quarter or portion thereof thereafter, as applicable, or on any earlier date on which the Commitments shall terminate and on the expiration or return of any Letter of Credit.  In addition, the Borrower shall pay to Issuing Lender for its own account within five (5) days of demand of Issuing Lender the standard issuance, documentation and service charges for Letters of Credit issued from time to time by Issuing Lender.

(f)            In the event that any amount is drawn under a Letter of Credit by the beneficiary thereof, the Borrower shall reimburse the Issuing Lender by having such amount drawn treated as an outstanding Revolving Credit Loan that is a Base Rate Loan under this Agreement (Borrower being deemed to have requested a Revolving Credit Loan that is a Base Rate Loan on such date in an amount equal to the amount of such drawing and such amount drawn shall be treated as an outstanding Revolving Credit Loan that is a Base Rate Loan under this Agreement) and the Agent shall promptly notify each Bank by telex, telecopy, telegram, telephone (confirmed in writing) or other similar means of transmission, and each Bank shall promptly and unconditionally pay to the Agent, for the Issuing Lender’s own account, an amount equal to such Bank’s Commitment Percentage of such Letter of Credit (to the extent of the amount drawn).  If and to the extent any Bank shall not make such amount available on the Business Day on which such draw is funded, such Bank agrees to pay such amount to the Agent forthwith on demand, together with interest thereon, for each day from the date on which such draw was funded until the date on which such amount is paid to the Agent, at the Federal Funds Effective Rate until three (3) days after the date on which the Agent gives notice of such draw and at the Federal Funds Effective Rate plus one percent (1.0%) for each day thereafter.  Further, such Bank shall be deemed to have assigned any and all payments made of principal and interest on its Revolving Credit Loans, amounts due with respect to its participations in Letters of Credit and any other amounts due to it hereunder to the Agent to fund the amount of any drawn Letter of Credit which such Bank was required to fund pursuant to this §2.12(f) until such amount has been funded (as a result of such assignment or otherwise).  In the event of any such failure or refusal, the Banks not so failing or refusing shall be entitled to a priority secured position for such amounts as provided in §12.5.  The failure of any Bank to make funds available to the Agent in such amount shall not relieve any other Bank of its obligation hereunder to make funds available to the Agent pursuant to this §2.12(f).

(g)           If after the issuance of a Letter of Credit pursuant to §2.12(c) by the Issuing Lender, but prior to the funding of any portion thereof by a Bank, for any reason a drawing under a Letter of Credit cannot be refinanced as a Revolving Credit Loan, each Bank will, on the date such Revolving Credit Loan pursuant to §2.12(f) was to have been made, purchase an undivided participation interest in the draw under such Letter of Credit in an amount equal to its Commitment Percentage of the amount of such Letter of Credit.  Each Bank will immediately transfer to the Issuing Lender in immediately available funds the amount of its participation and upon receipt thereof the Issuing Lender will deliver to such Bank a Letter of Credit participation certificate dated the date of receipt of such funds and in such amount.

(h)           Whenever at any time after the Issuing Lender has received from any Bank any such Bank’s payment of funds under a Letter of Credit and thereafter the Issuing Lender receives any payment on account thereof, then the Issuing Lender will distribute to such Bank its participation interest in such amount (appropriately adjusted in the case of interest payments to reflect the period of time during which such Bank’s participation interest was outstanding and funded); provided, however, that in the event that such payment received by the Issuing Lender is required to be returned, such Bank will return to the Issuing Lender any portion thereof previously distributed by the Issuing Lender to it.

(i)            The issuance of any supplement, modification, amendment, renewal or extension to or of any Letter of Credit shall be treated in all respects the same as the issuance of a new Letter of Credit.

(j)            Borrower assumes all risks of the acts, omissions, or misuse of any Letter of Credit by the beneficiary thereof.  Neither Agent, Issuing Lender nor any Bank will be responsible for (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any Letter of Credit or any document submitted by any party in connection with the issuance of any Letter of Credit, even if such document should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the form, validity, sufficiency, accuracy, genuineness or legal effect of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of any beneficiary of any Letter of Credit to comply fully with the conditions required in order to demand payment under a Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document or draft required by or from a beneficiary in order to make a disbursement under a Letter of Credit or the proceeds thereof; (vii) for the misapplication by the beneficiary of any Letter of Credit of the proceeds of any drawing under such Letter of Credit; and (viii) for any consequences arising from causes beyond the control of Agent or any Bank.  None of the foregoing will affect, impair or prevent the vesting of any of the rights or powers granted to Agent, Issuing Lender or the Banks hereunder.  In furtherance and extension and not in limitation or derogation of any of the foregoing, any act taken or omitted to be taken by Agent, Issuing Lender or the other Banks in good faith will be binding on Borrower and will not put Agent, Issuing Lender or the other Banks under any resulting liability to Borrower; provided nothing contained herein shall relieve Issuing Lender for liability to Borrower arising as a result of the gross negligence or willful misconduct of Issuing Lender as determined by a court of competent jurisdiction after the exhaustion of all applicable appeal periods.

§3.          REPAYMENT OF THE LOANS.

§3.1        Stated Maturity.  The Borrower promises to pay on the Maturity Date and there shall become absolutely due and payable on the Maturity Date all of the Loans and Letter of Credit Liabilities outstanding on such date, together with any and all accrued and unpaid interest thereon.

§3.2        Mandatory Prepayments.

(a)           If at any time the sum of the aggregate of the Outstanding Loans and the Outstanding Letter of Credit Liabilities exceeds the Total Commitment, then the Borrower shall within two (2) Business Days pay the amount of such excess to the Agent for the respective accounts of the Banks for application to the Loans together with any additional interest or amounts payable pursuant to §4.8.

(b)           If at any time the aggregate of the Outstanding Loans exceeds the Borrowing Base, then the Borrower shall within two (2) Business Days pay the amount of such excess to the Agent for the respective accounts of the Banks for application to the Loans together with any additional interest or amounts payable pursuant to §4.8.

§3.3        Optional Prepayments.  The Borrower shall have the right, at its election, to prepay the outstanding amount of the applicable Loans, as a whole or in part, at any time without penalty or premium; provided, that if any full or partial prepayment of the outstanding amount of any LIBOR Rate Loans is made other than on the last day of the Interest Period relating thereto, such prepayment shall be accompanied by the payment of any amounts due pursuant to §4.8, except that the amount of any Swing Loans shall be paid solely to the Swing Loan Bank.  The Borrower shall give to the Agent, no later than 11:00 a.m. (Atlanta time) at least one (1) Business Day’s prior written notice of any prepayment pursuant to this §3.3, in each case specifying the proposed date of prepayment and the principal amount to be prepaid (except that no prior notice shall be required for the prepayment of a Swing Loan).  Any payment which is received by Agent later than 2 p.m. (Atlanta time), shall be deemed to have been received on the immediately succeeding Business Day, and any applicable interest or fees shall continue to accrue.

§3.4        Partial Prepayments.  Each partial prepayment of the Loans under §3.3 shall be in a minimum amount of $500,000.00 or an integral multiple of $100,000.00 in excess thereof (unless the Loans are being repaid in full), and each prepayment under §3.2 and §3.3 shall be applied first to the principal of any Outstanding Swing Loans and then, in the absence of instruction by the Borrower, first to the principal of Base Rate Loans and then to the principal of LIBOR Rate Loans.

§3.5        Effect of Prepayments.  Amounts of the Revolving Credit Loans prepaid under §3.2 or §3.3 hereunder may be reborrowed as provided in §2.1.

§3.6        Extension of Maturity Date.

(a)           Provided that no Default or Event of Default shall have occurred and be continuing, the Borrower shall have the option, to be exercised by giving written notice to the Agent in the form of Exhibit D hereto not more than ninety (90) days and not less than fifteen (15) days prior to the initial scheduled Maturity Date (an “Extension Request”), subject to the terms and conditions set forth in this Agreement, to extend the Maturity Date by one (1) year to June 28, 2011.  The request by the Borrower for extension of the Maturity Date shall constitute a representation and warranty by the Borrower that all of the conditions set forth in this Section shall have been satisfied on the date of such request.

(b)           The obligations of the Agent and the Banks to extend the Maturity Date as provided in §3.6(a) shall be subject to the satisfaction of the following conditions precedent on the then effective Maturity Date (without regard to such extension request):

(i)            Payment of Extension Fee.  The Borrower shall pay to the Agent on or before the then effective Maturity Date for the pro rata account of the Banks in accordance with their respective Commitment Percentages an extension fee equal to .25% of the then Total Commitment, which fee shall, when paid, be fully earned and non-refundable under any circumstances.

(ii)           No Default.  On the date the Extension Request is given there shall exist no Event of Default, and on the Maturity Date (as determined without regard to such extension) there shall exist no Default or Event of Default.

(iii)          Representations and Warranties.  The representations and warranties made by the Borrower or the Guarantors in the Loan Documents or otherwise made by or on behalf of the Borrower, the Guarantors or their respective Subsidiaries in connection therewith or after the date thereof shall have been true and correct in all material respects when made and shall also be true and correct in all material respects on the Maturity Date (as determined without regard to such extension), except to the extent of changes resulting from transactions contemplated or permitted by this Agreement and the other

Loan Documents and changes occurring in the ordinary course of business that singly or in the aggregate are not materially adverse, except to the extent that such representations and warranties relate expressly to an earlier date.

(iv)          Additional Documents.  The Borrower and Guarantors shall also execute and deliver to Agent and the Banks such additional documents, instruments and certifications as the Agent may reasonably require.

(c)           The Agent shall notify each of the Banks in the event that the Maturity Date is extended as provided in this §3.6.

§4.          CERTAIN GENERAL PROVISIONS.

§4.1        Conversion Options.

(a)           The Borrower may elect from time to time to convert any of its outstanding Loans to a Loan of another Type and such Loan shall thereafter bear interest as a Base Rate Loan or a LIBOR Rate Loan, as applicable; provided that (i) with respect to any such conversion of a LIBOR Rate Loan to a Base Rate Loan, the Borrower shall give the Agent at least one (1) Business Days’ prior written notice of such election, and such conversion shall only be made on the last day of the Interest Period with respect to such LIBOR Rate Loan unless the Borrower pays to the Agent any amounts due pursuant to §4.8; (ii) with respect to any such conversion of a Base Rate Loan to a LIBOR Rate Loan the Borrower shall give the Agent at least two (2) LIBOR Business Days’ prior written notice of such election and the Interest Period requested for such Loan, the principal amount of the Loan so converted shall be in a minimum aggregate amount of $1,000,000 or an integral multiple of $100,000 in excess thereof and, after giving effect to the making of such Loan there shall be no more than ten (10) LIBOR Rate Loans outstanding at any one time; and (iii) no Loan may be converted into a LIBOR Rate Loan when any Default or Event of Default has occurred and is continuing.  Promptly upon receipt of any Conversion Request, the Agent shall notify each of the Banks thereof.  All or any part of the outstanding Loans of any Type may be converted as provided herein, provided that no partial conversion shall result in a LIBOR Rate Loan in an aggregate principal amount of less than $1,000,000 and that the aggregate principal amount of each LIBOR Loan shall be in an integral multiple of $100,000.  On the date on which such conversion is being made, each Bank shall take such action as is necessary to transfer its Commitment Percentage of such Loans to its Domestic Lending Office or its LIBOR Lending Office, as the case may be.  Each Conversion Request relating to the conversion of a Base Rate Loan to a LIBOR Rate Loan shall be irrevocable by the Borrower.

(b)           Any Loan may be continued as such Type upon the expiration of an Interest Period with respect thereto by compliance by the Borrower with the terms of §4.1(a); provided that no LIBOR Rate Loan may be continued as such when any Default or Event of Default has occurred and is continuing, but shall be automatically converted to a Base Rate Loan on the last day of the Interest Period relating thereto ending during the continuance of any Default or Event of Default.

(c)           In the event that the Borrower does not notify the Agent of its election hereunder with respect to any LIBOR Rate Loan to it, such LIBOR Rate Loan shall be automatically converted to a LIBOR Rate Loan having an Interest Period of one month at the end of the applicable Interest Period.

§4.2        Closing Fee.  The Borrower shall pay to KeyBank and Lead Arranger certain fees for services rendered or to be rendered in connection with the Loan as provided pursuant to the Agreement Regarding Fees.

§4.3        Agent’s Fee.  The Borrower will pay to Agent, for the Agent’s own account, an annual Agent’s Fee calculated at the rate, and payable at such times as are, set forth in the Agreement Regarding Fees.

§4.4        Funds for Payments.

(a)           All payments of principal, interest, unused facility fees, Letter of Credit Fees, Agent’s fees, closing fees and any other amounts due hereunder or under any of the other Loan Documents shall be made to the Agent, for the respective accounts of the Banks and the Agent, as the case may be, at the Agent’s Head Office, not later than 2:00 p.m. (Atlanta time) on the day when due, in each case in lawful money of the United States in immediately available funds.  The Agent is hereby authorized to charge the accounts of the Borrower with KeyBank, if any, on the dates when the amount thereof shall become due and payable, with the amounts of the principal of and interest on the Loans and all fees, charges, expenses and other amounts owing to the Agent and/or the Banks (including the Swing Loan Bank) under the Loan Documents.

(b)           All payments by the Borrower hereunder and under any of the other Loan Documents shall be made without setoff or counterclaim and free and clear of and without deduction for any taxes, levies, imposts, duties, charges, fees, deductions, withholdings, compulsory loans, restrictions or conditions of any nature now or hereafter imposed or levied by any jurisdiction or any political subdivision thereof or taxing or other authority therein (other than Excluded Taxes) unless the Borrower is compelled by law to make such deduction or withholding.  If any such obligation is imposed upon the Borrower with respect to any amount payable by it hereunder or under any of the other Loan Documents, the Borrower will pay to the Agent, for the account of the Banks (including the Swing Loan Bank) or (as the case may be) the Agent, on the date on which such amount is due and payable hereunder or under such other Loan Document, such additional amount in Dollars as shall be necessary to enable the Banks or the Agent to receive the same net amount which the Banks or the Agent would have received on such due date had no such obligation been imposed upon the Borrower.  The Borrower will deliver promptly to the Agent certificates or other valid vouchers for all taxes or other charges deducted from or paid with respect to payments made by the Borrower hereunder or under such other Loan Document.

(c)           Each Bank organized under the laws of a jurisdiction outside the United States shall provide the Agent and the Borrower with such duly executed form(s) or statement(s) which may, from time to time, be prescribed by law and, which, pursuant to applicable provisions of (i) an income tax treaty between the United States and the country of residence of such Bank, (ii) the Code, or (iii) any applicable rules or regulations in effect under (i) or (ii) above, indicates the withholding status of such Bank; provided that nothing herein (including without limitation the failure or inability to provide such form or statement) shall relieve the Borrower of its obligations under §4.4(b).  Each Bank shall deliver photocopies of such forms or other appropriate certifications on or before the date that any such form shall expire or become obsolete and after the occurrence of any event requiring a change in the most recent form delivered to the Borrower or the Agent.  Any Bank which sells a participation in any of its Commitments shall be required to obtain such forms from any participant, and shall be required to withhold any amounts from such participant as required by the Code or Treasury Regulations issued pursuant thereto.

(d)           The obligations of the Borrower to the Banks under this Agreement (and of the Banks to make payments to the Issuing Lender with respect to Letters of Credit and to the Swing Loan Bank with respect to Swing Loans) shall be absolute, unconditional and irrevocable, and shall be paid and performed strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including, without limitation, the following circumstances:  (i) any lack of validity or enforceability of this Agreement, any Letter of Credit or any of the other Loan Documents; (ii) any improper use which may be made of any Letter of Credit or any improper acts or omissions of any beneficiary or transferee of any Letter of Credit in connection therewith; (iii) the existence of any claim, set-off, defense or any right which the Borrower, Guarantors or any of their Subsidiaries or Affiliates may have at any time against any beneficiary or any transferee of any Letter of Credit (or persons or entities for whom any such beneficiary or any such transferee may be acting) or the Banks (other than the defense of payment to the Banks in accordance with the terms of this Agreement) or any other person, whether in connection with any Letter of Credit, this Agreement, any other Loan Document, or any unrelated transaction; (iv) any draft, demand, certificate, statement or any other documents presented under any Letter of Credit proving to be insufficient, forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect whatsoever; (v) any breach of any agreement between Borrower, Guarantors or any of their Subsidiaries or Affiliates and any beneficiary or transferee of any Letter of Credit; (vi) any irregularity in the transaction with respect to which any Letter of Credit is issued, including any fraud by the beneficiary or any transferee of such Letter of Credit; (vii) payment by the Issuing Lender under any Letter of Credit against presentation of a sight draft, demand, certificate or other document which does not comply with the terms of such Letter of Credit, provided that such payment shall not have constituted gross negligence or willful misconduct on the part of the Issuing Lender as determined by a court of competent jurisdiction after the exhaustion of all applicable appeal periods; (viii) any non-application or misapplication by the beneficiary of a Letter of Credit of the proceeds of such Letter of Credit; (ix) the legality, validity, form, regularity or enforceability of the Letter of Credit; (x) the failure of any payment by Issuing Lender to conform to the terms of a Letter of Credit (if, in Issuing Lender’s good faith judgment, such payment is determined to be appropriate); (xi) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents; (xii) the occurrence of any Default or Event of Default; and (xiii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, provided that such other circumstances or happenings shall not have been the result of gross negligence or willful misconduct on the part of the Issuing Lender or the Swing Loan Bank, as applicable as determined by a court of competent jurisdiction after the exhaustion of all applicable appeal periods.

§4.5        Computations.  All computations of interest on the Loans and of other fees to the extent applicable shall be based on a 360-day year (or a 365- or 366-day year, as the case may be, in the case of Base Rate Loans) and paid for the actual number of days elapsed.  Except as otherwise provided in the definition of the term “Interest Period” with respect to LIBOR Rate Loans, whenever a payment hereunder or under any of the other Loan Documents becomes due on a day that is not a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and interest shall accrue during such extension.  The outstanding amount of the Loans and Letter of Credit Liabilities as reflected on the records of the Agent from time to time shall be considered prima facie evidence of such amount.

§4.6        Suspension of LIBOR Rate Loans.  In the event that, prior to the commencement of any Interest Period relating to any LIBOR Rate Loan, the Agent shall reasonably determine that adequate and reasonable methods do not exist for ascertaining the LIBOR Rate for such Interest Period, or the Agent shall reasonably determine that the LIBOR Rate will not adequately and fairly reflect the cost to the Banks of making or maintaining LIBOR Rate Loans for such Interest Period, the Agent shall forthwith give notice of such determination (which shall be conclusive and binding on the Borrower and the Banks) to the Borrower and the Banks.  In such event (a) any Loan Request with respect to LIBOR Rate Loans shall be automatically withdrawn and shall be deemed a request for Base Rate Loans and (b) each LIBOR Rate Loan will automatically, on the last day of the then current Interest Period thereof, become a Base Rate Loan, and the obligations of the Banks to make LIBOR Rate Loans shall be suspended until the Agent determines that the circumstances giving rise to such suspension no longer exist, whereupon the Agent shall so notify the Borrower and the Banks.

§4.7        Illegality.  Notwithstanding any other provisions herein, if any present or future law, regulation, treaty or directive or the interpretation or application thereof shall make it unlawful, or any central bank or other governmental authority having jurisdiction over a Bank or its LIBOR Lending Office shall assert that it is unlawful, for any Bank to make or maintain LIBOR Rate Loans, such Bank shall forthwith give notice of such circumstances to the Agent and the Borrower and thereupon (a) the commitment of the Banks to make LIBOR Rate Loans or convert Loans of another type to LIBOR Rate Loans shall forthwith be suspended and (b) the LIBOR Rate Loans then outstanding shall be converted automatically to Base Rate Loans on the last day of each Interest Period applicable to such LIBOR Rate Loans or within such earlier period as may be required by law; provided that the affected Bank agrees to designate a different LIBOR Lending Office if such designation will permit such Bank to make or maintain LIBOR Rate Loans and will not, in the good faith of such Bank, otherwise be materially disadvantageous to such Bank.

§4.8        Additional Interest.  If any LIBOR Rate Loan or any portion thereof is repaid, reapportioned as a result of an increase in the Total Commitment as contemplated in §2.11, or is converted to a Base Rate Loan for any reason on a date which is prior to the last day of the Interest Period applicable to such LIBOR Rate Loan, or if repayment of the Loans has been accelerated as provided in §12.1, the Borrower will pay to the Agent upon demand (and if any payment is required as a result of an increase in the Total Commitment, prior to the effectiveness of any such increase) for the account of the Banks in accordance with their respective Commitment Percentages, in addition to any amounts of interest otherwise payable hereunder, any amounts required to compensate the Banks for any losses (but excluding loss of profit), costs or expenses which may reasonably be incurred as a result of such payment, reapportionment or conversion.

§4.9        Additional Costs, Etc.  Notwithstanding anything herein to the contrary, if any present or future applicable law, or any amendment, modification or phasing in of present applicable law, which expression, as used herein, includes statutes, rules and regulations thereunder and legally binding interpretations thereof by any competent court or by any governmental or other regulatory body or official with appropriate jurisdiction charged with the administration or the interpretation thereof and requests, directives, instructions and notices at any time or from time to time hereafter made upon or otherwise issued to any Bank or the Agent by any central bank or other fiscal, monetary or other authority (whether or not having the force of law), shall:

(a)           subject any Bank or the Agent to any tax, levy, impost, duty, charge, fee, deduction or withholding of any nature with respect to this Agreement, the other Loan Documents, such Bank’s Commitment, a Letter of Credit or the Loans (other than Excluded Taxes), or

(b)           materially change the basis of taxation (except for changes in taxes on income or profits) of payments to any Bank of the principal of or the interest on any Loans or any other amounts payable to any Bank under this Agreement or the other Loan Documents, or

(c)           impose or increase or render applicable any special deposit, reserve, assessment, liquidity, capital adequacy or other similar requirements (whether or not having the force of law) against assets held by, or deposits in or for the account of, or loans by, or commitments of an office of any Bank, or

(d)           impose on any Bank or the Agent any other conditions or requirements with respect to this Agreement, the other Loan Documents, the Loans, such Bank’s Commitment, a Letter of Credit or any class of loans or commitments of which any of the Loans or such Bank’s Commitment forms a part; and the result of any of the foregoing is

(i)            to increase the cost to any Bank of making, funding, issuing, renewing, extending or maintaining any of the LIBOR Rate Loans, the Letters of Credit or such Bank’s Commitment, or

(ii)           to reduce the amount of principal, interest or other amount payable to such Bank or the Agent hereunder on account of such Bank’s Commitment or any of the Loans or the Letters of Credit, or

(iii)          to require such Bank or the Agent to make any payment or to forego any interest or other sum payable hereunder, the amount of which payment or foregone interest or other sum is calculated by reference to the gross amount of any sum receivable or deemed received by such Bank or the Agent from the Borrower hereunder, then, and in each such case, the Borrower will within fifteen (15) days after demand made by such Bank or (as the case may be) the Agent at any time and from time to time and as often as the occasion therefor may arise, pay to such Bank or the Agent such additional amounts as such Bank or the Agent shall determine in good faith to be sufficient to compensate such Bank or the Agent for such additional cost, reduction, payment or foregone interest or other sum.  Each Bank and the Agent in determining such amounts may use any reasonable averaging and attribution methods, generally applied by such Bank or the Agent.

§4.10      Capital Adequacy.  If after the date hereof any Bank determines that (a) the adoption of or change in or phasing in of any law, rule, regulation or guideline regarding capital requirements for banks or bank holding companies or any change in the interpretation or application thereof by any governmental authority charged with the administration thereof, or (b) compliance by such Bank or its parent bank holding company with any guideline, request or directive of any such entity regarding capital adequacy (whether or not having the force of law), has the effect of reducing the return on such Bank’s or such holding company’s capital as a consequence of such Bank’s commitment to make Loans or participate in Letters of Credit hereunder to a level below that which such Bank or holding company could have achieved but for such adoption, change or compliance (taking into consideration such Bank’s or such holding company’s then existing policies with respect to capital adequacy and assuming the full utilization of such entity’s capital) by any amount deemed by such Bank to be material, then such Bank may notify the Borrower thereof.  The Borrower agrees to pay to such Bank the amount of such reduction in the return on capital as and when such reduction is determined, within 15 days of presentation by such Bank of a statement of the amount and setting forth such Bank’s calculation thereof.  In determining such amount, such Bank may use any reasonable averaging and attribution methods.

§4.11      Indemnity of Borrower.  The Borrower agrees to indemnify each Bank and to hold each Bank harmless from and against any loss, cost or expense that such Bank may sustain or incur as a consequence of (a) default by the Borrower in payment of the principal amount of or any interest on any LIBOR Rate Loans as and when due and payable, including any such loss or expense arising from interest or fees payable by such Bank to lenders of funds obtained by it in order to maintain its LIBOR Rate Loans, or (b) default by the Borrower in making a borrowing or conversion after the Borrower has given (or is deemed to have given) a Loan Request or a Conversion Request.

§4.12      Interest on Overdue Amounts.  Following the occurrence and during the continuance of an Event of Default and regardless of whether or not the Agent or the Banks shall have accelerated the maturity of the Loans, at the option of the Required Banks all Loans shall bear interest payable on demand at a rate per annum equal to three percent (3.0%) above the rate that would otherwise be applicable at such time until such amount shall be paid in full (after as well as before judgment) and the fee payable with respect to Letters of Credit shall be increased to a rate equal to three percent (3.0%)

above the Letter of Credit fee that would otherwise be applicable to such time, or if such rate shall exceed the maximum rate permitted by law, then at the maximum rate permitted by law.

§4.13      Certificate.  A certificate setting forth any amounts payable pursuant to §4.8, §4.9, §4.10, §4.11 or §4.12 and a brief explanation of such amounts which are due, shall be submitted by any Bank or the Agent to the Borrower upon the written request of the Borrower, and shall be conclusive in the absence of manifest error.

§4.14      Limitation on Interest.  Notwithstanding anything in this Agreement to the contrary, all agreements between the Borrower and the Banks and the Agent, whether now existing or hereafter arising and whether written or oral, are hereby limited so that in no contingency, whether by reason of acceleration of the maturity of any of the Obligations or otherwise, shall the interest contracted for, charged or received by the Banks exceed the maximum amount permissible under applicable law.  If, from any circumstance whatsoever, interest would otherwise be payable to the Banks in excess of the maximum lawful amount, the interest payable to the Banks shall be reduced to the maximum amount permitted under applicable law; and if from any circumstance the Banks shall ever receive anything of value deemed interest by applicable law in excess of the maximum lawful amount, an amount equal to any excessive interest shall be applied to the reduction of the principal balance of the Obligations of the Borrower and to the payment of interest or, if such excessive interest exceeds the unpaid balance of principal of the Obligations of the Borrower, such excess shall be refunded to the Borrower.  All interest paid or agreed to be paid to the Banks shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full period until payment in full of the principal of the Obligations of the Borrower (including the period of any renewal or extension thereof) so that the interest thereon for such full period shall not exceed the maximum amount permitted by applicable law.  This section shall control all agreements between the Borrower and the Banks and the Agent.

§4.15      Certain Provisions Relating to Increased Costs.

(a)           If no Default or Event of Default shall have occurred and be continuing, and if any additional amounts have become payable pursuant to §4.4(b) with respect to withholdings on amounts payable to a Bank hereunder or any Bank has requested payment or compensation for any losses or costs to be reimbursed pursuant to any one or more of the provisions of §4.9 or §4.10 (each, an “Affected Bank”), then, within thirty (30) Business Days after such notice or request for payment or compensation, Borrower shall have the one-time right as to such Affected Bank, to be exercised by delivery of written notice delivered to the Agent and the Affected Bank within thirty (30) Business Days of receipt of such notice, to elect to cause the Affected Bank to transfer its Commitment to a replacement Bank or Banks reasonably approved by Agent unless following receipt of such notice such Bank withdraws such request for payment or compensation (it being acknowledged that Agent may reasonably disapprove a replacement Bank if such Bank is currently a Bank and the assignment of some or all of the Commitment of the Affected Bank would result, in Agent’s judgment, in such Bank holding a disproportionately high Commitment Percentage).  Upon any such purchase of the Commitment of the Affected Bank, the Affected Bank’s interest in the Obligations and its rights hereunder and under the Loan Documents shall terminate at the date of purchase (other than those rights of a Bank that expressly survive termination of this Agreement), and the Affected Bank shall promptly execute all documents reasonably requested to surrender and transfer such interest.  The purchase price for the Affected Bank’s Commitment shall equal any and all amounts outstanding and owed by Borrower to the Affected Bank, including principal and all accrued and unpaid interest or fees and amounts due pursuant to §4.9 and §4.10 (provided that payment of all such amounts other than principal may be paid by the Borrower).

(b)           Failure or delay on the part of any Bank to demand compensation pursuant to §4.9 or §4.10 shall not constitute a waiver of such Bank’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Bank pursuant to §4.9 or §4.10 for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Bank notifies the Borrower and the Agent of the incurrence of such increased costs or reductions.

§5.          SECURITY; GUARANTY.

§5.1        Collateral; Guaranties.  The Obligations of the Borrower shall be secured by a perfected first priority lien or security title to be held by the Agent for the benefit of the Banks in the Pledged Collateral pursuant to the terms of the Pledge Agreement.  The Obligations shall be guaranteed by the Guarantors pursuant to the Guaranty.

§5.2        Subsidiary Guarantors.  In the event any Subsidiary of the Borrower desires to include an Eligible Asset owned by such Subsidiary or, subject to the terms of §7.17, a CDO Subsidiary in the calculation of the Unencumbered Borrowing Base Asset Value, such Subsidiary (and any other direct or indirect Subsidiary owning an interest therein), but excluding a CDO Subsidiary, shall, simultaneously with the inclusion of such Eligible Asset in the calculation of the Unencumbered Borrowing Base Asset Value, deliver to the Agent each of the following items, each in form and substance satisfactory to the Agent: (i) a Joinder Agreement executed by such Subsidiary, (ii) a Pledge Agreement (or a joinder thereto), together with an Instruction Letter (joined in by a CDO Subsidiary, as applicable), if applicable, and (iii) such organizational agreements, resolutions, consents, opinions and other documents and instruments as the Agent may reasonably require.  Additionally, in the event that any Subsidiary of the Borrower, whether presently existing or hereafter formed or acquired, which is not a Subsidiary Guarantor at such time, shall after the date hereof become a guarantor under any existing or future unsecured Indebtedness of the Borrower or any of its Subsidiaries, then the Borrower shall cause each such Subsidiary to execute and deliver the items described in clauses (i) and (iii) of this §5.2.

§5.3        Release of Certain Subsidiary Guarantors.  Provided that no Default or Event of Default has occurred and is continuing, upon the request of the Borrower or any Subsidiary Guarantor the Agent shall release such Subsidiary Guarantor from liability under the Guaranty; provided that (x) the Borrower shall deliver to Agent evidence satisfactory to Agent that the Borrower will be in compliance with all covenants of this Agreement after giving effect to such sale and release and (y) all Unencumbered Borrowing Base Assets owned by such Subsidiary and all CDO Subsidiaries owned by such Subsidiary shall cease to be included in the calculation of the Unencumbered Borrowing Base Asset Value from the date of release of such Subsidiary from the Guaranty.  Delivery by the Borrower to the Agent of any such request for a release shall constitute a representation by the Borrower that the matters set forth in the preceding sentence (both as of the date of the giving of such request and as of the date of the effectiveness of such request) are true and correct with respect to such request.

§6.          REPRESENTATIONS AND WARRANTIES OF THE BORROWER.

The Borrower represents and warrants to the Agent and the Banks as follows.

§6.1        Corporate Authority, Etc.

(a)           Incorporation; Good Standing.  The Borrower is a Delaware limited partnership duly organized pursuant to its limited partnership agreement, and a Certificate of Limited Partnership and amendments thereto filed with the Secretary of the State of Delaware and is validly existing and in good standing under the laws of the State of Delaware.  GKK is a Maryland corporation duly organized pursuant to its articles of incorporation filed with the Secretary of the State of Maryland and is validly existing and in good standing under the laws of the State of Maryland.  Manager is a Delaware limited liability company duly organized pursuant to its certificate of formation filed with the Secretary of State of Delaware and is validly existing and in good standing under the laws of the State of Delaware.  Each of the other Guarantors is a corporation, limited partnership, limited liability company or trust duly organized under the laws of its State of organization and is validly existing and in good standing under the laws thereof.  Each of the Borrower and the Guarantors (i) has all requisite power to own its respective assets and interests and conduct its respective business as now conducted and as presently contemplated, and (ii)  is in good standing and is duly authorized to do business in each other jurisdiction where the conduct of its business so requires except where a failure to be so qualified in such other jurisdiction has not had and could not reasonably be expected to have a Material Adverse Effect.  GKK is a real estate investment trust in full compliance with and entitled to the benefits of §856 of the Code and has elected to be treated as a real estate investment trust pursuant to the Code.

(b)           Subsidiaries.  Each of the Subsidiaries of the Borrower and GKK (i) is a corporation, limited partnership, limited liability company or trust duly organized under the laws of its State of organization and is validly existing and in good standing under the laws thereof, (ii) has all requisite power to own its assets and interests and conduct its business as now conducted and as presently contemplated and (iii) is in good standing and is duly authorized to do business in each jurisdiction where the conduct of its business so requires except where a failure to be so qualified has not had and could not reasonably be expected to have a Material Adverse Effect.

(c)           Authorization.  The execution, delivery and performance of this Agreement and the other Loan Documents to which the Borrower, the Guarantors or the CDO Subsidiaries is or is to become a party and the transactions contemplated hereby and thereby (i) are within the authority of such Person, (ii) have been duly authorized by all necessary proceedings on the part of such Person, (iii) do not and will not conflict with or result in any breach or contravention of any provision of law, statute, rule or regulation to which such Person is subject or any judgment, order, writ, injunction, license or permit applicable to such Person, (iv) do not and will not conflict with or constitute a default (whether with the passage of time or the giving of notice, or both) under any provision of the articles of incorporation, operating agreement, partnership agreement, declaration of trust or other charter documents or bylaws of, or any agreement or other instrument binding upon, such Person or any of its assets, (v) do not and will not result in or require the imposition of any lien or other encumbrance on any of the assets or rights of such Person (other than pursuant to the Loan Documents), and (vi) do not require the approval or consent of any other Person other than those already obtained and delivered to Agent.  The exercise by Agent of its remedies under the Loan Documents and the realization of the benefits thereof do not require the approval or consent of any Person (excluding approvals that may need to be obtained by the Agent or the Banks from internal credit committees or similar approvals) other than those already obtained and delivered to Agent, nor shall the exercise of such remedies result in or constitute a default (whether with the passage of time or the giving of notice, or both) under any provision of the articles of incorporation, bylaws, operating agreement, partnership agreement, declaration of trust or other charter documents of, or any agreement or other instrument binding upon, Borrower, the Guarantors or any of their respective Subsidiaries.

(d)           Enforceability.  The execution and delivery of this Agreement and the other Loan Documents to which the Borrower or the Guarantors is or is to become a party are valid and legally binding obligations of such Person enforceable in accordance with the respective terms and provisions hereof and thereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights and except to the extent that availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.

§6.2        Governmental Approvals.  The execution, delivery and performance of this Agreement and the other Loan Documents to which the Borrower, the Guarantors or the CDO Subsidiaries is or is to

become a party and the transactions contemplated hereby and thereby do not require the approval or consent of, or filing with, any governmental authority other than those already obtained.

§6.3        Title to Assets; Lease.  The Borrower, the Guarantors and their respective Subsidiaries have good and marketable title to all of the assets reflected in the consolidated balance sheet of the Borrower and the Guarantors as of the Balance Sheet Date or acquired since that date (except assets sold or otherwise disposed of since that date), subject to no rights of others, including any mortgages, leases, conditional sales agreements, title retention agreements, liens or other encumbrances except Permitted Liens.

§6.4        Financial Statements.  The Borrower has delivered to each of the Banks: (a) the unaudited consolidated balance sheet of GKK and its Subsidiaries as of March 31, 2007, (b) the audited consolidated balance sheet for GKK and its Subsidiaries for the fiscal year ending December 31, 2006, and (c) certain other financial information relating to the Borrower, the Guarantors, their Subsidiaries and its assets.  Such balance sheet and statements have been prepared in accordance with GAAP and fairly present the financial condition of the Borrower, the Guarantors and their respective Subsidiaries or such assets as of such dates and the results of the operations of the Borrower, the Guarantors and their respective Subsidiaries for such period.  There are no liabilities, contingent or otherwise, of the Borrower, the Guarantors or any of their respective Subsidiaries involving material amounts not disclosed in said financial statements and the related notes thereto.

§6.5        No Material Changes.  Since the Balance Sheet Date, there has occurred no materially adverse change in the financial condition or business of the Borrower, the Guarantors and their respective Subsidiaries, taken as a whole, as shown on or reflected in the consolidated balance sheet of the Borrower and the Guarantors as of the Balance Sheet Date, or their consolidated statement of income or cash flows for the fiscal year then ended, taken as a whole, other than changes that have not had and could not reasonably be expected to have any Material Adverse Effect.

§6.6        Franchises, Patents, Copyrights, Etc.  The Borrower, the Guarantors and their respective Subsidiaries possess all franchises, patents, copyrights, trademarks, trade names, servicemarks, licenses and permits, and rights in respect of the foregoing, adequate for the conduct of their business substantially as now conducted without known conflict with any rights of others.

§6.7        Litigation.  Except as stated on Schedule 6.7 there are no actions, suits, proceedings or investigations of any kind pending or to the knowledge of such person threatened against the Borrower, the Guarantors, or any of their respective Subsidiaries or Manager before any court, tribunal, arbitrator, mediator or administrative agency or board that, if adversely determined, either in any case or in, the aggregate, could reasonably be expected to have a Material Adverse Effect, or which question the validity of this Agreement or any of the other Loan Documents, any action taken or to be taken pursuant hereto or thereto.  Except as set forth on Schedule 6.7, as of the date of this Agreement, there are no judgments outstanding against or affecting any of the Borrower, any Guarantor, or any of their respective Subsidiaries or Manager.

§6.8        No Materially Adverse Contracts, Etc.  None of the Borrower, the Guarantors nor any of their respective Subsidiaries is subject to any charter, corporate or other legal restriction, or any judgment, decree, order, rule or regulation that has or is expected in the future to have a Material Adverse Effect.  None of the Borrower, the Guarantors nor any of their respective Subsidiaries is a party to any contract or agreement that has or is expected, in the judgment of the partners or officers of such Person, to have any Materially Adverse Effect.

§6.9        Compliance with Other Instruments, Laws, Etc.  None of the Borrower, the Guarantors nor any of their respective Subsidiaries is in violation of any provision of its charter or other organizational documents, bylaws, or any agreement or instrument to which it may be subject or by which it or any of its assets may be bound or any decree, order, judgment, statute, license, rule or regulation, in any of the foregoing cases in a manner that could result in the imposition of substantial penalties or has had or could reasonably be expected to have a Material Adverse Effect.

§6.10      Tax Status.  The Borrower, the Guarantors and each of their respective Subsidiaries (a) has made or filed all federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject, (b) has paid all taxes and other governmental assessments and charges shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and by appropriate proceedings and (c) has set aside on its books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply.  There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the partners, members or officers of such Person know of no basis for any such claim.  There is no proposed tax assessment against the Borrower, the Guarantors or any of their respective Subsidiaries which would, if the assessment were made, have a Material Adverse Effect.  None of the Borrower, the Guarantors or any of their respective Subsidiaries is (nor has it ever been) a party to any tax sharing agreement.

§6.11      No Event of Default.  No Default or Event of Default has occurred and is continuing.

§6.12      Investment Company Act.  None of the Borrower, the Guarantors or any of their respective Subsidiaries is, or after giving effect to any Loan will be, subject to regulation under, the Federal Power Act or the Investment Company Act of 1940 or to any federal or state statute or regulation limiting its ability to incur indebtedness for borrowed money.

§6.13      Absence of UCC Financing Statements, Etc.  Except with respect to Permitted Liens, there is no financing statement, security agreement, chattel mortgage, real estate mortgage or other document filed or recorded with any filing records, registry, or other public office, that purports to cover, affect or give notice of any present or possible future lien on, or security interest or security title in, any asset of the Borrower, Guarantors or any CDO Subsidiaries or rights thereunder other than precautionary filings by lessors of equipment.

§6.14      Not a “Foreign Person.  None of the Borrower, the Guarantors nor any of their respective Subsidiaries is a “foreign person” within the meaning of Section 1445(f)(3) of the Code.

§6.15      Certain Transactions.  Except as set forth on Schedule 6.15, none of the officers, members, trustees, directors, or employees of the Borrower, any Guarantor or any of their respective Subsidiaries is a party to any transaction with any of the Borrower, any Guarantor, any of their respective Subsidiaries or any Affiliates (other than for services as employees, officers, members and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, partner, member, trustee, director or such employee or, to the knowledge of the Borrower, any Guarantor, or any corporation, partnership, trust or other entity in which any officer, partner, member, trustee, director, or any such employee has a substantial interest or is an officer, director, trustee, member or partner, which are on terms less favorable to the Borrower, such Guarantor or any of their respective Subsidiaries than those that would be obtained in a comparable arms-length transaction with an unaffiliated party.

§6.16      Employee Benefit Plans.  The Borrower, the Guarantors and each ERISA Affiliate have fulfilled their respective obligations under the minimum funding standards of ERISA and the Code with respect to each Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan and are in compliance in all material respects with the presently applicable provisions of ERISA and the Code with respect to each Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan.  Neither the Borrower, any Guarantor nor any ERISA Affiliate has (a) sought a waiver of the minimum funding standard under Section 412 of the Code in respect of any Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan, (b) failed to make any contribution or payment to any Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan, or made any amendment to any Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan, which has resulted or could result in the imposition of a lien or the posting of a bond or other security under ERISA or the Code, or (c) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.  None of the Unencumbered Borrowing Base Assets or the Collateral constitutes a “plan asset” of any Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan.

§6.17      Regulations T, U and X.  No portion of any Loan is to be used for the purpose of purchasing or carrying any “margin security” or “margin stock” as such terms are used in Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R.  Parts 220, 221 and 224.  Neither the Borrower nor any Guarantor is engaged, and neither the Borrower nor any Guarantor will engage, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any “margin security” or “margin stock” as such terms are used in Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 220, 221 and 224.

§6.18      [Intentionally Omitted.]

§6.19      Significant Subsidiaries.  Attached as Schedule 6.19 is a list of all “Significant Subsidiaries” (as defined in Rule 1-02 of Regulation S-X of the SEC) of the Borrower and GKK and an organizational chart showing GKK’s and Borrower’s ownership of the Guarantors and CDO Subsidiaries.  The Borrower’s or GKK’s ownership interest in each of such Guarantors and CDO Subsidiaries is set forth in said Schedule 6.19.

§6.20      Pledged Collateral.  The Pledged Collateral and the rights of the Agent and the Banks with respect to the Pledged Collateral are not subject to any setoff, claims, withholdings or other defenses.  The Borrower and the other pledgors or assignors under the Pledge Agreement are the owners of the Pledged Collateral free from any lien, security interest, encumbrance or other claim or demand.

§6.21      Loan Documents.  All of the representations and warranties made by or on behalf of the Borrower, the Guarantors and their respective Subsidiaries in this Agreement and the other Loan Documents or any document or instrument delivered to the Agent or the Banks pursuant to or in connection with any of such Loan Documents are true and correct in all material respects, and neither the Borrower nor any Guarantor has failed to disclose such information as is necessary to make such representations and warranties not misleading in any material respect.  There is no material fact or circumstance that has not been disclosed to the Agent and the Banks, and the written information, reports and other papers and data with respect to the Borrower, the Guarantors and their respective Subsidiaries (other than projections and estimates) furnished to the Agent or the Bank in connection with this Agreement or the obtaining of the commitments of the Banks hereunder was, at the time so furnished, complete and correct in all material respects, or has been subsequently supplemented by other written information, reports or other papers or data, to the extent necessary to give in all material respects a true and accurate knowledge of the subject matter in all material respects; provided that such representation shall not apply to budgets, projections and other forward-looking speculative information prepared in good faith by Borrower (except to the extent the related assumptions are manifestly unreasonable).

§6.22      [Intentionally Omitted.]

§6.23      Brokers.  None of the Borrower, the Guarantors or any of their respective Subsidiaries has engaged or otherwise dealt with any broker, finder or similar entity in connection with this Agreement or the Loans contemplated hereunder.

§6.24      Other Debt.  On the date hereof, none of the Borrower, the Guarantors or any of their respective Subsidiaries is in default of the payment of any Indebtedness or any other agreement, mortgage, deed of trust, security agreement, financing agreement, indenture or lease to which any of them is a party.  Neither the Borrower nor any Guarantor is a party to or bound by any agreement, instrument or indenture that may require the subordination in right or time or payment of any of the Obligations to any other indebtedness or obligation of the Borrower or such Guarantor.  The Borrower has provided to the Agent a schedule of the Indebtedness of the Borrower, the Guarantors and their respective Subsidiaries, and upon the request of the Agent will provide copies (to the extent not prohibited from doing so), of all agreements, mortgages, deeds of trust, financing agreements or other material agreements binding upon the Borrower, the Guarantors or any of their respective Subsidiaries or their respective assets and entered into by the Borrower, the Guarantors or any of their respective Subsidiaries with respect to any Indebtedness of the Borrower, the Guarantors or any of their respective Subsidiaries.

§6.25      Solvency.  As of the Closing Date and after giving effect to the transactions contemplated by this Agreement and the other Loan Documents, including all Loans made or to be made hereunder, and as of the date of each advance of a Loan, neither the Borrower, any Guarantor nor any of their Subsidiaries is insolvent on a balance sheet basis, such that the sum of such Person’s assets exceeds the sum of such Person’s liabilities, such Person is able to pay its debts as they become due, and such Person has sufficient capital to carry on its business.

§6.26      Bankruptcy Filing.  None of the Borrower, the Guarantors or the CDO Subsidiaries is contemplating either the filing of a petition by it under any state of federal bankruptcy or insolvency laws or a liquidation of its assets, and the Borrower has no knowledge of any Person contemplating the filing of any such petition against Borrower, any Guarantor or any CDO Subsidiary.

§6.27      No Fraudulent Intent.  Neither the execution and delivery of this Agreement or any of the other Loan Documents nor the performance of any actions required hereunder or thereunder is being undertaken by the Borrower, any Guarantor or any of their respective Subsidiaries with or as a result of any actual intent by any of such Persons to hinder, delay or defraud any entity to which any of such Persons is now or will hereafter become indebted.

§6.28      Transaction in Best Interests of Borrower; Consideration.  The transaction evidenced by this Agreement and the other Loan Documents is in the best interests of the Borrower and the Guarantors.  The direct and indirect benefits to inure to the Borrower and the Guarantors pursuant to this Agreement and the other Loan Documents constitute at least “reasonably equivalent value” (as such term is used in Section 548 of the Bankruptcy Code) and “valuable consideration,” “fair value,” and “fair consideration,” (as such terms are used in any applicable state fraudulent conveyance law), in exchange for the benefits to be provided by the Borrower and the Guarantors pursuant to this Agreement and the other Loan Documents.

§6.29      Ownership; Management.  GKK is the sole general partner of Borrower and owns not less than a 1% general partnership interest, 100% of the Class A limited partnership interests and not less than 70% of the economic interests in the Borrower free of all Liens.  Manager is the sole manager and advisor to the Borrower.

§6.30      Embargoed Persons.  None of the Borrower, the Guarantors or their respective Subsidiaries, are (and none of the Borrower, the Guarantors or their respective Subsidiaries will be) a Person with whom any Bank is restricted from doing business under OFAC (including those Persons named on OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive order (including the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action, and is not and shall not engage in any dealings or transactions or otherwise be associated with such persons.  In addition, Borrower hereby agrees to provide to the Banks any additional information that a Bank deems reasonably necessary from time to time in order to ensure compliance with all applicable laws concerning money laundering and similar activities.

§6.31      Contribution Agreement.  Borrower has delivered to the Agent a true, correct and complete copy of the Contribution Agreement.  The Contribution Agreement is in full force and effect in accordance with its terms, there are no claims resulting from non-performance of the terms thereof or otherwise or any basis for a claim by any party to the Contribution Agreement, nor has there been any waiver of any terms thereunder.

§7.          AFFIRMATIVE COVENANTS OF THE BORROWER.

The Borrower covenants and agrees that, so long as any Loan, Note or Letter of Credit is outstanding or any Bank has any obligation to make any Loans or issue any Letters of Credit:

§7.1        Punctual Payment.  The Borrower will duly and punctually pay or cause to be paid the principal and interest on the Loans and all interest and fees provided for in this Agreement, all in accordance with the terms of this Agreement and the Notes as well as all other sums owing pursuant to the Loan Documents.

§7.2        Maintenance of Office.  The Borrower will maintain its chief executive office at 420 Lexington Avenue, New York, New York 10170, or at such other place in the United States of America as the Borrower shall designate upon prior written notice to the Agent and the Banks, where notices, presentations and demands to or upon the Borrower in respect of the Loan Documents may be given or made.

§7.3        Records and Accounts.  The Borrower will (a) keep, and cause each of the Guarantors and their respective Subsidiaries to keep, true and accurate records and books of account in which full, true and correct entries will be made in accordance with GAAP and (b) maintain adequate accounts and reserves for all taxes (including income taxes), depreciation and amortization of its assets and the assets of its Subsidiaries, contingencies and other reserves.  Neither the Borrower, the Guarantors nor any of their respective Subsidiaries shall, without the prior written consent of the Majority Banks or as required by law, (x) make any material changes to the accounting principles used by such Person in preparing the financial statements and other information described in §6.4 or (y) change its fiscal year.

§7.4        Financial Statements, Certificates and Information.  The Borrower and the Guarantors will deliver or cause to be delivered to the Agent:

(a)           as soon as practicable, but in any event not later than seventy-five (75) days after the end of each fiscal year of GKK, the audited Consolidated balance sheet of GKK and its Subsidiaries at the end of such year, and the related audited Consolidated statements of income, changes in shareholder’s equity and cash flows for such year, each setting forth in comparative form the figures for the previous fiscal year and all such statements to be in reasonable detail, prepared in accordance with GAAP, and accompanied by an auditor’s report prepared without qualification by a nationally recognized accounting firm reasonably acceptable to Agent (which may be provided by inclusion in the Form 10-K of GKK filed with the SEC), a statement of GKK’s taxable net income for the prior fiscal year, together with the written statement from such accountants to the effect that they have read this Agreement, and that, in making the examination necessary to said certification, they have obtained no knowledge of any Default or Event of Default, or, if such accountants shall have obtained knowledge of any Default or Event of Default they shall disclose in such statement any such Default or Event of Default;

(b)           as soon as practicable, but in any event not later than forty-five (45) days after the end of each calendar quarter of GKK (including the fourth quarter), copies of the unaudited Consolidated balance sheet of GKK and its Subsidiaries, as at the end of such quarter, and the related unaudited Consolidated statements of income, changes in shareholder’s equity and cash flows for the portion of GKK’s fiscal year then elapsed, all in reasonable detail and prepared in accordance with GAAP (which may be provided by inclusion in the Form 10-Q of GKK for such period provided pursuant to subsection (c) below), together with a certification by a Certifying Officer of GKK that the information contained in such financial statements fairly presents the financial position of GKK and its Subsidiaries on the date thereof (subject to year-end adjustments and footnotes);

(c)           as soon as practicable, but in any event not later than forty-five (45) days after the end of each of the first three (3) calendar quarters of GKK in each year, copies of Form 10-Q filed with the SEC;

(d)           simultaneously with the delivery of the financial statements referred to in subsections (a) and (b) above, a statement (a “Compliance Certificate”) certified by a Certifying Officer of GKK in the form of Exhibit C hereto (or in such other form as the Agent and the Borrower may approve from time to time) setting forth in reasonable detail computations evidencing compliance with the covenants contained in §9 and the other covenants described therein, and (if applicable) reconciliations to reflect changes in GAAP since the Balance Sheet Date.  The Compliance Certificate shall also be accompanied by a certificate (a “Borrowing Base Certificate”) in the form attached to the Compliance Certificate pursuant to which the Borrower shall include a list of the Unencumbered Borrowing Base Assets, the outstanding principal balance or carrying basis, as applicable, thereof and of any senior indebtedness, the acquisition cost thereof (if acquired), the maturity date and collateral for each such asset, any of the Unencumbered Borrowing Base Assets that are non-performing or as to which a Subordination Event or default has occurred, any delinquencies thereunder, the Unencumbered Borrowing Base Asset Value for each Unencumbered Borrowing Base Asset and the aggregate Borrowing Base, and a certification as to whether such Unencumbered Borrowing Base Assets satisfy each and every requirement in this Agreement to qualify as an Unencumbered Borrowing Base Asset, all certified by a Certifying Officer;

(e)           promptly following the request of Agent, copies of all annual federal income tax returns and amendments thereto of the Borrower and the Guarantors;

(f)            simultaneously with the delivery of the financial statements referred to in subsections (a) and (b) above, a statement listing the Indebtedness of the Borrower, the Guarantors and their respective Subsidiaries and Unconsolidated Affiliates, which statement shall include, without limitation, a statement of the original principal amount of such Indebtedness and the current amount outstanding, the holder thereof, the maturity date and any extension options, the interest rate, the collateral provided for such Indebtedness and whether such Indebtedness is recourse or non-recourse,

(g)           contemporaneously with the filing thereof, copies of all filings with the SEC or sent to the stockholders or partners of Borrower and GKK, provided that any such material as to GKK that is filed with the SEC and is publicly available pursuant to the SEC’s Edgar Filing System or any successor thereto, and of which the Agent has been notified by Borrower of the filing thereof, shall be deemed to have been delivered to the Agent upon such filing;

(h)           promptly following the receipt thereof by or the same becoming available to Borrower, any Guarantor or any CDO Subsidiary, copies of all financial information, reporting packages, covenant tests, trustee or collateral manager reports (including without limitation the monthly CDO trustee reports, notes valuation reports and quarterly CDO collateral manager reports) and other materials distributed to the collateral manager, investors or other holders of interests with respect to any Unencumbered Borrowing Base Asset; and

(i)            from time to time such other financial data and information in the possession of the Borrower, the Guarantors or their respective Subsidiaries (including without limitation auditors’ management letters and information as to legal and regulatory changes affecting the Borrower, the Guarantors or their respective Subsidiaries) as the Agent may reasonably request.

Any material to be delivered pursuant to this §7.4 may be delivered electronically directly to Agent provided that such material is in a format reasonably acceptable to Agent, and such material shall be deemed to have been delivered to Agent upon Agent’s receipt thereof.  Upon the request of Agent, Borrower and the Guarantors shall deliver paper copies thereof to Agent.

Borrower authorizes Agent and Lead Arranger to disseminate any such materials and information to the Banks, participants, potential banks and participants and their attorneys and other advisors, subject to the Agent’s customary procedures for confidentiality and security, through the use of Intralinks, SyndTrak or any other electronic information dissemination system, and the Borrower releases Agent and the Banks from any liability in connection therewith.

§7.5        Notices.

(a)           Defaults.  The Borrower will promptly notify the Agent in writing of the occurrence of any Default or Event of Default.  If any Person shall give any notice or take any other action in respect of a claimed default (whether or not constituting an Event of Default) under this Agreement or under any note, evidence of indebtedness, indenture or other obligation to which or with respect to which the Borrower, any Guarantor or any of their respective Subsidiaries is a party or obligor, whether as principal or surety, and such default would permit the holder of such note or obligation or other evidence of indebtedness to accelerate the maturity thereof or require the repurchase, redemption, payment or prepayment thereof, which acceleration or other action would either cause a Default or Event of Default or could reasonably be expected to have a Material Adverse Effect on the Borrower or any Guarantor, the Borrower shall forthwith give written notice thereof to the Agent and each of the Banks, describing the notice or action and the nature of the claimed default.

(b)           Notice of Litigation and Judgments.  The Borrower will give notice to the Agent in writing within fifteen (15) days of becoming aware of any litigation or proceedings threatened in writing or any pending litigation and proceedings affecting the Borrower, any Guarantor or any of their respective Subsidiaries or to which the Borrower, any Guarantor or any of their respective Subsidiaries is or is to become a party involving an uninsured claim against the Borrower, any Guarantor or any of their respective Subsidiaries that could cause a Default or Event of Default or could reasonably be expected to have a Material Adverse Effect and stating the nature and status of such litigation or proceedings.  The Borrower will give notice to the Agent, in writing, in form and detail satisfactory to the Agent and each of the Banks, within ten (10) days of any judgment not covered by insurance, whether final or otherwise, against the Borrower, any Guarantor or any of their respective Subsidiaries in an amount in excess of $5,000,000.

(c)           Repayment Event.  The Borrower will promptly notify the Agent in writing of any event requiring a mandatory prepayment of all or any portion of the Loans pursuant to §7.17(b).

(d)           Notification of Claims Against Pledged Collateral.  The Borrower will, immediately upon becoming aware thereof, notify the Agent in writing of any setoff, claims (including environmental claims), withholdings or other defenses to which any of the Pledged Collateral, or the rights of the Agents and the Banks with respect to the Pledged Collateral, are subject.

(e)           Subordination Event.  The Borrower will promptly notify the Agent in writing of any Subordination Event.

(f)            Notification of Banks.  Promptly after receiving any notice under this §7.5, the Agent will forward a copy thereof to each of the Banks, together with copies of any certificates or other written information that accompanied such notice.

§7.6        Existence; Maintenance of Properties.

(a)           The Borrower will (i) do or cause to be done all things necessary to preserve and keep in full force and effect its existence as a Delaware limited partnership, (ii) will cause the Guarantors and each of their respective Subsidiaries to do or cause to be done all things necessary to preserve and keep in full force and effect its legal existence, (iii) do or cause to be done all things necessary to preserve and keep in full force all of its rights and franchises and those of Guarantors and their respective Subsidiaries, except with respect to Subsidiaries that are not Guarantors or CDO Subsidiaries in each case where such failure individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect (except in each as to case clauses (ii) and (iii) for the dissolution of Subsidiaries which no longer own any assets or as a result of mergers, reorganizations and other matters permitted pursuant to §8.4).  The common stock of GKK shall at all times be listed for trading and be traded on the New York Stock Exchange or another nationally recognized stock exchange, unless otherwise consented to by the Majority Banks.  The Borrower shall cause GKK to at all times comply with the requirements of all applicable laws and regulations necessary to maintain REIT Status and shall elect to be treated as a real estate investment trust under the Code.

(b)           The Borrower (i) will cause all of its properties and those of Guarantors and their respective Subsidiaries used or useful in the conduct of its business to be maintained and kept in good condition, repair and working order (ordinary wear and tear excepted) and supplied with all necessary equipment, and (ii) will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, in all cases in which the failure so to do could reasonably be expected to have a Material Adverse Effect.

§7.7        Insurance.  The Borrower will, and will cause Guarantors to, procure and maintain or cause to be procured and maintained insurance with financially sound and reputable insurers covering the Borrower, the Guarantors and their respective Subsidiaries in such amounts and against such casualties and contingencies as shall be in accordance with the general practices of businesses engaged in similar activities in similar geographic areas.

§7.8        Taxes.  The Borrower will, and will cause the Guarantors and their respective Subsidiaries to, duly pay and discharge, or cause to be paid and discharged, before the same shall become overdue, all taxes, assessments and other governmental charges imposed upon it and their assets, their sales and activities, or any part thereof, or upon the income or profits therefrom, as well as all claims for labor, materials, or supplies that if unpaid might by law become a lien or charge upon any of its assets; provided that any such tax, assessment, charge, levy or claim need not be paid if the validity or amount thereof shall currently be contested in good faith by appropriate proceedings which shall suspend the collection thereof and if such Person shall have set aside on its books adequate reserves with respect thereto; and provided, further that forthwith upon the commencement of proceedings to foreclose any lien that may have attached as security therefor, such Person either (i) will provide a bond issued by a surety reasonably acceptable to the Agent and sufficient to stay all such proceedings or (ii) if no such bond is provided, will pay each such tax, assessment, charge, levy or claim.  The Borrower shall maintain its status as a partnership for federal income tax purposes.

§7.9        Inspection of Properties and Books.  The Borrower shall, and shall cause the Guarantors to, permit the Agent and the Banks, at the Borrower’s expense, to visit and inspect any of the properties of the Borrower, the Guarantors or any of their respective Subsidiaries, to examine the books of account of the Borrower, the Guarantors and their respective Subsidiaries (and to make copies thereof and extracts therefrom) and to discuss the affairs, finances and accounts of the Borrower, the Guarantors and their respective Subsidiaries with, and to be advised as to the same by, its partners, members or officers, as applicable, all at such reasonable times and intervals the Agent or any Bank may reasonably request.  The Agent and the Banks shall use good faith efforts to coordinate such visits and inspections so as to minimize the interference with and disruption to the Borrower’s and Guarantors’ normal business operations.

§7.10      Compliance with Laws, Contracts, Licenses, and Permits.  The Borrower will, and will cause the Guarantors and each of their respective Subsidiaries to, comply with (i) all applicable laws and regulations now or hereafter in effect wherever its business is conducted, including all Environmental Laws, (ii) the provisions of its corporate charter, partnership agreement, operating agreement or declaration of trust, as the case may be, and other charter documents and bylaws, (iii) all agreements and instruments to which it is a party or by which it or any of its assets may be bound, (iv) all applicable decrees, orders, and judgments, and (v) all licenses and permits required by applicable laws and regulations for the conduct of its business or the ownership, use or operation of its assets except to the extent in each case that non-compliance with the foregoing could not reasonably be expected to have a Material Adverse Effect.  If at any time while any Loan or Note is outstanding or the Banks have any obligation to make Loans or issue Letters of Credit hereunder, any authorization, consent, approval, permit or license from any governmental authority shall become necessary or required in order that the Borrower or any Guarantor may fulfill any of their respective obligations under the Loan Documents, the Borrower or such Guarantor will promptly take or cause to be taken all steps necessary to obtain such authorization, consent, approval, permit or license and furnish the Agent with evidence thereof.

§7.11      Further Assurances.  The Borrower will, and will cause Guarantors and each of their respective Subsidiaries to cooperate with the Agent and the Banks and execute such further instruments and documents as the Banks or the Agent shall reasonably request to carry out to their satisfaction the transactions contemplated by this Agreement and the other Loan Documents.

§7.12      Business Operations.  The Borrower, the Guarantors and their respective Subsidiaries shall operate their respective businesses in substantially the same manner and in substantially the same fields and lines of business as such business is now conducted and related businesses.

§7.13      [Intentionally Omitted.]

§7.14      Management.  The Borrower shall at all times be managed solely by Manager or any other Person reasonably acceptable to the Required Banks.

§7.15      Plan Assets.  The Borrower will do, or cause to be done, all things necessary to ensure that neither the Borrower, the Guarantors nor any of their respective Subsidiaries will be deemed to hold “plan assets” at any time.

§7.16      Distributions of Income to the Borrower and Subsidiary Guarantors.  The Borrower shall cause all of its Subsidiaries to promptly distribute to the Borrower, whether in the form of dividends, distributions or otherwise, all profits, proceeds or other income relating to or arising from such Person’s use, operation, financing, refinancing, sale or other disposition of its assets after (a) the payment by such Person of its Debt Service and operating expenses for such quarter and (b) the establishment of reasonable reserves for the payment of operating expenses not paid on at least a quarterly basis and capital improvements to be made to such Person’s assets approved by such Person in the ordinary course of business consistent with its past practices.  Notwithstanding the foregoing, to the extent any such profits, proceeds or other income are paid with respect to such assets of such Subsidiary less frequently than each fiscal quarter of the Borrower, the distribution required by this §7.16 may be made to the Borrower on such less frequent basis.  Each Subsidiary Guarantor which owns a CDO Subsidiary shall cause such CDO Subsidiary to promptly distribute to such Subsidiary Guarantor all amounts received with respect to any Eligible CDO Retained Asset included within the Unencumbered Borrowing Base Assets.

§7.17      Unencumbered Borrowing Base Assets.

(a)           Generally.  The Unencumbered Borrowing Base Assets shall at all times satisfy, and shall be included in the calculation of the Borrowing Base so as to ensure the satisfaction of, at all times, all of the following conditions:

(i)            each of the Unencumbered Borrowing Base Assets included in the calculation of the Borrowing Base shall be owned one hundred percent (100%) by the Borrower, a Subsidiary Guarantor which is a Wholly Owned Subsidiary of Borrower, or with respect to an Eligible CDO Retained Asset, a CDO Subsidiary which is a Wholly Owned Subsidiary of Borrower or a Subsidiary Guarantor;

(ii)           each Unencumbered Borrowing Base Asset shall be an Eligible Asset which has been approved by the Required Banks;

(iii)          each Unencumbered Borrowing Base Asset shall be free and clear of all Liens (and if Borrower, a Subsidiary Guarantor or a CDO Subsidiary does not own the entire loan or debt security to which such Unencumbered Borrowing Base Asset relates, such loan or debt security shall be free and clear of all Liens);

(iv)          each Unencumbered Borrowing Base Asset shall not be subject to a contractual obligation binding on the Borrower, the Subsidiary Guarantor or the CDO Subsidiary that owns such Unencumbered Borrowing Base Asset which contractual obligation contains a covenant prohibiting the sale, transfer, pledge, assignment, hypothecation or other encumbrance of such Unencumbered Borrowing Base Asset (provided that customary limitations in participation agreements, pooling and servicing agreements or intercreditor agreements with respect to Participation Interests, Second Mortgage Loans or Mezzanine Loans, in trust indentures with respect to Eligible CDO Retained Assets or in the organizational agreements of a CDO Subsidiary with respect to Eligible CDO Retained Assets shall not be deemed to violate the foregoing); and

(v)           the Unencumbered Borrowing Base Asset Value attributable to Eligible Equity Interests shall not exceed thirty percent (30%) of the aggregate Unencumbered Borrowing Base Asset Value.

(b)           Additions and Removals from Borrowing Base.  Subject to the requirements of §§5.2 and 7.17(a), the Borrower may elect to add or remove one or more Unencumbered Borrowing Base Assets from the calculation of the Borrowing Base; provided that (x) in the event of the addition of any Unencumbered Borrowing Base Assets to the calculation of the Borrowing Base, the Borrower or the relevant Subsidiary Guarantor, as applicable, shall prior to such addition to the Borrowing Base deliver to the Agent such documents (including, without limitation, any Appraisal of Real Estate related to the proposed Unencumbered Borrowing Base Asset), an executed Instruction Letter with respect to such Unencumbered Borrowing Base Asset, if applicable, together with such other Loan Documents required under §5.2 to the extent not previously executed and delivered and (y) the Borrower may not elect to remove an Unencumbered Borrowing Base Asset from the calculation of the Borrowing Base if at the time of such removal a Default or Event of Default shall have occurred and be continuing or would result therefrom.  Notwithstanding the foregoing, in the event any Unencumbered Borrowing Base Asset fails to satisfy the requirements of the definition thereof, the Borrower shall immediately remove such Unencumbered Borrowing Base Asset from the calculation of the Borrowing Base.  In the event of any such addition or removal, the Borrower shall deliver to the Agent, simultaneously therewith, a revised Borrowing Base Certificate giving effect to such addition or removal and, to the extent required by §3.2, the Borrower shall make a prepayment of the Loans.  Schedule 7.17 hereto shall be deemed amended to reflect any addition or removal of any Unencumbered Borrowing Base Asset in accordance with this §7.17.

(c)           Appraisals.  Notwithstanding anything herein to the contrary, the Agent may, for the purpose of determining the current Appraised Value of any Real Estate, obtain new Appraisals but not more often than once per calendar year or an update to existing Appraisals with respect to such Real Estate if the Agent reasonably believes that there has been a material adverse change with respect to such Real Estate including, without limitation, a material change in the market in which such Real Estate is located which may affect the value of such Real Estate.  The expense of such Appraisals and/or updates performed pursuant to this §7.17(c) shall be borne by the Borrower and payable to Agent within fifteen (15) days of demand.

(d)           CDO Subsidiaries.  The organizational agreements of a Subsidiary of Borrower which owns Eligible CDO Retained Assets may as a result of structuring requirements of the Eligible CDO, prohibit such Subsidiary from becoming a Guarantor and joining in the Pledge Agreement.  The Eligible CDO Retained Assets owned by such Subsidiary may be included in the Unencumbered Borrowing Base Assets subject to the satisfaction at all times of the following conditions (such a Subsidiary which satisfies the conditions in this §7.17(d) shall be a “CDO Subsidiary”):

(i)            such CDO Subsidiary shall be a Wholly Owned Subsidiary of Borrower or a Subsidiary Guarantor;

(ii)           such CDO Subsidiary shall be a single purpose, bankruptcy remote entity whose organizational agreements shall be reasonably satisfactory to the Agent;

(iii)          the organizational agreements of such CDO Subsidiary require the prompt and regular distribution to the owning Borrower or Subsidiary Guarantor of all payments with respect to the Eligible CDO Retained Assets;

(iv)          such CDO Subsidiary executes the Instruction Letter in form and substance reasonably satisfactory to the Agent;

(v)           the interest of Borrower and Subsidiary Guarantor in such CDO Subsidiary shall be free and clear of all Liens;

(vi)          such CDO Subsidiary shall not create, incur, assume, guarantee or be or remain liable, contingently or otherwise, with respect to any Indebtedness except as expressly permitted in §8.1; and

(vii)         such CDO Subsidiary shall comply with the terms of its organizational agreements in all material respects and otherwise in accordance with the Loan Documents and shall not amend such organizational agreements in a manner that is material and adverse to the interests of the Banks or would cause a violation of the terms of this §7.17 or the other Loan Documents without the prior written consent of Agent, not to be unreasonably withheld.

In the event that the restrictions against a CDO Subsidiary from becoming a Subsidiary Guarantor and joining in the Pledge Agreement are no longer effective, such CDO Subsidiary shall promptly become a Subsidiary Guarantor pursuant to §5.2.

(e)           CDO 2005-I, Ltd. and CDO 2006-I, Ltd.  Notwithstanding anything in this Agreement to the contrary, no Instruction Letter shall be required to be provided to the Agent with respect to the Borrowing Base Asset described in Items 1 and 2 of Schedule 7.17, and Gramercy Investment QRS Corp. and Gramercy Investment QRS II Corp. shall each constitute a CDO Subsidiary despite its failure to deliver the Instruction Letter.

§8.          CERTAIN NEGATIVE COVENANTS OF THE BORROWER.

The Borrower covenants and agrees that, so long as any Loan, Note or Letter of Credit is outstanding or any of the Banks has any obligation to make any Loans or issue any Letters of Credit:

§8.1        Restrictions on Indebtedness.  Subject to the provisions of §9, the Borrower, will not, and will not permit the Guarantors or any of their respective Subsidiaries to, create, incur, assume, guarantee or be or remain liable, contingently or otherwise, with respect to any Indebtedness other than:

(a)           Indebtedness of Borrower and Guarantors to the Banks arising under any of the Loan Documents;

(b)           Current liabilities of the Borrower, the Guarantors and their respective Subsidiaries incurred in the ordinary course of business but not incurred through (i) the borrowing of money, or (ii) the obtaining of credit except for credit on an open account basis customarily extended and in fact extended in connection with normal purchases of goods and services;

(c)           Indebtedness of Borrower, the Guarantors and their respective Subsidiaries in respect of taxes, assessments, governmental charges or levies and claims for labor, materials and supplies to the extent that payment therefor shall not at the time be required to be made in accordance with the provisions of §7.8;

(d)           Indebtedness of Borrower, the Guarantors and their respective Subsidiaries (other than CDO Subsidiaries) in respect of judgments or awards the existence of which does not create an Event of Default;

(e)           Endorsements by Borrower, the Guarantors and their respective Subsidiaries for collection, deposit or negotiation and warranties of products or services, in each case incurred in the ordinary course of business;

(f)            Indebtedness of Borrower under Junior Subordinated Indentures;

(g)           Subject to the provisions of §9, Recourse Indebtedness of Borrower, GKK, Gramercy Investment Trust and the Subsidiaries of Borrower that are not Guarantors (other than Gramercy Investment Trust) or CDO Subsidiaries (excluding the Obligations), provided that such Indebtedness does not in the aggregate exceed thirty percent (30%) of Consolidated Total Assets at any time; and

(h)           Non-Recourse Indebtedness of the Borrower, GKK, Gramercy Investment Trust or Subsidiaries of Borrower that are not Guarantors (other than Gramercy Investment Trust) or CDO Subsidiaries.

§8.2        Restrictions on Liens, Etc.  The Borrower will not (and will not permit any of the Guarantors or any of their respective Subsidiaries to) (a) create or incur or suffer to be created or incurred or to exist any lien, encumbrance, mortgage, deed of trust, security deed, pledge, negative pledge, charge, restriction or other security interest of any kind upon any of its property or assets of any character whether now owned or hereafter acquired, or upon the income or profits therefrom; (b) transfer any of its property or assets or the income or profits therefrom for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to payment of its general creditors; (c) acquire, or agree or have an option to acquire, any property or assets upon conditional sale or other title retention or purchase money security agreement, device or arrangement; (d) suffer to exist for a period of more than 30 days after the same have come due any Indebtedness or claim or demand against it that if unpaid might by law or upon bankruptcy or insolvency, or otherwise, be given any priority whatsoever over its general creditors; (e) pledge or otherwise encumber any accounts, contract rights, general intangibles, chattel paper or instruments, with or without recourse; or (f) incur or maintain any obligation to any holder of Indebtedness of such Person which prohibits the creation or maintenance of any lien securing the Obligations (collectively “Liens”); provided that the Borrower, the Guarantors and their respective Subsidiaries may create or incur or suffer to be created or incurred or to exist:

(i)            liens on properties or assets, of Borrower, the Guarantors and their respective Subsidiaries to secure taxes, assessments and other governmental charges or claims for labor, material or supplies in respect of obligations not overdue or which are being contested or otherwise addressed as permitted by §7.8;

(ii)           liens on properties or assets, other than Unencumbered Borrowing Base Assets, of Borrower, the Guarantors and their respective Subsidiaries in respect of judgments or awards, the Indebtedness with respect to which is permitted by §8.1(d);

(iii)          encumbrances on properties of Borrower, the Guarantors and their respective Subsidiaries consisting of easements, rights of way, zoning restrictions, restrictions on the use of real property, landlord’s or lessor’s liens under leases to which the Borrower, the Guarantors or such Subsidiary is a party, tenant leases and other minor non-monetary liens or encumbrances none of which interferes materially with the use of the property affected in the ordinary conduct of the business of such Person, which encumbrances or liens individually or in the aggregate have not had or could not reasonably be expected to have a Material Adverse Effect;

(iv)          liens granted by Borrower, the Guarantors and their respective Subsidiaries (other than CDO Subsidiaries) on property or assets (other than Unencumbered Borrowing Base Assets) to secure Indebtedness permitted pursuant to §8.1(g) or (h); and

(v)           liens granted by Borrower and the Guarantors to the Agent for the benefit of the Banks to secure the Obligations.

§8.3        Restrictions on Investments.  The Borrower will not, nor will it permit the Guarantors or any of their respective Subsidiaries to, make or permit to exist or to remain outstanding any Investment except Investments:

(a)           in marketable direct or guaranteed obligations of the United States of America that mature within one (1) year from the date of purchase by the Borrower or such Subsidiary;

(b)           in marketable direct obligations of any of the following: Federal Home Loan Mortgage Corporation, Student Loan Marketing Association, Federal Home Loan Banks, Federal National Mortgage Association, Government National Mortgage Association, Bank for Cooperatives, Federal Intermediate Credit Banks, Federal Financing Banks, Export-Import Bank of the United States, Federal Land Banks, or any other agency or instrumentality of the United States of America;

(c)           in demand deposits, certificates of deposit, bankers acceptances and time deposits of United States banks having total assets in excess of $100,000,000; provided, however, that the aggregate amount at any time so invested with any single bank having total assets of less than $1,000,000,000 will not exceed $200,000;

(d)           in securities commonly known as “commercial paper” issued by a corporation organized and existing under the laws of the United States of America or any State which at the time of purchase are rated by Moody’s Investors Service, Inc. or by Standard & Poor’s Corporation at not less than “P 1” if then rated by Moody’s Investors Service, Inc., and not less than “A 1”, if then rated by Standard & Poor’s Corporation;

(e)           in mortgage backed securities guaranteed by the Government National Mortgage Association, the Federal National Mortgage Association or the Federal Home Loan Mortgage Corporation and other mortgage backed bonds which at the time of purchase are rated by Moody’s Investors Service, Inc. or by Standard & Poor’s Corporation at not less than “Aa” if then rated by Moody’s Investors Service, Inc. and not less than “AA” if then rated by Standard & Poor’s Corporation;

(f)            in repurchase agreements having a term not greater than ninety (90) days and fully secured by securities described in the foregoing subsection (a), (b) or (e) with banks described in the foregoing subsection (c) or with financial institutions or other corporations having total assets in excess of $500,000,000;

(g)           in shares of so called “money market funds” registered with the SEC under the Investment Company Act of 1940 which maintain a level per share value, invest principally in investments described in the foregoing subsections (a) through (f) and have total assets in excess of $50,000,000;

(h)           by GKK in the Borrower;

(i)            by the Borrower in Subsidiaries of the Borrower or in any other Person so long as after giving effect to such Investment, such Person becomes a Subsidiary; and

(j)            by the Borrower and its Subsidiaries in other assets consistent with the current business practices of Borrower.

§8.4        Merger, Consolidation.  Neither GKK, the Borrower nor any of their respective Subsidiaries will become a party to any merger, consolidation or other business combination, dissolution, liquidation, or disposition of all or substantially all of its assets or business except (a) the merger or consolidation of one or more of the Subsidiaries of the Borrower with and into the Borrower, (b) the merger or consolidation of two or more Subsidiaries of the Borrower, (c) the Borrower may merge or consolidate with or into any other Person (other than GKK) so long as (i) the Borrower is the surviving entity, (ii) such action is not hostile, (iii) the other Persons involved in such merger or consolidation are engaged in a line of business in which the Borrower is permitted to engage, and (iv) after giving effect to such merger or consolidation, no Default or Event of Default shall exist, (d) GKK may merge or consolidate with or into any other Person (other than Borrower) so long as (i) GKK is the surviving entity, (ii) such action is not hostile, (iii) the other Persons involved in such merger or consolidation are engaged in a line of business in which the Borrower is permitted to engage, and (iv) after giving effect to such merger or consolidation, no Default or Event of Default shall exist, or (e) a Subsidiary of GKK (other than the Borrower) may merge or consolidate with or into any other Person (other than GKK or the Borrower) so long as (i) such Subsidiary is the surviving entity, (ii) such action is not hostile, (iii) the other Persons involved in such merger or consolidation are engaged in a line of business in which the Borrower is permitted to engage, and (iv) after giving effect to such merger or consolidation, no Default or Event of Default shall exist.

§8.5        Sale and Leaseback.  None of the Borrower, the Guarantors nor any of their respective Subsidiaries will enter into any arrangement, directly or indirectly, whereby such Person shall sell or transfer any property owned by it in order that then or thereafter such Person shall lease back such property.

§8.6        Restrictions on Prepayment of Indebtedness.  Neither the Borrower nor any Guarantor shall (a) voluntarily prepay, redeem or purchase the principal amount, in whole or in part, of any Indebtedness other than the Obligations after the occurrence of any Event of Default; provided, however, that this §8.6(a) shall not prohibit the prepayment of Indebtedness (x) which is financed solely from the proceeds of a new loan which would otherwise be permitted by the terms of §8.1, (y) made voluntarily, solely, and only in the amount necessary, to cure a default under this Agreement or (z) solely and only in the amount necessary to make a margin call with respect to a repurchase obligation, or (b) following an Event of Default, modify any document evidencing any Indebtedness (other than the Obligations) to accelerate the maturity date of such Indebtedness.  Notwithstanding the foregoing, the Borrower shall not make any payment with respect to any of its subordinated indebtedness (including, without limitation, under any Junior Subordinated Indentures) other than in accordance with the terms of the documentation governing the same.

§8.7        Distributions.  Neither the Borrower nor GKK shall make any Distributions which would cause it to violate any of the following covenants:

(a)           Neither the Borrower nor GKK shall make any Distribution if such Distribution is in excess of the amount which, when added to the amount of all other Distributions paid in the same fiscal quarter and the preceding three (3) fiscal quarters would exceed one hundred percent (100%) of its Funds from Operations for the four (4) consecutive fiscal quarters ending prior to the quarter in which such Distribution is paid, provided that Borrower may declare and pay cash Distributions to GKK and other holders of partnership interests in Borrower to the extent necessary for GKK (i)  to be able to make, and GKK shall be permitted to make, Distributions to its shareholders in such amounts as are necessary (x) to maintain the REIT Status of GKK (as reasonably evidenced by GKK to Agent) and (y) from amounts not included in the calculation of Funds from Operations, to avoid the payment of taxes imposed under Code Section 857(b)(1) and 4981 of the Code and (ii) to pay any taxes imposed under Sections 857(b)(3), (4), (5), (6) or (7) of the Code; provided further that no Default or Event of Default shall occur as a result of any such Distribution;

(b)           Notwithstanding the terms of §8.7(a), Borrower may make Distributions to GKK, and GKK may make Distributions in order to repurchase or otherwise redeem up to an aggregate amount of $75,000,000.00 of equity securities of GKK, provided that such Distributions to repurchase or otherwise redeem such equity securities shall only be made in the event that (i) no Default or Event of Default shall have occurred and be continuing on the date of any such repurchase or redemption and (ii) no Default or Event of Default shall occur as a result of any such repurchase or redemption; and

(c)           Notwithstanding the foregoing, at any time when a Default under §12.1(a) or (b), any Default under §12.1(c) relating to a Default under §§9.1 through 9.6 or Event of Default shall have occurred and is continuing, neither the Borrower nor GKK shall make any Distributions whatsoever, directly or indirectly.

§8.8        Limiting Agreements.  The Borrower, the Subsidiary Guarantors and their respective Subsidiaries shall take such actions as are necessary to preserve the right and ability, if any, of the Borrower and each Subsidiary Guarantor to pledge those Eligible Assets (other than Eligible CDO Equity Interests) within the Borrowing Base without any such pledge after the date hereof causing or permitting the acceleration (after the giving of notice or the passage of time, or otherwise) of any other Indebtedness of the Borrower, the Guarantors or any of their respective Subsidiaries.  The Borrower shall, upon demand, provide to the Agent such evidence as the Agent may reasonably require to evidence compliance with this §8.8, which evidence shall include, without limitation, copies of any agreements or instruments which would in any way restrict or limit a the Borrower’s or any Subsidiary Guarantor’s ability to pledge assets as security for Indebtedness, or which provide for the occurrence of a default (after the giving of notice or the passage of time, or otherwise) if assets are pledged in the future as security for Indebtedness of the Borrower, such Subsidiary Guarantor or any of their respective Subsidiaries.

§8.9        Management Agreement.  The Borrower shall not, without the written consent of the Agent, such consent not to be unreasonably withheld, amend, supplement, terminate, or otherwise modify the Management Agreement in any material respect which (a) would increase the compensation of Manager thereunder, (b) would reduce the obligations of Manager thereunder, or (c) could reasonably be expected to have an adverse impact on the business, assets or operations of Borrower.  The Borrower shall not replace GKK Manager LLC as Manager except with a replacement manager reasonably acceptable to the Majority Banks.

§8.10      Pledges.  Borrower shall not, directly or indirectly or by operation of law, create, incur or suffer to be created or incurred any Lien on any Unencumbered Borrowing Base Asset or Borrower’s, any Subsidiary Guarantor’s or any CDO Subsidiary’s interest therein, except any Lien in favor of Agent.

§8.11      More Restrictive Agreements.  The Borrower, the Guarantors and their respective Subsidiaries shall not enter into or modify any agreements or documents pertaining to any existing or future Indebtedness, Debt Offering or Equity Offering, which agreements or documents include covenants, whether affirmative or negative (or any other provision which may have the same practical effect as any of the foregoing), which are individually or in the aggregate more restrictive against the Borrower or the Guarantors than those set forth in §8 and §9 of this Agreement.

§9.          FINANCIAL COVENANTS.

The Borrower covenants and agrees that, so long as any Loan, Note or Letter of Credit is outstanding or any Bank has any obligation to make any Loans or issue Letters of Credit it will comply with the following at all times:

§9.1        Available Amount.  The Borrower shall not at any time permit the sum of the Outstanding Loans and Outstanding Letter of Credit Liabilities to be greater than the Borrowing Base.

§9.2        [Intentionally Omitted].

§9.3        Fixed Charges Coverage Ratio.  The Borrower will not at any time permit the ratio of Consolidated EBITDA for the preceding calendar quarter (the “Test Period”) to Fixed Charges for the Test Period to be less than 1.30 to 1.0.

§9.4        Consolidated Tangible Net Worth.  Borrower will not at any time permit the Consolidated Tangible Net Worth of GKK to be less than (a) $450,000,000.00 plus (b) seventy-five percent (75%) of the Net Offering Proceeds received after the Closing Date.

§9.5        [Intentionally Omitted].

§9.6        Senior Leverage Ratio.  The Borrower will not at any time permit the Senior Leverage Ratio to be greater than 0.85 to 1.

§10.        CLOSING CONDITIONS.

The obligation of the Banks to make the Loans or issue Letters of Credit to the Borrower is subject to the satisfaction of the following conditions precedent:

§10.1      Loan Documents.  The Borrower, the Guarantors and the CDO Subsidiaries shall have duly executed and delivered to the Agent, each of the Loan Documents to which such Person is a party, each of which shall be in full force and effect and shall be in form and substance satisfactory to the Agent.  The Agent shall have received a fully executed copy of each such document, except that each Bank shall have received a fully executed counterpart of its Note.

§10.2      Certified Copies of Organizational Documents.  The Agent shall have received from the Borrower a copy, certified as of a recent date by the appropriate officer of each State in which the Borrower, each Guarantor and each CDO Subsidiary is organized or a duly authorized partner, member or officer of such Person, as applicable, to be true and complete, of the partnership agreement, operating agreement, corporate charter, declaration of trust or other organization documents of the Borrower, the Guarantors and the CDO Subsidiaries, as applicable (or as to such organizational agreements, a certification from a duly authorized partner, member or officer of such Person that none of such agreements have been modified, amended or terminated from those delivered in connection with the closing of the Original Credit Agreement), or its qualification to do business, as applicable, as in effect on such date of certification.

§10.3      Authorizing Actions.  All action on the part of the Borrower, the Guarantors and the CDO Subsidiaries, as applicable, necessary for the valid execution, delivery and performance by such Person of this Agreement and the other Loan Documents to which such Person is or is to become a party shall have been duly and effectively taken, and evidence thereof satisfactory to the Agent shall have been provided to the Agent.

§10.4      Incumbency Certificate; Authorized Signers.  The Agent shall have received incumbency certificates, dated as of the date of this Agreement, signed by a duly authorized officer, member or partner of the Borrower, the Guarantors and the CDO Subsidiaries, and giving the name and bearing a specimen signature of each individual who shall be authorized to sign, in the name and on behalf of such Person, each of the Loan Documents to which such Person is or is to become a party.  The

Agent shall have also received from the Borrower a certificate, dated as of the date of this Agreement, signed by a duly authorized officer of the Borrower and giving the name and specimen signature of each individual who shall be authorized to make Loan Requests, Conversion Requests and Letter of Credit Requests and to give notices and to take other action on behalf of the Borrower under the Loan Documents.

§10.5      Opinion of Counsel.  The Agent shall have received a favorable opinion addressed to the Banks and the Agent and dated as of the date of this Agreement, in form and substance satisfactory to the Banks and the Agent, from counsel of the Borrower, the Guarantors and the CDO Subsidiaries, as to such matters as the Agent shall reasonably request.

§10.6      Payment of Fees.  The Borrower shall have paid to the Agent the fees payable pursuant to §4.2.

§10.7      Performance; No Default.  The Borrower and the Guarantors shall have performed and complied with all terms and conditions herein required to be performed or complied with by it on or prior to the Closing Date, and on the Closing Date there shall exist no Default or Event of Default.

§10.8      Representations and Warranties.  The representations and warranties made by the Borrower and the Guarantors in the Loan Documents or otherwise made by or on behalf of the Borrower, the Guarantors or any of their respective Subsidiaries in connection therewith shall have been true and correct in all material respects when made.

§10.9      Proceedings and Documents.  All proceedings in connection with the transactions contemplated by this Agreement and the other Loan Documents shall be reasonably satisfactory to the Agent and the Agent’s Special Counsel in form and substance, and the Agent shall have received all information and such counterpart originals or certified copies of such documents and such other certificates, opinions or documents as the Agent and the Agent’s Special Counsel may reasonably require.

§10.10   Compliance Certificate and Borrowing Base Certificate.  A Compliance Certificate and Borrowing Base Certificate dated as of the date of this Agreement demonstrating compliance with each of the financial covenants calculated therein as of the most recent quarter end for which the Borrower and the Guarantors have provided financial statements under §6.4 adjusted in the best good faith estimate of the Borrower or the Guarantors, as applicable, shall have been delivered to the Agent.

§10.11   Stockholder and Partner Consents.  The Agent shall have received evidence satisfactory to the Agent that all necessary stockholder, partner, member or other similar consents required in connection with the consummation of the transactions contemplated by this Agreement and the other Loan Documents have been obtained.

§10.12   [Intentionally Omitted].

§10.13   Other.  The Agent shall have reviewed such other documents, instruments, certificates, opinions, assurances, consents and approvals as the Agent or the Agent’s Special Counsel may reasonably have requested.

§11.        CONDITIONS TO ALL BORROWINGS.

The obligations of the Banks to make any Loan or issue any Letter of Credit shall also be subject to the satisfaction of the following conditions precedent:

§11.1      Representations True; No Default.  Each of the representations and warranties made by or on behalf of the Borrower, the Guarantors and their respective Subsidiaries contained in this Agreement, the other Loan Documents or in any document or instrument delivered pursuant to or in connection with this Agreement shall be true in all material respects as of the date as of which they were made and shall also be true in all material respects at and as of the time of the making of such Loan or the issuance of such Letter of Credit, with the same effect as if made at and as of that time (except to the extent of changes resulting from transactions contemplated or permitted by this Agreement and the other Loan Documents and changes occurring in the ordinary course of business that singly or in the aggregate are not materially adverse, and except to the extent that such representations and warranties relate expressly to an earlier date) and no Default or Event of Default shall have occurred and be continuing.

§11.2      Borrowing Documents.  The Agent shall have received a copy of the Loan Request for a Loan required by §2.6 in the form of Exhibit B hereto, fully completed or a copy of the Letter of Credit Request for a Letter of Credit required by §2.12 in the form of Exhibit G hereto fully completed.

§12.        EVENTS OF DEFAULT; ACCELERATION; ETC.

§12.1      Events of Default and Acceleration.  If any of the following events (“Events of Default” or, if the giving of notice or the lapse of time or both is required, then, prior to such notice or lapse of time, “Defaults”) shall occur:

(a)           the Borrower shall fail to pay any principal of the Loans when the same shall become due and payable, whether pursuant to §3.2, at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;

(b)           the Borrower shall fail to pay any interest on the Loans, any reimbursement obligations with respect to Letters of Credit or any other sums due hereunder or under any of the other Loan Documents, when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment, and such failure shall continue for a period of five (5) days (provided, however, that no such grace period shall apply to any payments due upon the maturity of the Notes);

(c)           the Borrower, the Guarantors or any of their respective Subsidiaries shall fail to perform any other term, covenant or agreement contained herein or in any of the other Loan Documents (other than those specified in this §12, or any other Default or Event of Default contained in any other of the Loan Documents for which a shorter cure period or no cure period is provided), and such failure shall continue for thirty (30) days after written notice thereof shall have been given to the Borrower by the Agent;

(d)           any representation or warranty made by or on behalf of the Borrower the Guarantors or any of their respective Subsidiaries in this Agreement or any other Loan Document, or in any report, certificate, financial statement, request for a Loan or Letter of Credit Request, or in any other document or instrument delivered pursuant to or in connection with this Agreement, any advance of a Loan, issuance of a Letter of Credit, or any of the other Loan Documents shall prove to have been false or misleading in any material respect upon the date when made or deemed to have been made or repeated;

(e)           the Borrower, a Guarantor or any of their respective Subsidiaries shall fail to pay at maturity, or within any applicable period of grace, any obligation for borrowed money or credit received or other Indebtedness, or fail to observe or perform any term, covenant or agreement contained in any agreement by which it is bound, evidencing or securing any such borrowed money or credit received or other Indebtedness for such period of time as would permit (assuming the giving of appropriate notice if required) the holder or holders thereof or of any obligations issued thereunder to accelerate the maturity thereof or require the redemption, prepayment, purchase or repurchase thereof; provided, however, that the events described in this §12.1(e) shall not constitute an Event of Default unless such failure to perform, together with other failures to perform as described in this §12.1(e), involve singly or in the aggregate obligations for Indebtedness totaling in excess of $10,000,000.00;

(f)            the Borrower, a Guarantor or any of their respective Subsidiaries (i) shall make an assignment for the benefit of creditors, or admit in writing its general inability to pay or generally fail to pay its debts as they mature or become due, or shall petition or apply for the appointment of a trustee or other custodian, liquidator or receiver of any such Person or of any substantial part of the assets of any thereof, (ii) shall commence any case or other proceeding relating to any such Person under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, receivership, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, or (iii) shall take any action to authorize or in furtherance of any of the foregoing;

(g)           a petition or application shall be filed for the appointment of a trustee or other custodian, liquidator or receiver of any of the Borrower, a Guarantor or any of their respective Subsidiaries or any substantial part of the assets of any thereof, or a case or other proceeding shall be commenced against any such Person under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, and any such Person shall indicate its approval thereof, consent thereto or acquiescence therein or such petition, application, case or proceeding shall not have been dismissed within sixty (60) days following the filing or commencement thereof;

(h)           a decree or order is entered appointing any trustee, custodian, liquidator or receiver or adjudicating any of the Borrower, a Guarantor or any of their respective Subsidiaries bankrupt or insolvent, or approving a petition in any such case or other proceeding, or a decree or order for relief is entered in respect of any such Person in an involuntary case under federal bankruptcy laws as now or hereafter constituted;

(i)            there shall remain in force, undischarged, unsatisfied and unstayed, for more than (60) days, whether or not consecutive, any uninsured final judgment against any of the Borrower, a Guarantor or any of their respective Subsidiaries (i) that, with other outstanding uninsured final judgments, undischarged, against such Persons exceeds in the aggregate $10,000,000.00, or (ii) which is an injunction or other non-monetary judgment that could reasonably be expected to have a Material Adverse Effect;

(j)            any of the Loan Documents or the Contribution Agreement shall be canceled, terminated, revoked or rescinded otherwise than in accordance with the terms thereof or with the express prior written agreement, consent or approval of the Banks, or any action at law, suit in equity or other legal proceeding to cancel, revoke or rescind any of the Loan Documents or the Contribution Agreement shall be commenced by or on behalf of the Borrower, a Guarantor, any of their respective Subsidiaries or any of their respective holders of Voting Interests, or any court or any other governmental or regulatory authority or agency of competent jurisdiction shall make a determination that, or issue a judgment, order, decree or ruling to the effect that, any one or more of the Loan Documents or the Contribution Agreement is illegal, invalid or unenforceable in accordance with the terms thereof;

(k)           any dissolution, termination, partial or complete liquidation, merger or consolidation of the Borrower, a Guarantor or any of their respective Subsidiaries other than as permitted under the terms of this Agreement or the other Loan Documents;

(l)            a Guarantor denies that it has any liability or obligation under the Guaranty or any other Loan Document or shall notify the Agent or any of the Banks of such Guarantor’s intention to attempt to cancel or terminate the Guaranty or any other Loan Document;

(m)          with respect to any Guaranteed Pension Plan, an ERISA Reportable Event shall have occurred and the Majority Banks shall have determined in their reasonable discretion that such event reasonably could be expected to result in liability of the Borrower, the Guarantors or any of their respective Subsidiaries to the PBGC or such Guaranteed Pension Plan in an aggregate amount exceeding $10,000,000 and (i) such event in the circumstances occurring reasonably could constitute grounds for the termination of such Guaranteed Pension Plan by the PBGC or for the appointment by the appropriate United States District Court of a trustee to administer such Guaranteed Pension Plan, (ii) or a trustee shall have been appointed by the United States District Court to administer such Plan, or (iii) the PBGC shall have instituted proceedings to terminate such Guaranteed Pension Plan; or

(n)           the occurrence of a Change of Control; or

(o)           without limiting the foregoing, any Instruction Letter shall be revoked by Borrower, a Subsidiary Guarantor or a CDO Subsidiary.

then, and in any such event, the Agent may, and upon the request of the Majority Banks shall, by notice in writing to the Borrower declare all amounts owing with respect to this Agreement, the Notes, the Letters of Credit and the other Loan Documents to be, and they shall thereupon forthwith become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; provided that in the event of any Event of Default specified in §12.1(f), §12.1(g) or §12.1(h), all such amounts shall become immediately due and payable automatically and without any requirement of presentment, demand, protest or other notice of any kind from any of the Banks or the Agent.  Upon demand by Agent or the Majority Banks in their absolute and sole discretion after the occurrence of an Event of Default, and regardless of whether the conditions precedent in this Agreement for a Revolving Credit Loan have been satisfied, the Banks will cause a Revolving Credit Loan to be made in the undrawn amount of all Letters of Credit.  The proceeds of any such Revolving Credit Loan will be pledged to and held by Agent as security for any amounts that become payable under the Letters of Credit and all other Obligations.  In the alternative, if demanded by Agent in its absolute and sole discretion after the occurrence of an Event of Default, Borrower will deposit with and pledge to Agent cash in an amount equal to the amount of all undrawn Letters of Credit.  Such amounts will be pledged to and held by Agent for the benefit of the Banks as security for any amounts that become payable under the Letters of Credit and all other Obligations.  Upon any draws under Letters of Credit, at Agent’s sole discretion, Agent may apply any such amounts to the repayment of amounts drawn thereunder and upon the expiration of the Letters of Credit any remaining amounts will be applied to the payment of all other Obligations or if there are no outstanding Obligations and Banks have no further obligation to make Revolving Credit Loans or issue Letters of Credit or if such excess no longer exists, such proceeds deposited by Borrower will be released to Borrower.

§12.2      Limitation of Cure Periods.  Notwithstanding the provisions of §12.1, the cure periods provided therein shall not be allowed and the occurrence of a Default thereunder immediately shall constitute an Event of Default for all purposes of this Agreement and the other Loan Documents if, within the period of six (6) months immediately preceding the occurrence of such Default, there shall have occurred two periods of cure or portions thereof under any one or more than one of said subsections.

§12.3      Termination of Commitments.  If any one or more Events of Default specified in §12.1(f), §12.1(g) or §12.1(h) shall occur, then immediately and without any action on the part of the Agent or any Bank any unused portion of the credit hereunder shall terminate and the Banks shall be relieved of all obligations to make Loans or issue Letters of Credit to the Borrower.  If any other Event of Default shall have occurred, the Agent may, and upon the election of the Majority Banks shall, by notice to the Borrower terminate the obligation to make Loans and issue Letters of Credit to the Borrower.  No termination under this §12.3 shall relieve the Borrower or Guarantors of their obligations to the Banks arising under this Agreement or the other Loan Documents.

§12.4      Remedies.  In case any one or more of the Events of Default shall have occurred and be continuing, and whether or not the Banks shall have accelerated the maturity of the Loans pursuant to §12.1, the Agent on behalf of the Banks may, and upon the request of the Majority Banks shall, proceed to protect and enforce their rights and remedies under this Agreement, the Notes or any of the other Loan Documents by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement and the other Loan Documents or any instrument pursuant to which the Obligations are evidenced, including to the full extent permitted by applicable law the obtaining of the ex parte appointment of a receiver, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right.  No remedy herein conferred upon the Agent or the holder of any Note is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law.  In the event that all or any portion of the Obligations is collected by or through an attorney-at-law, the Borrower shall pay all costs of collection including, but not limited to, reasonable attorneys’ fees.

§12.5      Distribution of Proceeds.  In the event that, following the occurrence or during the continuance of any Event of Default, any monies are received in connection with the enforcement of any of the Loan Documents, or otherwise with respect to the realization upon any collateral or any of the assets of Borrower or Guarantors, such monies shall be distributed for application as follows:

(a)           First, to the payment of, or (as the case may be) the reimbursement of, the Agent for or in respect of all reasonable costs, expenses, disbursements and losses which shall have been incurred or sustained by the Agent to protect or preserve the Pledged Collateral or in connection with the collection of such monies by the Agent, for the exercise, protection or enforcement by the Agent of all or any of the rights, remedies, powers and privileges of the Agent under this Agreement or any of the other Loan Documents or in support of any provision of adequate indemnity to the Agent against any taxes or liens which by law shall have, or may have, priority over the rights of the Agent to such monies;

(b)           Second, to all other Obligations in such order or preference as the Majority Banks shall determine; provided, however, that (i) Swing Loans shall be repaid first, (ii) distributions in respect of such Obligations shall be made pari passu among Obligations with respect to the Agent’s fee payable pursuant to §4.3 and all other Obligations, (iii) in the event that any Bank shall have wrongfully failed or refused to make an advance under §2.7, §2.11(d) or §2.12(f) and such failure or refusal shall be continuing, advances made by other Banks during the pendency of such failure or refusal shall be entitled to be repaid as to principal and accrued interest in priority to the other Obligations described in this subsection (b), and (iv) Obligations owing to the Banks with respect to each type of Obligation such as interest, principal, fees and expenses (but excluding the Swing Loans), shall be made among the Banks pro rata; and provided, further that the Majority Banks may in their discretion make proper allowance to take into account any Obligations not then due and payable; and

(c)           Third, the excess, if any, shall be returned to the Borrower or to such other Persons as are entitled thereto.

§13.        SETOFF.

Regardless of the adequacy of any collateral, during the continuance of any Event of Default, any deposits (general or specific, time or demand, provisional or final, regardless of currency, maturity, or the branch of where such deposits are held) or other sums credited by or due from any of the Banks to the Borrower or Guarantors and any securities or other assets of the Borrower or Guarantors in the possession of such Bank may be applied to or set off against the payment of Obligations of such Person, now existing or hereafter arising, of such Person to such Bank; provided that no Bank shall exercise such right of setoff without the prior approval of the Agent.  Each of the Banks agrees with each other Bank that if such Bank shall receive from the Borrower or Guarantors, whether by voluntary payment, exercise of the right of setoff, or otherwise, and shall retain and apply to the payment of the Note or Notes held by such Bank (but excluding the Swing Loan Note) any amount in excess of its ratable portion of the payments received by all of the Banks with respect to the Notes held by all of the Banks, such Bank will make such disposition and arrangements with the other Banks with respect to such excess, either by way of distribution, pro tanto assignment of claims, subrogation or otherwise as shall result in each Bank receiving in respect of the Notes held by it its proportionate payment as contemplated by this Agreement; provided that if all or any part of such excess payment is thereafter recovered from such Bank, such disposition and arrangements shall be rescinded and the amount restored to the extent of such recovery, but without interest.

§14.        THE AGENT.

§14.1      Authorization.  The Agent is authorized to take such action on behalf of each of the Banks and to exercise all such powers as are hereunder and under any of the other Loan Documents and any related documents delegated to the Agent, together with such powers as are reasonably incident thereto, provided that no duties or responsibilities not expressly assumed herein or therein shall be implied to have been assumed by the Agent.  The obligations of Agent hereunder are primarily administrative in nature, and nothing contained in this Agreement, or any of the other Loan Documents shall be construed to constitute the Agent as a trustee for any Bank or to create an agency or fiduciary relationship.  Agent shall act as the contractual representative of the Banks hereunder, and notwithstanding the use of the term “Agent”, it is understood and agreed that the Agent shall not have any fiduciary duties or responsibilities to any Bank by reason of this Agreement or any other Loan Document and is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Loan Documents.  The Borrower and any other Person shall be entitled to conclusively rely on a statement from the Agent that it has the authority to act for and bind the Banks pursuant to this Agreement and the other Loan Documents.

§14.2      Employees and Agents.  The Agent may exercise its powers and execute its duties by or through employees or agents and shall be entitled to take, and to rely on, advice of counsel concerning all matters pertaining to its rights and duties under this Agreement and the other Loan Documents. The Agent may utilize the services of such Persons as the Agent may reasonably determine, and all reasonable fees and expenses of any such Persons shall be paid by the Borrower.

§14.3      No Liability.  Neither the Agent nor any of its shareholders, directors, officers or employees nor any other Person assisting them in their duties nor any agent, or employee thereof, shall be liable for any waiver, consent or approval given or any action taken, or omitted to be taken, in good faith by it or them hereunder or under any of the other Loan Documents, or in connection herewith or therewith, or be responsible for the consequences of any oversight or error of judgment whatsoever, except that the Agent or such other Person, as the case may be, shall be liable for losses due to its willful misconduct or gross negligence as finally determined by a court of competent jurisdiction after the expiration of all applicable appeal periods.  The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Agent for the account of the Banks, unless the Agent has received notice from a Bank or the Borrower referring to the Loan Documents and describing with reasonable specificity such Default or Event of Default and stating that such notice is a “notice of default”.

§14.4      No Representations.  The Agent shall not be responsible for the execution or validity or enforceability of this Agreement, the Notes, any of the other Loan Documents or any instrument at any time constituting, or intended to constitute, collateral security for the Notes, or for the value of any such collateral security or for the validity, enforceability or collectability of any such amounts owing with respect to the Notes, or for any recitals or statements, warranties or representations made herein, or any agreement, instrument or certificate delivered in connection therewith or in any of the other Loan Documents or in any certificate or instrument hereafter furnished to it by or on behalf of the Borrower or Guarantors, or be bound to ascertain or inquire as to the performance or observance of any of the terms, conditions, covenants or agreements herein or in any other of the Loan Documents.  The Agent shall not be bound to ascertain whether any notice, consent, waiver or request delivered to it by the Borrower or the Guarantors or any holder of any of the Notes shall have been duly authorized or is true, accurate and complete.  The Agent has not made nor does it now make any representations or warranties, express or implied, nor does it assume any liability to the Banks, with respect to the creditworthiness or financial condition of the Borrower, the Guarantors or any of their respective Subsidiaries or the value of the Pledged Collateral or any of the assets of Borrower, the Guarantors or any of their respective Subsidiaries.  Each Bank acknowledges that it has, independently and without reliance upon the Agent or any other Bank, and based upon such information and documents as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Bank also acknowledges that it will, independently and without reliance upon the Agent or any other Bank, based upon such information and documents as it deems appropriate at the time, continue to make its own credit analysis and decisions in taking or not taking action under this Agreement and the other Loan Documents.  Agent’s Special Counsel has only represented Agent and KeyBank in connection with the Loan Documents and the only attorney-client relationship or duty of care is between Agent’s Special Counsel and Agent or KeyBank.  Each Bank has been independently represented by separate counsel on all matters regarding the Loan Documents.

§14.5      Payments.

(a)           A payment by the Borrower or the Guarantors to the Agent hereunder or under any of the other Loan Documents for the account of any Bank shall constitute a payment to such Bank.  The Agent agrees to distribute to each Bank not later than one Business Day after the Agent’s receipt of good funds, determined in accordance with the Agent’s customary practices, such Bank’s pro rata share of payments received by the Agent for the account of the Banks except as otherwise expressly provided herein or in any of the other Loan Documents.  In the event that the Agent fails to distribute such amounts within one Business Day as provided above, the Agent shall pay interest on such amount at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect.

(b)           If in the opinion of the Agent the distribution of any amount received by it in such capacity hereunder, under the Notes or under any of the other Loan Documents might involve it in liability, it may refrain from making distribution until its right to make distribution shall have been adjudicated by a court of competent jurisdiction.  If a court of competent jurisdiction shall adjudge that any amount received and distributed by the Agent is to be repaid, each Person to whom any such distribution shall have been made shall either repay to the Agent its proportionate share of the amount so adjudged to be repaid or shall pay over the same in such manner and to such Persons as shall be determined by such court.

(c)           Notwithstanding anything to the contrary contained in this Agreement or any of the other Loan Documents, any Bank that fails (i) to make available to the Agent its pro rata share of any Loan or participation in a Letter of Credit or Swing Loan, (ii) to comply with the provisions of §13 with respect to making dispositions and arrangements with the other Banks, where such Bank’s share of any payment received, whether by setoff or otherwise, is in excess of its pro rata share of such payments due and payable to all of the Banks, in each case as, when and to the full extent required by the provisions of this Agreement, or (iii)  to perform any other obligation within the time period specified for performance, or if no time period is specified, if such failure continues for a period of five (5) Business Days after notice from the Agent, shall be deemed delinquent (a “Delinquent Bank”) and shall be deemed a Delinquent Bank until such time as such delinquency is satisfied.  In addition to the rights and remedies that may be available to the Agent at law and in equity, a Delinquent Bank’s right to participate in the administration of the Loan Documents, including, without limitation, any rights to consent to or direct any action or inaction of the Agent pursuant to this Agreement or otherwise, or to be taken into account in the calculation of Majority Banks or Required Banks or any matter requiring approval of all of the Banks, shall be suspended while such Bank is a Delinquent Bank.  A Delinquent Bank shall be deemed to have assigned any and all payments due to it from the Borrower and the Guarantors, whether on account of outstanding Loans, interest, fees or otherwise, to the remaining nondelinquent Banks for application to, and reduction of, their respective pro rata shares of all outstanding Loans.  The Delinquent Bank hereby authorizes the Agent to distribute such payments to the nondelinquent Banks in proportion to their respective pro rata shares of all outstanding Loans.  The provisions of this Section shall apply and be effective regardless of whether an Event of Default occurs and is then continuing, and notwithstanding (i) any other provision of this Agreement to the contrary or (ii) any instruction of Borrower as to its desired application of payments.  The Agent shall be entitled to (i) withhold or set off, and to apply to the payment of the obligations of any Delinquent Bank any amounts to be paid to such Delinquent Bank under this Agreement, (ii) to collect interest from such Bank for the period from the date on which the payment was due at the rate per annum equal to the Federal Funds Effective Rate plus two percent (2%), for each day during such period, and (iii) bring an action or suit against such Delinquent Bank in a court of competent jurisdiction to recover the defaulted obligations of such Delinquent Bank.  A Delinquent Bank shall be deemed to have satisfied in full a delinquency when and if, as a result of application of the assigned payments to all outstanding Loans of the nondelinquent Banks or as a result of other payments by the Delinquent Banks to the nondelinquent Banks, the Banks’ respective pro rata shares of all outstanding Loans have returned to those in effect immediately prior to such delinquency and without giving effect to the nonpayment causing such delinquency.

§14.6      Holders of Notes.  Subject to the terms of Article 18, the Agent may deem and treat the payee of any Note as the absolute owner or purchaser thereof for all purposes hereof until it shall have been furnished in writing with a different name by such payee or by a subsequent holder, assignee or transferee.

§14.7      Indemnity.  The Banks ratably hereby agree to indemnify and hold harmless the Agent from and against any and all claims, actions and suits (whether groundless or otherwise), losses, damages, costs, expenses (including any expenses for which the Agent has not been reimbursed by the Borrower as required by §15), and liabilities of every nature and character arising out of or related to this Agreement, the Notes or any of the other Loan Documents or the transactions contemplated or evidenced hereby or thereby, or the Agent’s actions taken hereunder or thereunder, except to the extent that any of the same shall be directly caused by the Agent’s willful misconduct or gross negligence as finally determined by a court of competent jurisdiction after the expiration of all applicable appeal periods.

§14.8      Agent as Bank.  In its individual capacity, the Bank acting as the Agent shall have the same obligations and the same rights, powers and privileges in respect to its Commitment and the Loans made by it, and as the holder of any of the Notes as it would have were it not also the Agent.

§14.9      Resignation.  Subject to the terms of §18.1, the Agent may resign at any time by giving 30 calendar days’ prior written notice thereof to the Banks and the Borrower.  Any such resignation may at Agent’s option also constitute Agent’s resignation as Issuing Lender and Swing Loan Bank.  The Majority Banks shall have the right to remove the Agent in the event of the Agent’s gross negligence or willful misconduct.  Upon any such resignation or removal, the Majority Banks, subject to the terms of §18.1, shall have the right to appoint as a successor Agent and, if applicable, Issuing Lender and Swing Loan Bank, any Bank or any bank whose senior debt obligations are rated not less than “A” or its equivalent by Moody’s or not less than “A” or its equivalent by S&P and which has a net worth of not less than $500,000,000.  Unless an Event of Default shall have occurred and be continuing, such successor Agent and, if applicable, Issuing Lender and Swing Loan Bank (and any successor Agent appointed pursuant to the following sentence) shall be reasonably acceptable to the Borrower.  If no successor Agent shall have been appointed and shall have accepted such appointment within thirty (30) days after the retiring Agent’s giving of notice of resignation, then the retiring Agent may, on behalf of the Banks, appoint a successor Agent, which shall be a bank whose debt obligations are rated not less than “A” or its equivalent by Moody’s or not less than “A” or its equivalent by S&P and which has a net worth of not less than $500,000,000.  Upon the acceptance of any appointment as Agent and, if applicable, Issuing Lender and Swing Loan Bank, hereunder by a successor Agent and, if applicable, Issuing Lender and Swing Loan Bank, such successor Agent and, if applicable, Issuing Lender and Swing Loan Bank, shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Agent and, if applicable, Issuing Lender and Swing Loan Bank, and the retiring or removed Agent and, if applicable, Issuing Lender and Swing Loan Bank, shall be discharged from its duties and obligations hereunder as Agent and, if applicable, Issuing Lender and Swing Loan Bank.  After any retiring or removed Agent’s resignation or removal, the provisions of this Agreement and the other Loan Documents shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent, Issuing Lender or Swing Loan Bank.  Upon any change in the Agent under this Agreement, the resigning or removed Agent shall execute such assignments of and amendments to the Loan Documents as may be necessary to substitute the successor Agent for the resigning or removed Agent.  If the resigning Agent shall also resign as the Issuing Lender, such successor Agent shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or shall make other arrangements satisfactory to the current Issuing Lender with respect to such Letters of Credit

§14.10   Duties in the Case of Enforcement.  In case one or more Events of Default have occurred and shall be continuing, and whether or not acceleration of the Obligations shall have occurred, the Agent may and, if so requested by the Majority Banks and the Banks have provided to the Agent such additional indemnities and assurances in accordance with their respective Commitment Percentages against expenses and liabilities as the Agent may reasonably request, shall proceed to enforce the provisions of the Security Documents authorizing the sale or other disposition of the Pledged Collateral and exercise all or any legal and equitable and other rights or remedies as it may have.  The Majority Banks may direct the Agent in writing as to the method and the extent of any such exercise, the Banks hereby agreeing to indemnify and hold the Agent harmless in accordance with their respective Commitment Percentages from all liabilities incurred in respect of all actions taken or omitted in accordance with such directions, provided that the Agent need not comply with any such direction to the extent that the Agent reasonably believes the Agent’s compliance with such direction to be unlawful in any applicable jurisdiction or commercially unreasonable under the UCC as enacted in any applicable jurisdiction.

§14.11   Bankruptcy.  In the event a bankruptcy or other insolvency proceeding is commenced by or against Borrower or any Guarantor with respect to the Obligations, the Agent shall have the sole and exclusive right to file and pursue a joint proof claim on behalf of all Banks.  Any votes with respect to such claims or otherwise with respect to such proceedings shall be subject to the vote of the Majority

Banks, Required Banks or all of the Banks as required by this Agreement.  Each Bank irrevocably waives its right to file or pursue a separate proof of claim in any such proceedings unless Agent fails to file such claim within thirty (30) days after receipt of written notice from the Banks requesting that Agent file such proof of claim.

§14.12   Approvals.  If consent is required for some action under this Agreement, or except as otherwise provided herein an approval of the Banks, the Majority Banks or the Required Banks is required or permitted under this Agreement, each Bank agrees to give the Agent, within ten (10) days of receipt of the request for action together with all reasonably requested information related thereto (or such lesser period of time required by the terms of the Loan Documents), notice in writing of approval or disapproval (collectively “Directions”) in respect of any action requested or proposed in writing pursuant to the terms hereof.  To the extent that any Bank does not approve any recommendation of Agent, such Bank shall in such notice to Agent describe the actions that would be acceptable to such Bank.  If consent is required for the requested action, any Bank’s failure to respond to a request for Directions within the required time period shall be deemed to constitute a Direction to take such requested action.  In the event that any recommendation is not approved by the requisite number of Banks and a subsequent approval on the same subject matter is requested by Agent, then for the purposes of this paragraph each Bank shall be required to respond to a request for Directions within five (5) Business Days of receipt of such request.  Agent and each Bank shall be entitled to assume that any officer of the other Banks delivering any notice, consent, certificate or other writing is authorized to give such notice, consent, certificate or other writing unless Agent and such other Banks have otherwise been notified in writing.

§14.13   Borrower not Beneficiary.  Except for the provisions of §14.9 relating to the appointment of a successor Agent, the provisions of this §14 are solely for the benefit of the Agent and the Banks, may not be enforced by Borrower or any Guarantor, and except for the provisions of §14.9, may be modified or waived without the approval or consent of Borrower and Guarantors.

§15.        EXPENSES.

The Borrower agrees to pay (a) the reasonable costs of producing and reproducing this Agreement, the other Loan Documents and the other agreements and instruments mentioned herein, (b) any taxes (including any interest and penalties in respect thereto) payable by the Agent or any of the Banks (other than Excluded Taxes), including any recording, mortgage, documentary or intangibles taxes in connection with the Loan Documents, or other taxes payable on or with respect to the transactions contemplated by this Agreement, including any such taxes payable by the Agent or any of the Banks after the Closing Date (the Borrower hereby agreeing to indemnify the Agent and each Bank with respect thereto), (c) the reasonable fees, expenses and disbursements of the counsel to the Agent and any local counsel to the Agent incurred in connection with the preparation of the Loan Documents and other instruments mentioned herein (excluding, however, the preparation of agreements evidencing participations granted under §18.4), each closing hereunder, and amendments, modifications, approvals, consents or waivers hereto or hereunder, (d) the reasonable fees, expenses and disbursements of the Agent incurred by the Agent in connection with the preparation of the Loan Documents and other instruments mentioned herein, and the making of each advance hereunder and the issuance of Letters of Credit, (e) all reasonable expenses (including reasonable attorneys’ fees and costs, and the fees and costs of appraisers, engineers, investment bankers or other experts retained by any Bank or the Agent) incurred by any Bank or the Agent in connection with (i) the enforcement of or preservation of rights under any of the Loan Documents against the Borrower or Guarantors or the administration thereof after the occurrence of a Default or Event of Default and (ii) any litigation, proceeding or dispute whether arising hereunder or under any of the other Loan Documents, in any way related to the Agent’s or any of the Bank’s relationship with the Borrower or Guarantors, (f) all reasonable fees, expenses and disbursements of the Agent incurred in connection with UCC searches, UCC filings, title rundowns or title searches, (g) all reasonable fees, expenses and disbursements (including reasonable attorneys’ fees and costs), which may be incurred by KeyBank and the Agent in connection with the execution and delivery of this Agreement and the other Loan Documents, (h) all reasonable attorneys’ fees and costs which may be incurred by KeyBank and Lead Arranger in connection with the initial syndication of the Loan and the assignment by KeyBank of interests in the Loan pursuant to §18.1, and (i) all expenses relating to the use of Intralinks, SyndTrak or any other similar system for the dissemination and sharing of documents and information.  The covenants of this §15 shall survive payment or satisfaction of payment of amounts owing with respect to the Notes.

§16.        INDEMNIFICATION.

The Borrower agrees to indemnify and hold harmless the Agent, the Banks and the Lead Arranger and each director, officer, employee, agent, Affiliate and Person who controls the Agent or any Bank from and against any and all claims, actions and suits, whether groundless or otherwise, and from and against any and all liabilities, losses, damages and expenses of every nature and character arising out of or relating to this Agreement or any of the other Loan Documents or the transactions contemplated hereby and thereby including, without limitation, (a) any leasing fees and any brokerage, finders or similar fees asserted against any Person indemnified under this §16 based upon any agreement, arrangement or action made or taken, or alleged to have been made or taken, by or on behalf of the Borrower, a Guarantor or any of their respective Subsidiaries, (b) any condition of any of the Real Estate or Unencumbered Borrowing Base Assets, (c) any actual or proposed use by the Borrower or Guarantors of the proceeds of any of the Loans or Letters of Credit, (d) any actual or alleged infringement of any patent, copyright, trademark, service mark or similar right of any of the Borrower, the Guarantors or any of their respective Subsidiaries, (e) the Borrower and Guarantors entering into or performing this Agreement or any of the other Loan Documents, (f) any actual or alleged violation of any law, ordinance, code, order, rule, regulation, approval, consent, permit or license relating to the Real Estate or Unencumbered Borrowing Base Assets, (g) any use of Intralinks, SyndTrak or any other system for the dissemination and sharing of documents and information, and (h) with respect to the Borrower, the Guarantors and their respective Subsidiaries and their respective properties and assets, the violation of any Environmental Law, the release or threatened release of any Hazardous Substances or any action, suit, proceeding or investigation brought or threatened with respect to any Hazardous Substances (including, but not limited to claims with respect to wrongful death, personal injury or damage to property), in each case including, without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such investigation, litigation or other proceeding; provided, however, that the Borrower shall not be obligated under this §16 to indemnify any Person for liabilities arising from such Person’s own gross negligence or willful misconduct as finally determined by a court of competent jurisdiction after the expiration of all applicable appeal periods.  In litigation, or the preparation therefor, the Banks, the Agent and the Lead Arranger shall be entitled to select a single law firm as their own counsel and, in addition to the foregoing indemnity, the Borrower agrees to pay promptly the reasonable fees and expenses of such counsel.  If, and to the extent that the obligations of the Borrower under this §16 are unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment in satisfaction of such obligations which is permissible under applicable law.  The provisions of this §16 shall survive the repayment of the Loans and the termination of the obligations of the Banks hereunder.

§17.        SURVIVAL OF COVENANTS, ETC.

All covenants, agreements, representations and warranties made herein, in the Notes, in any of the other Loan Documents or in any documents or other papers delivered by or on behalf of the Borrower, the Guarantors or any of their respective Subsidiaries pursuant hereto or thereto shall be deemed to have been relied upon by the Banks and the Agent, notwithstanding any investigation heretofore or hereafter made by any of them, and shall survive the making by the Banks of any of the Loans, as herein contemplated, and shall continue in full force and effect so long as any amount due under this Agreement or the Notes or any of the other Loan Documents remains outstanding or any Letters of Credit remain outstanding or any Bank has any obligation to make any Loans or issue Letters of Credit.  The indemnification obligations of the Borrower provided herein and the other Loan Documents shall survive the full repayment of amounts due and the termination of the obligations of the Banks hereunder and thereunder to the extent provided herein and therein.  All statements contained in any certificate or other paper delivered to any Bank or the Agent at any time by or on behalf of the Borrower, the Guarantors or any of their respective Subsidiaries pursuant hereto or in connection with the transactions contemplated hereby shall constitute representations and warranties by such Person hereunder.

§18.        ASSIGNMENT AND PARTICIPATION.

§18.1      Conditions to Assignment by Banks.  Except as provided herein, each Bank may assign to one or more banks or other lending institutions all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment Percentage and Commitment and the same portion of the Loans at the time owing to it, and the Notes held by it); provided that (a) the Agent, the Issuing Lender and, provided no Event of Default shall have occurred and be continuing, the Borrower shall have given its prior written consent to such assignment, which consent shall not be unreasonably withheld, conditioned or delayed (provided that such consent shall not be required for any assignment to another Bank, to a Bank Affiliate, an Approved Fund or to a Wholly Owned Subsidiary of such Bank provided that such assignee shall remain a Wholly Owned Subsidiary of such Bank), (b) each such assignment shall be of a constant, and not a varying, percentage of all the assigning Bank’s rights and obligations under this Agreement, (c) the parties to such assignment shall execute and deliver to the Agent, for recording in the Register (as hereinafter defined), an Assignment and Acceptance Agreement (an “Assignment and Acceptance Agreement”) in the form of Exhibit E hereto, together with any Notes subject to such assignment, (d) in no event shall any assignment be to any Person controlling, controlled by or under common control with, or which is not otherwise free from influence or control by, the Borrower, the Guarantors or any of their respective Subsidiaries or Affiliates, (e) such assignee shall acquire an interest in the Commitments of not less than $5,000,000, (f) the assignor shall assign its entire interest in the Commitments or retain an interest in the Commitments of not less than $5,000,000, and (g) such assignee shall deliver to the Agent the forms required by §4.4(c) indicating that payments to such assignee as of the effectiveness of such assignment are not subject to withholding.  Upon such execution, delivery, acceptance and recording, of such Assignment and Acceptance Agreement, (i) the assignee thereunder shall be a party hereto and all other Loan Documents executed by the Banks and, to the extent provided in such assignment, have the rights and obligations of a Bank hereunder, and (ii) the assigning Bank shall, to the extent provided in such assignment and upon payment to the Agent of the registration fee referred to in §18.2, be released from its obligations under this Agreement.  In connection with each assignment, the assignee shall represent and warrant to the Agent, the assignor and each other Bank as to whether such assignee is controlling, controlled by, under common control with or is not otherwise free from influence or control by, the Borrower, the Guarantors or any of their respective Subsidiaries or Affiliates.  Upon any such assignment, the Agent may unilaterally amend Schedule 1 to reflect any such assignment.  Furthermore, in connection with the syndication of the Loan by Agent and Lead Arranger, Borrower agrees to assist Agent and Lead Arranger actively in achieving a timely syndication that is reasonably satisfactory to Agent and Lead Arranger, such assistance to include, among other things, (i) direct contact during the syndication between Borrower’s senior officers, representatives and advisors, on the one hand, and prospective Banks, on the other hand at such times and places as Agent and Lead Arranger may reasonably request, (ii) providing to Agent and Lead Arranger all financial and other information with respect to Borrower and the transactions contemplated hereunder that Agent and Lead Arranger may reasonably request, including but not limited to financial projections relating to the foregoing, and (iii) assistance in the preparation of a confidential information memorandum and other marketing materials to be used in connection with the syndication.

§18.2      Register.  The Agent, for itself and on behalf of Borrower, shall maintain a copy of each assignment delivered to it and a register or similar list (the “Register”) for the recordation of the names and addresses of the Banks and the Commitment Percentages of, and principal amount of the Loans owing to the Banks from time to time.  The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Agent and the Banks may treat each Person whose name is recorded in the Register as a Bank hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Borrower and the Banks at any reasonable time and from time to time upon reasonable prior notice.  Upon each such recordation, the assigning Bank agrees to pay to the Agent a registration fee in the sum of $3,500.

§18.3      New Notes.  Upon its receipt of an Assignment and Acceptance Agreement executed by the parties to such assignment, together with each Note subject to such assignment, the Agent shall (a) record the information contained therein in the Register, and (b) give prompt notice thereof to the Borrower and the Banks (other than the assigning Bank).  Within five (5) Business Days after receipt of such notice, the Borrower, at its own expense, shall execute and deliver to the Agent, in exchange for each surrendered Note, a new Note to the order of such assignee in an amount equal to the amount assumed by such assignee pursuant to such Assignment and Acceptance Agreement and, if the assigning Bank has retained some portion of its obligations hereunder, a new Note to the order of the assigning Bank in an amount equal to the amount retained by it hereunder.  Such new Notes shall provide that they are replacements for the surrendered Notes, shall be in an aggregate principal amount equal to the aggregate principal amount of the surrendered Notes, shall be dated the effective date of such assignment and shall otherwise be in substantially the form of the assigned Notes.  The surrendered Notes shall be canceled and returned to the Borrower.

§18.4      Participations.  Each Bank may sell participations to one or more banks or other entities in all or a portion of such Bank’s rights and obligations under this Agreement and the other Loan Documents; provided that (a) the Agent and, provided no Event of Default shall have occurred and be continuing, the Borrower shall have given its prior written consent to such participant, which consent shall not be unreasonably withheld, conditioned or delayed, (b) any such sale or participation shall not affect the rights and duties of the selling Bank hereunder to the Borrower, (c) such participation shall not entitle such participant to any rights or privileges under this Agreement or any Loan Documents, including without limitation, the right to approve waivers, amendments or modifications, (d) such participant shall have no direct rights against the Borrower or Guarantors except the rights granted to the Banks pursuant to §13, (e) such sale is effected in accordance with all applicable laws, and (f) such participant shall not be a Person controlling, controlled by or under common control with, or which is not otherwise free from influence or control by the Borrower, the Guarantors or any of their respective Subsidiaries or Affiliates.  Any Bank which sells a participation shall promptly notify the Agent and the Borrower of such sale and the identity of the purchaser of such interest.

§18.5      Pledge by Bank.  Any Bank may at any time pledge all or any portion of its interest and rights under this Agreement (including all or any portion of its Note) to any of the twelve Federal Reserve Banks organized under §4 of the Federal Reserve Act, 12 U.S.C. §341 or, with Agent’s prior written approval, to another Person.  No such pledge or the enforcement thereof shall release the pledgor Bank from its obligations hereunder or under any of the other Loan Documents and no such pledge shall have the effect of transferring any voting rights such Bank may have hereunder or under any other Loan Documents.

§18.6      No Assignment by Borrower.  The Borrower shall not assign or transfer any of its rights or obligations under any of the Loan Documents without the prior written consent of each of the Banks.

§18.7      Disclosure.  Borrower agrees to promptly cooperate with any Bank in connection with any proposed assignment or participation of all or any portion of its Commitment.  The Borrower agrees that in addition to disclosures made in accordance with standard banking practices any Bank may disclose, subject to the terms of this §18.7, information obtained by such Bank pursuant to this Agreement to assignees or participants and potential assignees or participants hereunder.  Each Bank agrees for itself that it shall use reasonable efforts in accordance with its customary procedures to hold confidential all non-public information obtained from GKK, Borrower or any other Guarantor that has been identified in writing as confidential by any of them, and shall use reasonable efforts in accordance with its customary procedures to not disclose such information to any other Person, it being understood and agreed that, notwithstanding the foregoing, a Bank may make (a) disclosures to its participants (provided such Persons are advised of the provisions of this §18.7), (b) disclosures to its directors, officers, employees, Affiliates, accountants, appraisers, legal counsel and other professional advisors of such Bank (provided that such Persons who are not employees of such Bank are advised of the provision of this §18.7), (c) disclosures customarily provided or reasonably required by any potential or actual bona fide assignee, transferee or participant or their respective directors, officers, employees, Affiliates, accountants, appraisers, legal counsel and other professional advisors in connection with a potential or actual assignment or transfer by such Bank of any Loans or any participations therein (provided such Persons are advised of the provisions of this §18.7), (d) disclosures to bank regulatory authorities or self-regulatory bodies with jurisdiction over such Bank, or (e) disclosures required or requested by any other governmental authority or representative thereof or pursuant to legal process; provided that, unless specifically prohibited by applicable law or court order, each Bank shall notify Borrower of any request by any governmental authority or representative thereof prior to disclosure (other than any such request in connection with any examination of such Bank by such government authority) for disclosure of any such non-public information prior to disclosure of such information.  In addition, each Bank may make disclosure of such information to any contractual counterparty in swap agreements or such contractual counterparty’s professional advisors (so long as such contractual counterparty or professional advisors agree to be bound by the provisions of this §18.7).  Non-public information shall not include any information which is or subsequently becomes publicly available other than as a result of a disclosure of such information by a Bank, or prior to the delivery to such Bank is within the possession of such Bank if such information is not known by such Bank to be subject to another confidentiality agreement with or other obligations of secrecy to GKK, the Borrower or the other Guarantors, or is disclosed with the prior approval of Borrower.  Nothing herein shall prohibit the disclosure of non-public information to the extent necessary to enforce the Loan Documents.

§18.8      Title Agents.  The Titled Agents shall not have any additional rights or obligations under the Loan Documents, except for those rights, if any, as a Bank.

§18.9      Mandatory Assignment.  In the event Borrower requests that certain amendments, modifications or waivers be made to this Agreement or any of the other Loan Documents which request is approved by Agent but is not approved by one or more of the Banks (any such non-consenting Bank shall hereafter be referred to as the “Non-Consenting Bank”), then, within thirty (30) days after Borrower’s receipt of notice of such disapproval by such Non-Consenting Bank, Borrower shall have the right as to such Non-Consenting Bank, to be exercised by delivery of written notice delivered to the Agent and the Non-Consenting Bank within thirty (30) days of receipt of such notice, to elect to cause the Non-Consenting Bank to transfer its entire Commitment.  The Agent shall promptly notify the remaining Banks that each of such Banks shall have the right, but not the obligation, to acquire a portion of the Commitment, pro rata based upon their relevant Commitment Percentages, of the Non-Consenting Bank (or if any of such Banks does not elect to purchase its pro rata share, then to such remaining Banks in such proportion as approved by the Agent).  In the event that the Banks do not elect to acquire all of the Non-Consenting Bank’s Commitment, then the Agent shall endeavor to find a new Bank or Banks to acquire such remaining Commitment.  Upon any such purchase of the Commitment of the

Non-Consenting Bank, the Non-Consenting Bank’s interests in the Obligations and its rights hereunder and under the Loan Documents shall terminate at the date of purchase, and the Non-Consenting Bank shall promptly execute and deliver any and all documents reasonably requested by Agent to surrender and transfer such interest, including, without limitation, an Assignment and Acceptance Agreement and such Non-Consenting Bank’s original Note.  The purchase price to be paid by the acquiring Banks for the Non-Consenting Bank’s Commitment shall equal the principal owed to such Non-Consenting Bank, and the Borrower shall pay to such Non-Consenting Bank in addition thereto and as a condition to such sale any and all other amounts outstanding and owed by Borrower to the Non-Consenting Bank hereunder or under any of the other Loan Documents, including all accrued and unpaid interest or fees which would be owed to such Non-Consenting Bank hereunder or under any of the other Loan Documents if the Loans were to be repaid in full on the date of such purchase of the Non-Consenting Bank’s Commitment.

§19.        NOTICES.

Each notice, demand, election or request provided for or permitted to be given pursuant to this Agreement (hereinafter in this §19 referred to as “Notice”), but specifically excluding to the maximum extent permitted by law any notices of the institution or commencement of foreclosure proceedings, must be in writing and shall be deemed to have been properly given or served by personal delivery or by sending same by overnight courier or by depositing same in the United States Mail, postpaid and registered or certified, return receipt requested, or as expressly permitted herein, by telecopy and addressed as follows:

If to the Agent or KeyBank:

KeyBank National Association
1200 Abernathy Road, Suite 1550
Atlanta, Georgia 30328
Attn:  Tayven Hike
Telecopy No.:  (770) 510-2195

With a copy to:

McKenna Long & Aldridge LLP
5300 SunTrust Plaza
303 Peachtree Street
Atlanta, Georgia 30308
Attn:  William F. Timmons, Esq.
Telecopy No.:  (404) 527-4198

If to the Borrower:

GKK Capital LP
c/o GKK Manager LLC
420 Lexington Avenue
New York, New York 10170
Attn:  Robert R. Foley
Telecopy No.:  (212) 297-1090

With a copy to:

Gramercy Capital Corp.
420 Lexington Avenue
New York, New York 10170
Attn:  Andrew S. Levine
Telecopy No.:  (212) 216-1785

and to the extent required hereunder, to each other Bank a party hereto at the address for such party set forth on the signature page for such Bank, and to each other Bank which may hereafter become a party to this Agreement at such address as may be designated by such Bank.  Each Notice shall be effective upon being personally delivered or upon being sent by overnight courier or upon being deposited in the United States Mail as aforesaid, or if transmitted by facsimile, upon being sent and confirmation of receipt.  The time period in which a response to such Notice must be given or any action taken with respect thereto (if any), however, shall commence to run from the date of receipt if personally delivered or sent by overnight courier or facsimile (or if sent by facsimile, next Business Day if received after 5:00 p.m. (Atlanta time) or on a day that is not a Business Day), or if so deposited in the United States Mail, the earlier of three (3) Business Days following such deposit or the date of receipt as disclosed on the return receipt.  Rejection or other refusal to accept or the inability to deliver because of changed address for which no notice was given shall be deemed to be receipt of the Notice sent.  By giving at least fifteen (15) days prior Notice thereof, the Borrower, a Bank or Agent shall have the right from time to time and at any time during the term of this Agreement to change their respective addresses and each shall have the right to specify as its address any other address within the United States of America.

§20.        RELATIONSHIP.

NEITHER THE AGENT NOR ANY BANK HAS ANY FIDUCIARY RELATIONSHIP WITH OR FIDUCIARY DUTY TO THE BORROWER, THE GUARANTORS OR THEIR RESPECTIVE SUBSIDIARIES ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THEREUNDER, AND THE RELATIONSHIP BETWEEN EACH BANK AND THE BORROWER IS SOLELY THAT OF A LENDER AND BORROWER, AND NOTHING CONTAINED HEREIN OR IN ANY OF THE OTHER LOAN DOCUMENTS SHALL IN ANY MANNER BE CONSTRUED AS MAKING THE PARTIES HERETO PARTNERS, JOINT VENTURERS OR ANY OTHER RELATIONSHIP OTHER THAN LENDER AND BORROWER.

§21.        GOVERNING LAW: CONSENT TO JURISDICTION AND SERVICE.

THIS AGREEMENT AND EACH OF THE OTHER LOAN DOCUMENTS ARE CONTRACTS UNDER THE LAWS OF THE STATE OF NEW YORK AND SHALL, PURSUANT TO NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1401, FOR ALL PURPOSES BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF SUCH STATE.  THE BORROWER AND GUARANTORS AGREE THAT ANY SUIT FOR THE ENFORCEMENT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR ANY FEDERAL COURT SITTING THEREIN AND CONSENT TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURT AND THE SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON THE BORROWER OR GUARANTORS BY MAIL AT THE ADDRESS SPECIFIED IN §19.  NOTHING CONTAINED HEREIN, HOWEVER, SHALL PREVENT AGENT OR ANY BANK FROM BRINGING ANY SUIT, ACTION OR PROCEEDING OR EXERCISING ANY RIGHTS UNDER THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS WITHIN ANY OTHER STATE.  EACH OF THE BORROWER AND

GUARANTORS HEREBY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT COURT.

§22.        HEADINGS.

The captions in this Agreement are for convenience of reference only and shall not define or limit the provisions hereof.

§23.        COUNTERPARTS.

This Agreement and any amendment hereof may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, and all of which together shall constitute one instrument.  In proving this Agreement it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.

§24.        ENTIRE AGREEMENT, ETC.

The Loan Documents and any other documents executed in connection herewith or therewith express the entire understanding of the parties with respect to the transactions contemplated hereby.  Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated, except as provided in §27.

§25.        WAIVER OF JURY TRIAL AND CERTAIN DAMAGE CLAIMS.

EACH OF THE BORROWER, THE GUARANTORS, THE AGENT AND THE BANKS HEREBY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, ANY NOTE OR ANY OF THE OTHER LOAN DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS.  EXCEPT TO THE EXTENT EXPRESSLY PROHIBITED BY LAW, THE BORROWER AND THE GUARANTORS EACH HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES.  THE BORROWER AND THE GUARANTORS EACH (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY BANK OR THE AGENT HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH BANK OR THE AGENT WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (B) ACKNOWLEDGES THAT THE AGENT AND THE BANKS HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS TO WHICH THEY ARE PARTIES BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS CONTAINED IN THIS §25.

§26.        DEALINGS WITH THE BORROWER OR THE GUARANTORS.

The Agent, the Banks and their affiliates may accept deposits from, extend credit to, invest in, act as trustee under indentures of, serve as financial advisor of, and generally engage in any kind of banking, trust or other business with the Borrower, the Guarantors and their respective Subsidiaries or any of their affiliates regardless of the capacity of the Agent or the Bank hereunder.  The Banks acknowledge that, pursuant to such activities, the Agent, a Bank or its affiliates may receive information regarding such Persons (including information that may be subject to confidentiality obligations in favor of such Person)

and acknowledge that the Agent or such Bank, as applicable, shall be under no obligation to provide such information to them.

§27.        CONSENTS, AMENDMENTS, WAIVERS, ETC.

Except as otherwise expressly provided in this Agreement, any consent or approval required or permitted by this Agreement may be given and any term of this Agreement or of any other instrument related hereto or mentioned herein may be amended, and the performance or observance by the Borrower or Guarantors of any terms of this Agreement or such other instrument or the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Majority Banks; provided that any modification or waiver of any covenant contained in §9 (or of any defined term used therein) shall require the written approval of the Required Banks.  Notwithstanding the foregoing, none of the following may occur without the written consent of each Bank:  a decrease in the rate of interest on the Notes; except as otherwise provided in this Agreement, a change in the Maturity Date of the Notes; an increase in the amount of the Commitments of the Banks except pursuant to §2.10 and §18.1; a forgiveness, reduction or waiver of the principal of any unpaid Loan or any interest thereon or fee payable under the Loan Documents (other than default interest); the postponement of any date fixed for any payment of principal of or interest or fees on the Loans; a decrease of the amount of any fee (other than late fees) payable to a Bank hereunder; the release of the Borrower, a Guarantor or the Collateral, except as otherwise permitted hereby or the other Loan Documents; a change in the manner of distribution of any payments to the Banks or the Agent; an amendment of the definition of Majority Banks, Required Banks or of any requirement for consent by all of the Banks; or an amendment of this §27.  The amount of the Agent’s fee and the provisions of §14 may not be amended without the written consent of the Agent.  There shall be no amendment, modification or waiver of any provision in the Loan Documents with respect to Swing Loans without the consent of the Swing Loan Bank, nor any amendment, modification or waiver of any provision in the Loan Documents with respect to Letters of Credit without the consent of the Issuing Lender.  The Borrower and the Guarantors each agree to enter into such modifications or amendments of this Agreement or the other Loan Documents as may be reasonably requested by KeyBank in connection with the acquisition by each Bank acquiring all or a portion of the Commitment, provided that no such amendment or modification materially affects or increases any of the obligations of the Borrower or the Guarantors hereunder.  No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon.  No course of dealing or delay or omission on the part of the Agent or any Bank in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto.  No notice to or demand upon the Borrower or Guarantors shall entitle the Borrower and Guarantors to other or further notice or demand in similar or other circumstances.

§28.        SEVERABILITY.

The provisions of this Agreement are severable, and if any one clause or provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction, and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Agreement in any jurisdiction.

§29.        TIME OF THE ESSENCE.

Time is of the essence with respect to each and every covenant, agreement and obligation of the Borrower and Guarantors under this Agreement and the other Loan Documents.

§30.        NO UNWRITTEN AGREEMENTS.

THE WRITTEN LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.  ANY ADDITIONAL TERMS OF THE AGREEMENT BETWEEN THE PARTIES ARE SET FORTH BELOW.

§31.        REPLACEMENT OF NOTES.

Upon receipt of evidence reasonably satisfactory to Borrower of the loss, theft, destruction or mutilation of any Note, and in the case of any such loss, theft or destruction, upon delivery of an indemnity agreement reasonably satisfactory to Borrower or, in the case of any such mutilation, upon surrender and cancellation of the applicable Note, Borrower will execute and deliver, in lieu thereof, a replacement Note, identical in form and substance to the applicable Note and dated as of the date of the applicable Note and upon such execution and delivery all references in the Loan Documents to such Note shall be deemed to refer to such replacement Note.

§32.        RIGHTS OF THIRD PARTIES.

This Agreement and the other Loan Documents are made and entered into for the sole protection and legal benefit of the Borrower, the Guarantors, the Banks and the Agent, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents.  All conditions to the performance of the obligations of the Agent and the Banks under this Agreement, including the obligation to make Loans and issue Letters of Credit, are imposed solely and exclusively for the benefit of the Agent and the Banks and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that the Agent and the Banks will refuse to make Loans or issue Letters of Credit in the absence of strict compliance with any or all thereof and no other Person shall, under any circumstances, be deemed to be a beneficiary of such conditions, any and all of which may be freely waived in whole or in part by the Agent and the Banks at any time if in their sole discretion they deem it desirable to do so.

§33.        PATRIOT ACT.

Each Bank and the Agent (for itself and not on behalf of any Bank) hereby notifies the Borrower and Guarantors that, pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies Borrower, the Guarantors and their respective Subsidiaries, which information includes names and addresses and other information that will allow such Bank or the Agent, as applicable, to identify Borrower, the Guarantors and their respective Subsidiaries in accordance with the Patriot Act.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the date first set forth above.

BORROWER:
GKK CAPITAL LP, a Delaware limited partnership

By:	Gramercy Capital Corp., a Maryland corporation, its sole general partner

By:
Name:
Title:

BANKS:

KEYBANK NATIONAL ASSOCIATION,
individually and as Agent

By:
Name:
Title:

KeyBank National Association 1200 Abernathy Road, Suite 1550 Atlanta, Georgia 30328 Attn: Tayven Hike Telecopy No.: (770) 510-2195

WELLS FARGO BANK, N.A.

By:
Name:
Title:

Wells Fargo Bank

40 W 57th Street

New York, NY 10019

Attn:  Joshua A. Barro

Telecopy No.:  (212) 581-0979